As filed with the Securities and Exchange Commission on October 16, 2017

Registration No. 333-220754

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1/A Amendment No. 1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARETEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4819	95-4557538
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

(646) 810-2182

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert H. Turner

Principal Executive Officer

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

(646) 810-2182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Darrin M. Ocasio, Esq. Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 (212) 930-9700	Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street NW Suite 700 Washington, D.C. 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) $	Amount of Registration Fee(2) $
Common stock, par value $0.00001 per share (3)	13,800,000	$1,718.10
Representative’s common stock purchase warrants(4)	-	-
Common stock underlying Representative’s warrants (5)	750,000	$93.38
Total	$14,550,000	$1,811.48	(6)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares that may be issued upon exercise of the underwriter’s overallotment option, if any.

(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents the maximum aggregate offering price of the shares of common stock underlying the warrants issuable to the underwriter, which is equal to 5% of the securities sold in this offering, at an exercise price equal to 125% of the public offering price per security issued in the offering.

(6)	$1,390.80 of such amount previously paid. $420.68 paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 16, 2017

10,000,000 Shares of common stock

This is a firm commitment offering of 10,000,000 shares of common stock of Pareteum Corporation.

Our common stock is quoted on The NYSE American under the symbol “TEUM”. On October 13, 2017, the closing bid price of our common stock on The NYSE American was $1.20 per share.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 7 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	The underwriter will receive compensation in addition to the underwriting discount listed above. See “Underwriting” beginning on page 7 of this prospectus for a description of the compensation payable to the underwriter.

(2)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $ .

We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to      additional shares of common stock from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver the shares against payment therefor on or about         , 2017.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is ______  , 2017

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You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus before making an investment decision.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Pareteum Corp., and its subsidiaries where appropriate, on a consolidated basis.

Business Overview

Pareteum Vision

We believe that every person, and everything, should be connected, and will be connected if our customers and users wish to be connected.

The way we connect every person, and everything, is by being the company which can connect to all networks in the Cloud, on all layers of the software development stack (OSI 7-layer model).

We achieve this by delivering our Mobility, Messaging and Security Cloud Service Platforms which enable:

Mobile Carriers, MNOs & MVNOs (mobile (virtual) network operators) to enter the Cloud-computing era, with a pay-as-you-grow business; to connect more people, in more creative and value-driven ways.

Enterprises can connect their customers, their employees, their assets and derive more value from them.

IoT (Internet of Things) Devices can connect to each other, and give control, with informational value, to their owners.

Pareteum Solution

Pareteum has developed a Communications Cloud Services Platform, providing (i) Mobility, (ii) Messaging and (iii) Security services and applications, with a Single-Sign-On, Application Program Interfaces (“APIs”) and software development suite:

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Our solution has proven itself globally against much larger competitors and is installed in multiple companies in diverse countries around the world ranging from small service providers to one of the world’s largest telecoms companies, Vodafone, based in Europe. We had more than 1,100,000 active subscribers on our platforms as of December 31, 2016.

The market and our customers tell us that they need to find ways to reduce cost, they want to find ways to increase their revenues, and they want to scale and grow their business, and all consider Cloud capabilities as a vital means to achieve these goals. As we’ve listened to our customers and understood the business goals that they have, we believe Pareteum is well placed to help them achieve these goals, drive value for customers and ultimately value for our own business.

We have designed a solution that solves these problems. Each of these three platforms - mobility, messaging and security - can be marketed and deployed independently, or they can be delivered as a single, integrated Cloud Service Platform, as illustrated in the figure above.

The Pareteum platform hosts integrated IT/Back Office and Core Network functionality for mobile network operators, and for enterprises implement and leverage mobile communications solutions on a fully outsourced SaaS (Software as a Service), PaaS (Platform as a Service) and/or IaaS (Infrastructure as a Service) basis: made available either as an on-premise solution or as a fully hosted service in the Cloud depending on the needs of our customers. Pareteum also delivers an Operational Support System, or OSS, for channel partners, with APIs for integration with third party systems, workflows for complex application orchestration, customer support with branded portals and plug-ins for a multitude of other applications. These features facilitate and improve the ability of our channel partners to provide support and to drive sales.

Our integrated (or modular) Cloud Platform solution includes, more specifically, functionality such as service design and control, Intelligent Networking, subscriber provisioning, messaging, switching, real-time dynamic rating and pre- or post-paid charging and billing, call center and customer care support, reporting, self-care web portal environments, change management in active systems, SIM Management, (Data) Session Control Management, Voucher Management, Mobile Marketing systems, (Mobile) Payment Systems, Real Time Credit Checking Systems, Interactive Voice Response Systems, Voicemail Systems, Trouble Ticketing Systems, Device Management Systems, Mass Customer Migrations, life cycle management, database hardware and software, large scale real-time processing, and integrating, provisioning, all the while managing and maintaining specific core network components.

Reverse Stock Split

On February 27, 2017, we affected a 1-for-25 reverse split of our common stock. All warrant, option, share and per share information in this prospectus supplement gives retroactive effect for a 1-for-25 reverse split. All numbers in this prospectus gives effect to all financial information as if the reverse split had occurred on the date reported, except as otherwise noted.

Recent Developments

On October 16, 2017, the Company entered into a Strategic Alliance Agreement (the “Strategic Alliance Agreement”) with Artilium plc, a public limited company incorporated under the laws of England and Wales (“ARTA”) for the mutual pursuit of joint commercial opportunities. Pursuant to the Strategic Alliance Agreement, the parties may enter into a contract to provide their technological solutions (the “Solutions”) to a customer (the “Project Agreement”). The Project Agreement shall stipulate, among other things: (i) which Party will take the lead in preparing and submitting any appropriate proposal, RFP and/or tender documentation; (ii) which Party will be the prime or principal contractor and which Party will take a joint or sub-contracting responsibility; (iii) which Party is responsible for which aspects of which of the Solutions or Project (in accordance with an Opportunity Registration Form, which is included as an Appendix to the Project Agreement); (iv) commercial and financial provisions (in accordance with the Commercial Framework and the Opportunity Registration Form, which are included as Appendices to the Project Agreement); (v) the standard terms and conditions of supply of Solutions to the customer; as well as, if applicable (vi) a price list of Solutions and other terms and conditions governing the same.

Pursuant to the Project Agreement, the parties shall submit a proposal in response to a customer’s Tender (the “Proposal”), which will define the parties’ respective rights and obligations during the submission of the Proposal to the customer. If the parties receive the contract award from such customer, the parties would be responsible for the Solutions in accordance with the Project Agreement and the Strategic Alliance Agreement.

In conjunction with the Strategic Alliance Agreement, on October 16, 2017, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with ARTA. Pursuant to the Exchange Agreement, ARTA agreed to issue and deliver to the Company an aggregate of 27,695,177 of its newly issued ordinary shares (the “ARTA Shares”), in exchange for 3,200,332 restricted shares of the Company’s common stock, par value $0.00001. The ARTA Shares issued to the Company will, upon issuance, constitute approximately 8% of ARTA’s issued and outstanding capital stock.

The closing of the transactions contemplated under the Exchange Agreement is subject to certain closing conditions, including the accuracy, in all material respects, when made and at the time of closing, of the representations and warranties of the parties contained in the Exchange Agreement.

Corporate Information

Our principal executive offices are located at 1185 Avenue of the Americas, 37th Floor, New York City, NY 10036. Our telephone number is (646) 810-2182. Our corporate website is http://www.pareteum.com. The information on our website is not a part of, or incorporated in, this prospectus.

Summary of the Offering

Securities offered by us	shares of common stock (assuming a public offering price of $ per share, the closing bid price of our common stock on The New York Stock Exchange on , 2017).

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Common stock outstanding after this offering	shares (assuming a public offering price of $ per share, the closing bid price of our common stock on The New York Stock Exchange on , 2017) ( shares if the underwriter’s over-allotment option is exercised in full).

Underwriters option to purchase additional shares

We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to       additional shares of common stock from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any.

Use of proceeds	We intend to use the net proceeds received from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Trading symbol	Our common stock is quoted on The NYSE American under the symbol “TEUM”.

The number of shares of common stock shown above to be outstanding after this offering is based on 19,620,819 shares outstanding as of October 16, 2017, and excludes as of that date:

● 3,277,281 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plans at a weighted-average exercise price of $ 3.995 per share;

● 6,561,733 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.67 per share;

● 3,500,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

Unless otherwise indicated, the information in this prospectus gives effect to the 1 for 25 reverse split of our common stock effected on February 27, 2017 and assumes no exercise by the underwriter of its overallotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table includes (i) summary consolidated statement of comprehensive loss for the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017 (unaudited) and 2016 (unaudited) and (ii) summary consolidated balance sheet as of June 30, 2017 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,		Six Months Ended June 30
	2016	2015	2017	2016
			(unaudited)
REVENUES	$12,855,811	$31,015,453	$6,034,118	$6,540,692

COST AND OPERATING EXPENSES
Cost of service (excluding depreciation and amortization)	3,658,667	5,926,291	1,787,590	2,104,427
Product development	3,543,590	4,543,492	558,206	2,098,902
Sales and marketing	1,340,959	2,633,958	690,282	887,673
General and administrative	11,708,151	11,649,914	3,856,226	5,680,885
Restructuring charges	1,638,049	1,254,598	588,106	-
Depreciation and amortization of intangibles assets	4,246,787	6,623,985	1,716,476	2,211,551
Impairment for assets held and used	850,985	2,681,407	-	-
Impairment of goodwill	3,228,930	-	-	-
Loss on sale of assets	1,542,374	-	-	-
Total cost and operating expenses	31,758,492	35,313,645	9,196,886	12,983,438

LOSS FROM OPERATIONS	(18,902,681)	(4,298,192)	(3,162,768)	(6,442,746)

OTHER INCOME (EXPENSE)
Interest income	112,169	106,028	94,036	50,547
Interest expense	(1,228,201)	(1,488,203)	(923,184)	(602,772)
Interest expense related to debt discount and conversion feature	(6,041,607)	(682,389)	(1,342,598)	(613,144)
Changes in derivative liabilities	(3,316,199)	299,948	1,920,881	659,936
(Loss) Gain on Extinguishment of Debt	(541,899)	2,475,799	463,345	-
Other income and (expense), net	(220,927)	(922,894)	470,476	112,560
Amortization of deferred financing costs	(1,267,073)	(513,557)	(222,623)	(282,295)
Total other (expense)	(12,503,737)	(725,268)	460,333	(675,168)

LOSS BEFORE PROVISION FOR INCOME TAXES	(31,406,418)	(5,023,460)	(2,702,435)	(7,117,914)
Provision (Benefit) for income taxes	38,286	(17,225)	(66,495)	19,107
NET LOSS	(31,444,704)	(5,006,235)	(2,635,940)	(7,137,021)

OTHER COMPREHENSIVE LOSS
Foreign currency translation gain (loss)	703,073	(2,662,843)	(10,651)	(4,264)
COMPREHENSIVE LOSS	$(30,741,631)	$(7,669,078)	$(2,646,591)	$(7,141,285)

Net loss per common share and equivalents – basic	$(4.67)	$(0.79)	$(0.24)	$(1.09)

Net loss per common share and equivalents – diluted	$(4.67)	$(0.79)	$(0.24)	$(1.09)

Weighted average shares outstanding during the period – basic	6,738,971	6,328,082	11,132,580	6,530,513

Weighted average shares outstanding during the period – diluted	6,738,971	6,328,082	11,132,580	6,530,513

June 30,
2017 (unaudited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$741,941
Restricted cash	699,661
Accounts receivable, net of an allowance for doubtful accounts of $91,897 at June 30, 2017 and $88,528 at December 31, 2016	249,279
Prepaid expenses and other current assets	680,708
Total current assets	2,371,589

NON-CURRENT ASSETS

OTHER ASSETS	80,103

NOTE RECEIVABLE	1,021,561

PROPERTY AND EQUIPMENT, NET	7,735,945

INTANGIBLE ASSETS, NET	353,656

TOTAL ASSETS	$11,562,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and customer deposits	$2,782,781
Obligations under capital leases (current portion)	-
Net billings in excess of revenues	562,682
Accrued expenses and other payables	4,967,568
Senior Secured Loan - Short Term	1,750,000
Total current liabilities	10,063,031

LONG TERM LIABILITIES
Derivative liabilities	-
Other long term liabilities	177,139
Unsecured Convertible Promissory Note (net of Debt Discount and Debt Issuance)	75,338
Senior Secured Loan - Long Term (net of Debt Discount, and Debt Issuance)	5,038,644
Non-current portion of net billings in excess of revenues	97,489
Total long term liabilities	5,388,610
Total liabilities	15,451,641

STOCKHOLDERS’ DEFICIT
Preferred Stock $0.00001 par value, 50,000,000 shares authorized, 58 and 249 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	384,503
Common Stock $0.00001 par value, 500,000,000 shares authorized, 13,271,355 and 8,376,267 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	290,540,444
Accumulated other comprehensive loss	(5,097,560)
Accumulated deficit	(289,716,174)
Total stockholders’ deficit	(3,888,787)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$11,562,854

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Business

We are subject to significant restrictive debt covenants, which limit our operating flexibility.

The Amended and Restated Credit Agreement dated December 27, 2016 (further amended March 6, 2017 and August 9, 2017) entered into by and between the Company and Atalaya Administrative LLC, as the administrative agent and collateral agent, and the lenders party thereto contains covenants which impose significant restrictions on the manner we and our subsidiaries operate, including (but not limited to) restrictions on the ability to:

•	create certain liens;
•	incur debt and/or guarantees;
•	enter into transactions other than on arm’s-length basis;
•	pay dividends or make certain distributions or payments;
•	engage, in relation to the Company, in any business activity or own assets or incur liabilities not authorized by the agreement;
•	sell certain kinds of assets;
•	impair any security interest on the assets serving as collateral for the notes issued under the agreement;
•	enter into any sale and leaseback transactions;
•	make certain investments or other types of restricted payments;
•	substantially change the nature of the Company’s or the group’s business;
•	designate unrestricted subsidiaries; and
•	effect mergers, consolidations or sale of assets.

These covenants could limit our ability to finance our future operations and our ability to pursue acquisitions and other business activities.

The substantial and continuing losses, and significant operating expenses incurred in the past few years may cause us to be unable to pursue all of our operational objectives if sufficient financing and/or additional cash from revenues is not realized. This raises doubt as to our ability to continue as a going concern.

We have incurred net losses of $2,635,940 and $7,137,021 for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017 and December 31, 2016, we had an accumulated deficit of $289,716,174 and $287,080,234, respectively.

Although we have previously been able to attract financing as needed, such financing may not continue to be available at all, or if available, on reasonable terms as required. Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to us or existing shareholders. If we are unable to secure additional financing, as circumstances require, or do not succeed in meeting our sales objectives, we may be required to change or significantly reduce our operations or ultimately may not be able to continue our operations. As a result of our historical net losses and cash flow deficits, and net capital deficiency, these conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

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The current economic climate, especially in Europe, may have an adverse effect in the markets in which we operate.

Much of our customers’ business is consumer driven, and to the extent there is a decline in consumer spending, our customers could experience a reduction in the demand for their services and consequently affect the demand for our services and a decrease in our revenues, net income and an increase in bad debts arising from non-payment of our trade receivables. The potential adverse effects of an economic downturn include:

•	reduced demand for services, resulting in increased price competition or deferrals of purchases, with lower revenues not fully compensated through reduced costs; risk of financial difficulties or failures among our suppliers;

•	increased demand for customer finance, difficulties in collection of accounts receivable and increased risk of counterparty default;

•	risk of impairment losses related to our intangible assets as a result of lower forecasted sales of certain products;

•	increased difficulties in forecasting sales and financial results as well as increased volatility in our reported results; and

•	end user demand could also be adversely affected by reduced consumer spending on technology, changed operator pricing, security breaches and trust issues.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have significant international operations in Europe, and to a lesser extent in the US, Middle East and elsewhere. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities on economically acceptable terms, or market services in international markets. In addition, operating in international markets generally involves additional risks, including unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity. Our ability to operate and grow our international operations successfully could be adversely impacted by these risks.

We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could adversely affect our business.

Our operations are subject to a broad range of complex and evolving laws and regulations. Because of our coverage in many countries, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our client agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our operating results and financial condition could be adversely affected.

We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our networks and our software solutions and require additional capital expenditures or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

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We may not be able to develop and successfully market our mobile telecommunications platform and services as planned.

Pareteum operates in an exceptionally competitive environment where there is continuous innovation and new development. We are required to be a top performer in over a dozen highly specialized domains to effectively compete with our competitors. Ongoing investments are required to stay ahead of the competition. The sales process for our platform and the deployment process may be complicated and very slow. We are highly dependent on convincing MNOs and MVNOs to believe that outsourcing their requirements to us is the most cost effective way to proceed. We are exposed to business risks associated with turnkey projects and the scalability of our service and support organization. Although our policy is to avoid or minimize risks, it cannot be ruled out that in certain cases events occur that may seriously impact us and our performance.

Some of ValidSoft’s security solutions are dependent on mobile operators for network data access. Home-routing is sometimes preventing us from capitalizing on our capability. It tends to be a slow process to enter into definitive contracts with mobile operators. In addition, it is difficult to obtain network data access which is slowing our ability to timely address current market opportunities. The current market perception about safeguarding privacy remains challenging. Both the regulatory regime and consumer awareness of privacy protection are developing very slowly.

Implementation and development of our software platform business depends on our ability to obtain adequate funding.

Our software platforms require ongoing funding to continue the current development and operational plans. Failure to obtain adequate financing will substantially delay our development, slow down current operations, result in loss of customers and adversely impact our results of operations.

Disruptions in our networks and infrastructure may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our systems are an integral part of our customers’ business operations. It is critical for our customers, that our systems provide a continued and uninterrupted performance. Customers may be dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our services.

We face the following risks to our networks, infrastructure and software applications:

•	our territory can have significant weather events which physically damage access lines;
•	power surges and outages, computer viruses or hacking, earthquakes, terrorism attacks, vandalism and software or hardware defects which are beyond our control; and
•	unusual spikes in demand or capacity limitations in our or our suppliers’ networks.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to broaden our solutions offerings as well as to increase the number of subscribers hosted on our platforms, volume of voice and data that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve margins, improve service quality and enhance our ability to introduce new products and services. Strategic acquisitions in desired markets play a part of our growth strategy, and we may pursue additional acquisitions in the future to further strengthen our strategic objectives. Acquisitions of businesses and customer lists involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

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Our revenue, earnings and profitability are affected by the length of our sales cycle, and a longer sales cycle could adversely affect our results of operations and financial condition.

Our business is directly affected by the length of our sales cycle and strategic mobile partnership cycles with MNOs and other large enterprises. Our software platforms, outsourced solutions and value added communication services are relatively complex and their purchase may involve a significant commitment of mostly human capital, with attendant delays frequently associated with the allocation of substantial human resources and procurement procedures within an organization. The purchase of these types of products typically also requires coordination and agreement across many departments within a potential customer. Delays associated with such timing factors could have a material adverse effect on our results of operations and financial condition. In periods of economic slowdown in the communications industry, which may recur in the current economic climate, our typical sales cycle may lengthen, which means that the average time between our initial contact with a prospective customer and the signing of a sales contract increases. The lengthening of our sales and strategic mobile partnership cycle could reduce growth in our revenue in the future.

Because most of our business is conducted outside the US, fluctuations in foreign currency exchange rates versus the US Dollar could adversely affect our (reported) results of operations.

Currently most of our net revenue, expenses and capital expenditures are derived and incurred from sales and operations outside the US, whereas the reporting currency for our consolidated financial statements is the US Dollar (“USD”). The local currency of each country is the functional currency for each of our respective entities operating in that country, where the Euro is the predominant currency. Considering the fact that most income and expenses are not subject to relevant exchange rate differences, it is only at a reporting level that the translation needs to be made to the reporting unit of USD. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the US, and changes in exchange rates have had and may continue to have a significant, and potentially distorting effect (either negative or positive) on the reported results of operations, not necessarily being the result of operations in real terms. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/Euro.

We historically have not engaged in hedging transactions since we primarily operate in same currency countries, currently being the Euro (“EUR”). However, the operations of affiliates and subsidiaries in non-US countries have been funded with investments and other advances denominated in foreign currencies and more recently in USD. Historically, such investments and advances have been long-term in nature, and we have accounted for any adjustments resulting from currency translation as a charge or credit to accumulate other comprehensive loss within the stockholders’ deficit section of our consolidated balance sheets. Although we have not engaged in hedging so far, we continue to assess on a regular basis the possible need for hedging.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and are likely to continue to cause significant pricing pressures that could adversely affect our net revenues, results of operations and financial condition.

Our services related to cloud-based communications software and information systems, outsourced solutions and value added communication services are subject to competitive pressure, and we expect competition to continue to increase. We compete with telecom solution providers, independent software and service providers and the in-house IT and network departments of communications companies as well as firms that provide IT services (including consulting, systems integration and managed services), software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services (such as Internet, land-line and mobile services, cable, satellite and service bureaus) and companies that offer software systems in combination with the sale of network equipment. Also, in this more fragmented market, larger players exist with associated advantages described earlier which we need to compete against.

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We believe that our ability to compete depends on a number of factors, including:

•	the development by others of software products that are competitive with our products and services, the price at which others offer competitive software and services,

•	the ability to make use of the networks of mobile network operators,

•	the technological changes of telecommunication operators affecting our ability to run services over their networks,

•	the ability of competitors to deliver projects at a level of quality that rivals our own,

•	the responsiveness of our competitors to customer needs, and

•	the ability of our competitors to hire, retain and motivate key personnel.

A number of our competitors have long operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties.

Our positioning in the marketplace as a smaller provider places a significant strain on our resources, and if not managed effectively, could result in operational inefficiencies and other difficulties.

Our positioning in the marketplace may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. To manage this position effectively, we must continue to implement and improve our operational and financial systems and controls, invest in development & engineering, critical systems and network infrastructure to maintain or improve our service quality levels, purchase and utilize other systems and solutions, and train and manage our employee base. As we proceed with our development, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, sales and marketing and administrative resources.

For instance, we may encounter delays or cost overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-US jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

The current restructuring and reorganization could result in significant disruption of our business and our relationships with our employees, suppliers and customers could be adversely affected.

In 2015 and particularly in 2016 we undertook significant restructuring and reorganization activities in order to improve operating efficiencies and reduce operating costs, including changes in our executive team and Board of Directors, or Board. Such activities may require significant efforts, including the integration, consolidation and rationalization of product development, sales and marketing efforts and general and administrative activities. These activities could result in the disruption of our business including relationships with employees, suppliers and customers, all of which could adversely affect our operating results. There can be no assurance that such activities would be successful or reduce operating costs.

We have recently experienced several changes in our management team and will need to re-align the organization and may need to recruit, hire and retain additional executive talent which may cause disruption in our business.

We recently had significant changes in executive leadership. In November 2015, Mr. Steven van der Velden resigned as Chairman and Chief Executive Officer. In connection with his resignation, Mr. Robert Hal Turner was appointed Executive Chairman, Mr. Gary Brandt was appointed as interim Chief Restructuring Officer and Mr. Armin Hessler as Chief Operating Officer. In January 2016, Mr. Martin Zuurbier resigned as Chief Technology Officer and Co-President Mobile Platform activities. Following the restructuring, Mr. Hessler resigned as COO in November 2016 and Mr. Brandt as CRO. In November 2016, Mr. Victor Bozzo was appointed Chief Executive Officer.

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In addition to the foregoing management changes, we commenced in the fourth quarter of 2015 a substantial restructuring and rationalization of our operations.

These changes and the short time interval in which they have occurred have been disruptive to our employees and business and may add to the risk of control failures, including a failure in the effective operation of our internal control over financial reporting or our disclosure controls and procedures. Additionally, it may take time to hire new executives and for the new management team to become sufficiently familiar with our business and each other to effectively develop and implement our business strategies. Accordingly, disruption to our organization as a result of executive management transition could have a material adverse effect on our business, financial condition and results of operations.

Changes to company strategy, which can often occur with the appointment of new executives, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult and tension can result from changes in strategy and management style. Management transition inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our results of operations and financial condition could suffer as a result. In addition, uncertainty regarding the timing or effectiveness of our management transition process may also harm our reputation and adversely affect the trading price of our common stock.

We must attract and retain skilled personnel. If we are unable to hire and retain technical sales and operational employees, our business could be harmed.

Our ability to manage our reorganization and growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We need software development specialists with in-depth knowledge of a blend of IT and telecommunications or with a blend of security and telecom. We intend to hire additional necessary employees, including software engineers, communication engineers, project managers, sales consultants, employees and operational employees, on a permanent basis. The competition for qualified technical sales, technical, and managerial personnel in the communications and software industry is intense in the markets where we operate, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations. Volatility in the stock market and other factors could diminish our use, and the value, of our equity awards as incentives to employees, putting us at a competitive disadvantage or forcing us to use more cash compensation.

If we are not able to use and protect our intellectual property domestically and internationally, it could have a material adverse effect on our business.

Our ability to compete depends, in part, on our ability to use intellectual property internationally. We rely on a combination of patents, copyright, trade secrets and confidentiality, trademarks and licenses to protect our intellectual property. There is limited protection under patent law to protect the source codes we developed or acquired on our platform. The copyright and know-how protection may not be sufficient. Our granted patents and pending patent applications may be challenged. We are also subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. The telecommunications industry is subject to frequent litigation regarding patent and other intellectual property rights. We rely upon certain technology, including hardware and software, licensed from third parties. The technology licensed by us may not continue to provide competitive features and functionality. Licenses for technology currently used by us or other technology that we may seek to license in the future may not be available to us on commercially reasonable terms or at all.

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We are dependent on significant customers for our businesses and the loss of this customer could have an adverse effect on our business, results of operations and financial condition.

For the six months ended June 30, 2017, we had two significant customers that accounted for 95.7% of our revenue. Although no other customer accounted for greater than 10% of our net sales during this period, other customers may account for more than 10% of our net sales in future periods. The loss, or reduction in services to, this significant customer or other discontinuation of their relationship with us for any reason, or if either of this significant customer reduces or postpones purchases that we expect to receive, it could have an adverse impact on our business, results of operations and financial condition.

Our success depends on our continued investment in research and development, the level and effectiveness of which could reduce our profitability.

We intend to continue to make investments in research and development and product development in seeking to sustain and improve our competitive position and meet our customers’ needs. These investments currently include streamlining our suite of software functionalities, including modularization and improving scalability of our integrated solutions. To maintain our competitive position, we may need to increase our research and development investment, which could reduce our profitability and cash flows. In addition, we cannot assure you that we will achieve a return on these investments, nor can we assure you that these investments will improve our competitive position or meet our customers’ needs.

Product defects or software errors could adversely affect our business.

Design defects or software errors may cause delays in product introductions and project implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software systems are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Because our products are generally used by our customers to perform critical business functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our products, and may result in financial or other damages to our customers, for which we may be held responsible. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Our insurance coverage is not sufficient to protect against all possible liability for defects or software errors. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and the financial condition.

Risks Related to Our Industry

Changes in the regulation of the telecommunications industry could adversely affect our business, revenue or cash flow.

We operate in a heavily regulated industry. As a provider of communications technology, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Certain European, foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

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There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

The market for communications services is highly competitive and fragmented, and we expect competition to continue to increase.

We compete with independent software and service providers and with the in-house IT and network departments of communications companies. Our main competitors include firms that provide communications services and IT services (including consulting, systems integration and managed services), software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services (such as Internet, wire line and wireless services, cable, satellite and service bureaus) and network equipment providers that offer software systems in combination with the sale of network equipment. We also compete with companies that provide digital commerce software and solutions.

The telecommunications industry is rapidly changing, and if we are not able to adjust our strategy and resources effectively in the future to meet changing market conditions, we may not be able to compete effectively.

The telecommunications industry is changing rapidly due to deregulation, privatization, consolidation, technological improvements, availability of alternative services such as mobile, broadband, DSL, Internet, VOIP, and wireless DSL through use of the fixed wireless spectrum, and the globalization of the world’s economies. In addition, alternative services to traditional land-line services, such as mobile, broadband, Internet and VOIP services, have shown a competitive threat to our legacy land-line traffic business. If we do not continue to invest and exploit our contemplated plan of development of our communications information systems, outsourced solutions and value added communication services to meet changing market conditions, or if we do not have adequate resources, we may not be able to compete effectively in providing technology solutions to our customers. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to anticipate, assess and adapt to rapid technological changes, and offer, on a timely and cost-effective basis, services including the bundling of multiple services into our technology platforms that meet evolving industry standards. If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms, our financial results may be materially and adversely affected.

If we are not able to operate a cost-effective network, we may not be able to grow our business successfully.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network and to provide local, broadband Internet and mobile services.

Risks Related to Our Capital Stock

Our stock price has in the past not met, and may in the future not meet, the minimum bid price for continued listing on the NYSE MKT. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from the NYSE MKT.

We received a deficiency letter from the NYSE MKT on December 6, 2016, indicating that our securities had been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), our continued listing on the NYSE MKT was predicated on our effecting a reverse split or otherwise demonstrating sustained price improvement. This notice was in addition to a prior notice we received from NYSE MKT on May 26, 2016, as previously disclosed on a Current Report on Form 8-K we filed on June 2, 2016. The NYSE MKT indicated that we had an additional six months, or until June 6, 2017, to gain compliance with Section 1003(f)(v) of the Company Guide.

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On February 27, 2017, we completed a 1-for-25 reverse split of our issued and outstanding common stock. Although we believe we have regained compliance with Section 1003(f)(v) of the Company Guide, there can be no assurance that our common stock will continue to satisfy this rule. If we were to fail to comply with the Section 1003(f)(v) of the Company Guide again in the future and became subject to delisting, such delisting from NYSE MKT would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If we cannot meet the continued listing requirements of the NYSE MKT, and specifically the stockholders’ equity standards, the NYSE MKT may delist our common stock, which would have an adverse impact on the trading volume, liquidity and market price of our common stock.

On July 13, 2017, the Company received a notice from the NYSE MKT indicating that the Company is not currently in compliance with the NYSE MKT’s continued listing standards as set forth in Section 1003(a)(i), Section 1003(a)(ii), Section 1003(a)(iii), and Section 1003(a)(iv) of the Company Guide which denote the stockholder’s equity requirements listed companies must abide by. The NYSE MKT has reviewed the Company’s most recent updates and determined to extend the plan period for the Company to regain compliance with Section 1003(a)(iv) through November 27, 2017. The compliance date for Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) remain November 27, 2017, as was previously stated in the NYSE MKT’s notice dated January 5, 2017 and disclosed on a Current Report on Form 8-K filed by the Company on January 9, 2017.

If the Company is not in compliance with the continued listing standards of the Company Guide by November 27, 2017, the NYSE MKT could initiate delisting proceedings as appropriate. A delisting of our common stock from the NYSE MKT would negatively impact us because it would: (i) reduce the liquidity and market price of our common stock; (ii) reduce the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limit our ability to use a registration statement to offer and sell freely tradeable securities, thereby preventing us from accessing the public capital markets; and (iv) impair our ability to provide equity incentives to our employees.

We could issue additional common stock, which might dilute the book value of our capital stock.

Our Board of Directors has authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares of common stock. Any such stock issuance could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. In addition, in order to raise future capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances, if any, would dilute your percentage ownership interest in the company, thereby having the effect of reducing your influence on matters on which stockholders vote. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock. As a result, any such issuances or exercises would dilute your interest in the company and the per share book value of the common stock that you owned, either of which could negatively affect the trading price of our common stock and the value of your investment.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price.

Our stock experiences periods when it could be considered “thinly traded”. Financing transactions resulting in a large number of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place further downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Shares eligible for future sale may adversely affect the market for our common stock.

As of October 13, 2017, there are 3,277,281 options and 6,561,733 warrants to purchase shares of our common stock outstanding. All of the shares issuable from exercise have been registered and are freely traded. Options are exercisable at exercise prices between $1.00 and $9.85, the warrants are exercisable at exercise prices between $0.64 and $5.375. If and when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Such increase in our outstanding shares, and any sales of such shares, could have a material adverse effect on the market for our common stock and the market price of our common stock.

In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six month holding period: (i) affiliated stockholders (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided that we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

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Because certain principal stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of October 13, 2017, our four large shareholders: Corbin Mezzanine Fund I, L.P., Saffelberg Investments N.V., Mr. Bernard Moncarey and Artilium plc owned or controlled approximately 39.2% of our outstanding common stock. If those stockholders act together, they will have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with our common stock and do not intend to pay any dividends to common stockholders for the foreseeable future.

Risks Related to the Offering

You will experience immediate and substantial dilution.

Since the public offering price of the securities offered pursuant to this prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.  In addition, we may have issued options and warrants to acquire common stock at prices below the expected public offering price of the shares of common stock offered hereby, although no warrants at the present time are below the current offering price. To the extent outstanding options, warrants or other derivative securities are ultimately exercised or converted, or if we issue restricted stock to our employees under our equity incentive plans, there will be further dilution to investors who purchase shares in this offering.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience future dilution as a result of future equity offerings

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur.  In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

Fluctuations in the price of our common stock, including as a result of actual or anticipated sales of shares by stockholders, may make our common stock more difficult to resell.

The market price and trading volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions, but also to a change in sentiment in the market regarding the industry in which we operate, our operations, business prospects or liquidity or this offering. In addition to the risk factors discussed in our periodic reports and in this prospectus supplement, the price and volume volatility of our common stock may be affected by actual or anticipated sales of common stock by existing stockholders, including of shares purchased in this offering, whether in the market or in subsequent public offerings. Stock markets in general have experienced extreme volatility recently that has at times been unrelated to the operating performance of particular companies or industries. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating results. As a result, these fluctuations in the market price and trading volume of our common stock may make it difficult to predict the market price of our common stock in the future, cause the value of your investment to decline and make it more difficult to resell our common stock.

We are not currently paying dividends and will likely continue not paying cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future. While it is possible that we may declare a dividend, investors should not rely on such a possibility, nor should they rely on an investment in us if they require income generated from dividends paid on our capital stock. Any income derived from our common stock would only come from rise in the market price of our common stock, which is uncertain and unpredictable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

●Our need for additional capital to fund our operations;

●Our history of losses and our expectation of future losses;

●The clinical development of our product candidates and our expectations for the completion of associated clinical trials;

●Our expectations regarding the safety and efficacy of our product candidates;

●The expected costs of our clinical trials;

●Our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

●Our expectations regarding our ability to obtain regulatory approval for any of our product candidates and any requirements that may be imposed in connection with any regulatory approval we receive;

●Our plans to commercialize any product candidate that receives regulatory approval;

●Expectations regarding the willingness of doctors to use any approved product and the availability and amount of any third party reimbursement for such use;

●Our expectations regarding the cost and effect of ongoing regulatory oversight for any approved product;

●The effect of the loss of any of our executive officers, directors and principal consultants on our business;

●Our expectations regarding the ability of our clinical research organizations to properly oversee our clinical trials;

●Our expectations regarding the ability of our contract manufacturers to manufacture sufficient amounts of product candidates to satisfy our needs in accordance with cGMP, including the availability of raw materials and intermediates used to manufacture our product candidates;

●Our ability to obtain and enforce patents and other proprietary rights to our technology; and

●The performance by third party collaborators of their obligations under their agreements with us.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 7 of this prospectus.  We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $10,655,000, or approximately $12.3 million if the underwriter exercise its over-allotment option in full, assuming the sale of 10,000,000 shares of our common stock at an assumed public offering price of $1.20  per share, the closing bid price of our common stock on The New York Stock Exchange on October 13, 2017, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

A $0.25 increase (decrease) in the assumed public offering price of $1.20 per share would increase (decrease) the expected net proceeds of this offering by approximately $2.3 million, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A 100,000 increase (decrease) in the assumed number of shares of our common stock sold in this offering would increase (decrease) the expected net proceeds of this offering by approximately $0.1 million, assuming the assumed public offering price per share remains the same.

We intend to use the net proceeds received from this offering for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds.  Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Since December 5, 2011, our common stock was listed for quotation on the Exchange under the symbol “ETAK.” As of November 1, 2016, our common stock has begun trading under the symbol “TEUM” on the Exchange.  The following table sets forth the high and low closing prices per share for each quarterly period from March 31, 2016 through September 30, 2017 as quoted on the Exchange and published by www.nasdaq.com. These quotations reflect prices between dealers and do not include retail mark-ups, mark-downs or commissions and may not reasonably represent actual transactions.

	High	Low
2016
Quarter ended March 31, 2016	$6.99	$4.78
Quarter ended June 30, 2016	$5.75	$3.76
Quarter ended September 30, 2016	$4.75	$3.00
Quarter ended December 31, 2016	$5.25	$2.45

2017
Quarter ended March 31, 2017	$3.99	$0.85
Quarter ended June 30, 2017	$0.93	$0.50
Quarter ended September 30, 2017 (through September 25, 2017)	$1.76	$0.50

On October 13, 2017, the closing bid price of our common stock was $1.20.

As of October 13, 2017, there were 525 stockholders of record of our common stock.

Dividend Policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our Board of Directors.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on June 30, 2017, was approximately $11,209,198, or approximately $0.84 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of 10 million shares of common stock in this offering at an assumed public offering price of $1.20 per share (the closing bid price of our common stock on The New York Stock Exchange on October 13, 2017), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2017, would have been approximately $21.9 million, or approximately $0.94 per share. This represents an immediate increase in net tangible book value of approximately $0.10  per share to existing stockholders and an immediate dilution of approximately $0.26 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$1.20
Pro forma net tangible book value per share as of June 30, 2017	$0.84
Increase in net tangible book value per share attributable to this offering	0.10
Pro forma as adjusted net tangible book value per share after this offering	0.94
Dilution in pro forma net tangible book value per share to new investors		$0.26

A $0.25 increase in the assumed public offering price from $1.20 to $1.45 per share would increase our as adjusted net tangible book value after this offering by approximately $2.3 million, or approximately $0.20  per share, and increase the dilution to new investors by approximately $0.15 per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  A $0.25 decrease in the assumed public offering price from $1.20 to $0.95 per share would decrease our as adjusted net tangible book value after this offering by $2.3 million, or approximately $0.00 per share, and decrease the dilution per share to new investors by approximately $0.15 per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares set forth above. An increase (decrease) of 100,000 in the assumed number of shares of common stock sold in this offering would increase (decrease) our as adjusted net tangible book value after this offering by approximately $110,000 , or approximately $0.00  per share, and increase (decrease) the dilution per share to new investors by approximately $0.00  per share, assuming that the public offering price of $1.20 per share remains the same. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares of common stock that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase 1,500,000 additional shares in full at the assumed public offering price of $1.20 per share, the as adjusted net tangible book value of our common stock after this offering would be $0.95 per share, representing an immediate increase in net tangible book value of approximately $0.11 per share to existing stockholders and an immediate dilution of $0.25 per share to the investors in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

This table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 13,271,355 shares outstanding as of June 30, 2017, and excludes as of that date:

●1,118,656 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plans at a weighted-average exercise price of $9.99 per share;

●6,561,733 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.67 per share;

●308,124 shares of our common stock issuable upon conversion of outstanding shares of our Series A Preferred Stock and Series A-1 Preferred Stock;

●1,332,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017:

•	On an actual basis

•	On a pro-forma basis as adjusted to give effect to the receipt of $10,655,000 in net proceeds assuming the issuance of 10,000,000 shares of common stock in this offering at an assumed public offering price of $1.20 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds”, “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of June 30, 2017
	Reported	Pro-Forma As Adjusted for this Offering
Total Liabilities	$15,451,641	$15,451,641
Stockholders equity (deficit):
Preferred Stock $0.00001 par value, 50,000,000 shares authorized, 58 and 249 issued and outstanding as of June 30, 2017	$384,503	$384,503
Common stock, par value $0.00001; 500,000,000 shares authorized; 13,271,355 shares issued and outstanding as of June 30, 2017; 23,271,355 shares issued and outstanding “Pro Forma as Adjusted For This Offering”	290,540,444	301,205,444
Accumulated other comprehensive loss	(5,097,560)	(5,097,560)
Accumulated deficit	(289,716,174)	(289,716,174)
Total Pareteum Corporation Stockholders’ deficit	$(3,888,787)	$6,776,213

SELECTED CONSOLIDATED FINANCIAL DATA

The following table includes (i) consolidated statement of comprehensive loss for the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017 (unaudited) and 2016 (unaudited) and summary consolidated balance sheet data as of December 31, 2016 and 2015 and June 30, 2017 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes which are included elsewhere in this prospectus.  Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

Certain operating expenses in these financial statements have been reclassified to conform to the presentation in the current condensed consolidated financial statements. These reclassifications had no impact upon the previously reported net losses.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,		Six Months Ended June 30
	2016	2015	2017	2016
			(unaudited)
REVENUES	$12,855,811	$31,015,453	$6,034,118	$6,540,692

OPERATING EXPENSES	31,758,492	35,313,645	9,196,886	12,983,438

LOSS FROM OPERATIONS	(18,902,681)	(4,298,192)	(3,162,768)	(6,442,746)

OTHER INCOME (EXPENSE)
Interest income	112,169	106,028	94,036	50,547
Interest expense	(1,228,201)	(1,488,203)	(923,184)	(602,772)
Interest expense related to debt discount and conversion feature	(6,041,607)	(682,389)	(1,342,598)	(613,144)
Changes in derivative liabilities	(3,316,199)	299,948	1,920,881	659,936
(Loss) Gain on Extinguishment of Debt	(541,899)	2,475,799	463,345	-
Other income and (expense), net	(220,927)	(922,894)	470,476	112,560
Amortization of deferred financing costs	(1,267,073)	(513,557)	(222,623)	(282,295)
OTHER INCOME (EXPENSE)	(12,503,737)	(725,268)	460,333	(675,168)

LOSS BEFORE PROVISION FOR INCOME TAXES	(31,406,418)	(5,023,460)	(2,702,435)	(7,117,914)
Provision (Benefit) for income taxes	38,286	(17,225)	(66,495)	19,107
NET LOSS	(31,444,704)	(5,006,235)	(2,635,940)	(7,137,021)

OTHER COMPREHENSIVE LOSS
Foreign currency translation gain (loss)	703,073	(2,662,843)	(10,651)	(4,264)
COMPREHENSIVE LOSS	$(30,741,631)	$(7,669,078)	$(2,646,591)	$(7,141,285)

Net loss per common share and equivalents – basic	$(4.67)	$(0.79)	$(0.24)	$(1.09)

Net loss per common share and equivalents – diluted	$(4.67)	$(0.79)	$(0.24)	$(1.09)

Weighted average shares outstanding during the period – basic	6,738,971	6,328,082	11,132,580	6,530,513

Weighted average shares outstanding during the period – diluted	6,738,971	6,328,082	11,132,580	6,530,513

	December 31, 2016	December 31, 2015	June 30, 2017 (unaudited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$931,189	$369,250	$741,941
Financing receivable	-	272,425
Restricted cash	564,018	246,151	699,661
Accounts receivable	614,670	1,112,032	249,279
Prepaid expenses and other current assets	1,084,994	2,016,236	680,708
Total current assets	3,194,871	4,016,094	2,371,589

NON-CURRENT ASSETS

OTHER ASSETS	129,037	473,893	80,103

NOTE RECEIVABLE	1,012,603	-	1,021,561

PROPERTY AND EQUIPMENT, NET	8,708,778	13,051,375	7,735,945

INTANGIBLE ASSETS, NET	-	258,630	353,656

ASSETS HELD FOR SALE	-	4,564,972	-

GOODWILL	-	3,027,422	-

TOTAL ASSETS	$13,045,289	$25,392,386	$11,562,854

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and customer deposits	$2,316,768	$2,639,863	$2,782,781
Obligations under capital leases (current portion)	10,813	310,403	-
Net billings in excess of revenues	951,791	1,259,545	562,682
Accrued expenses and other payables	6,013,620	5,031,712	4,967,568
Senior Secured Loan - Short Term (Principal repayments coming 12 months)	4,000,000	5,580,277	1,750,000
Total current liabilities	13,292,992	14,821,800	10,063,031

LONG TERM LIABILITIES
Derivative liabilities	4,265,829	945,618	-
Non-current portion of obligation under capital leases	-	5,621
Other long term liabilities	192,980	260,290	177,139
Unsecured Convertible Promissory Note (net of Debt Discount and Debt Issuance)	821,048	238,829	75,338
Senior Secured Loan - Long Term (net of Debt Discount, Debt Issuance and Principal repayments coming 12 months)	3,715,662	-	5,038,644
Non-current portion of net billings in excess of revenues	121,309	1,066,687	97,489
Total long term liabilities	9,116,828	2,517,045	5,388,610

Total liabilities	22,409,820	17,338,845	15,451,641

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock $0.00001 par value	2,143,196	-	384,503
Common Stock $0.00001 par value	280,653,362	269,470,165	290,540,444
Accumulated other comprehensive loss	(5,086,902)	(5,789,975)	(5,097,560)
Accumulated deficit	(287,080,234)	(255,635,531)	(289,716,174
Pareteum Corporation stockholders’ (deficit) equity	(9,370,578)	8,044,659	(3,888,787)

NON-CONTROLLING INTEREST	6,047	8,882	-
Total stockholders’ (deficit) equity	(9,364,531)	8,053,541	(3,888,787)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$13,045,289	$25,392,386	$11,562,854

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” set forth on page 17 of this Prospectus, and see “Risk Factors” beginning on page 7 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Pareteum has developed a Communications Cloud Services Platform, providing (i) Mobility, (ii) Messaging and (iii) Security services and applications, with a Single-Sign-On, API and software development suite:

Our solution has proven itself globally against much larger competitors and is installed in multiple companies in diverse countries around the world ranging from small service providers to one of the world’s largest telecoms companies, Vodafone, based in Europe. We had more than 1,100,000 active subscribers on our platforms as of December 31, 2016.

The market and our customers tell us that they need to find ways to reduce cost, they want to find ways to increase their revenues, and they want to scale and grow their business, and all consider Cloud capabilities as a vital means to achieve these goals. As we’ve listened to our customers and understood the business goals that they have, we believe Pareteum is well placed to help them achieve these goals, drive value for customers, and ultimately value for our own business.

We have designed a solution that solves these problems. Each of these three platforms - mobility, messaging and security - can be marketed and deployed independently, or they can be delivered as a single, integrated Cloud Service Platform, as illustrated in the figure above.

The Pareteum platform hosts integrated IT/Back Office and Core Network functionality for mobile network operators, and for enterprises implement and leverage mobile communications solutions on a fully outsourced SaaS, PaaS and/or IaaS basis: made available either as an on-premise solution or as a fully hosted service in the Cloud depending on the needs of our customers. Pareteum also delivers an OSS for channel partners, with APIs for integration with third party systems, workflows for complex application orchestration, customer support with branded portals and plug-ins for a multitude of other applications. These features facilitate and improve the ability of our channel partners to provide support and to drive sales.

Our integrated (or modular) Cloud Platform solution includes, more specifically, functionality such as service design and control, Intelligent Networking, subscriber provisioning, messaging, switching, real-time dynamic rating and pre- or post-paid charging and billing, call center and customer care support, reporting, self-care web portal environments, change management in active systems, SIM Management, (Data) Session Control Management, Voucher Management, Mobile Marketing systems, (Mobile) Payment Systems, Real Time Credit Checking Systems, Interactive Voice Response Systems, Voicemail Systems, Trouble Ticketing Systems, Device Management Systems, Mass Customer Migrations, life cycle management, database hardware and software, large scale real-time processing, and integrating, provisioning, all the while managing and maintaining specific core network components.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this report.

The Company’s financial operations were influenced by several events that occurred through June 30, 2017:

•	the restructuring of Atalaya debt on March 6, 2017 and May 2, 2017;
•	25-1 reverse stock split;

•	the conversion of derivative debt;

•	a capital raise;

•	an extension was granted by the NYSE for compliance with the listing requirements;

•	new director appointment;

•	Joseph Gunnar warrant exercise; and

•	proposal for a new employee stock option plan

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles, or GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. We regularly evaluate our estimates and assumptions related to revenue recognition, rebates, allowances for doubtful accounts, sales returns and allowances, warranty reserves, inventory reserves, stock-based compensation expense, long-lived asset valuations, strategic investments, deferred income tax asset valuation allowances, uncertain tax positions, tax contingencies, self-insurance, restructuring costs, litigation and other loss contingencies. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between our estimates and the actual results, our future results of operations will be affected. There have been no material changes in any of our critical accounting policies and estimates during the three months ended June 30, 2017.

Comparison of six months ended June 30, 2017 and June 30, 2016.

Revenue

Revenue for the six months ended June 30, 2017, was $6,034,118, a $506,574 or 8% decrease, compared to $6,540,692 for the comparable six months in 2016. The lower revenues can partly be explained by the extinguishment of the former ValidSoft sales ($220,928), the restructured customer base in the Netherlands ($435,802) and ZAIN ($91,622) and off set against higher revenues for Vodafone $241,778.

	Six months ended
	2017	2016	Variance
Revenues	$6,034,118	$6,540,692	$(506,574)

Cost of Service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, costs of telecommunications service providers, network costs, data center costs, facility cost of hosting network and equipment and cost in providing resale arrangements with long distance service providers, cost of leasing transmission facilities, international gateway switches for voice, data transmission services, and the cost of professional services of staff directly related to the generation of revenues, consisting primarily of employee-related costs associated with these services, including share-based compensation and the cost of subcontractors. Cost of service excludes depreciation and amortization.

	Six months ended
	2017	2016	Variance
Revenues	$6,034,118	$6,540,692	$(506,574)
Cost of service	1,787,590	2,104,427	(316,837)
Margin	$4,246,528	$4,436,265	$(189,737)

Cost of service for the six-month period ended June 30, 2017 was $1,787,590, a decrease of $316,837 or 15%, compared to $2,104,427 for the six-month period in 2016. The main decrease in cost of service was the result of reductions in a combination of cash and non-cash stock based employee compensation ($57,394) and decreases in the cost of mobile bundled service business and network ($226,403).

Product Development

Product Development costs consist primarily of salaries and related expenses, including share-based expenses, of employees involved in the development of the Company’s services, which are expensed as incurred. Costs such as database architecture, and Pareteum BOSS & IN platform development and testing are included in this function.

Product development costs for the six-month periods ended June 30, 2017 and 2016 were $558,206 and $2,098,902, respectively, a decrease of $1,540,696 or 73%. The main decrease for the six-month period was the net result of decreased development costs in conjunction with the reduction in management and personnel expenses and non-cash stock based employee compensation in 2017 compared to 2016.

Sales and Marketing

Sales and Marketing expenses consist primarily of salaries and related expenses, including share-based expenses, for our sales and marketing staff, including commissions, payments to partners and marketing programs. Marketing programs consist of advertising, events, corporate communications and brand building.

Sales and marketing expenses for the six-month periods ended June 30, 2017 and 2016 were $690,282 and $887,673, respectively, a decrease of $197,391 or 22%. The main decrease was caused by reduced management, personnel expenses, non-cash stock based employee compensation and a decrease in marketing program costs.

General and Administrative

General and administrative expenses are our largest cost and consist primarily of overhead related salaries and expenses, including share-based compensation, for non-employee directors, finance and accounting, legal, internal audit and human resources personnel, legal costs, professional fees and other corporate expenses.

General and administrative expenses for the six-month period ended June 30, 2017 and 2016 were $3,856,226 and $5,680,885, respectively, a decrease of $1,824,659 or 32%. The decrease was mainly caused by reduced employee costs and non-cash stock based employee compensation as well as other General and administrative expenses.

Restructuring and Settlement costs

Restructuring and settlement costs for the six months ended June 30, 2017 and 2016 were $588,106 and $-0-. The Plan was completed in the third quarter of 2016. The Plan which commenced in the fourth quarter of 2015 was designed to align actual expenses and investments with current revenues as well as introduce new executive management. During the second quarter of 2017, there were certain severance accruals and payments as well as an arbitration award to TelSpace Holdings resulting in a charge of $380,311 in unpaid license fees, derivative work and tribunal costs.

Share-based compensation

Share-based compensation is comprised of:

•	the expensing of the options granted under the 2008 Plan to staff and management;

•	the expensing of the shares issued under the 2006 and 2008 Plans to contractors, directors and executive officers in lieu of cash compensation; and

•	the expensing of restricted shares issued for consultancy services.

For the six-month period ended June 30, 2017 and 2016, we recognized share-based compensation expense of $1,123,293 and $1,306,131, respectively, a decrease of $182,838 or 14%.

In the following table, we show the allocation of share-based compensation according to functions in the Consolidated Statement of Comprehensive Loss:

	June 30, 2017	June 30, 2016
Cost of service	$3,821	$80,070
Product Development	17,143	366,906
Sales and Marketing	66,565	91,687
General and Administrative	1,035,764	767,468
Total	$1,123,293	$1,306,131

Depreciation and Amortization

Depreciation and amortization expenses for the six-month period ended June 30, 2017 was $1,716,476, a decrease of $495,075 or 22%, compared to $2,211,551 for the same period in 2016. This decrease is primarily the result of the impairment for assets held and used in 2016 and the termination of the depreciation and amortization of the assets of ValidSoft.

Interest Income and Expense

Interest income for the six-month periods ended June 30, 2017 and 2016, was $94,036 and $50,547, respectively, an increase of $43,489 or 86%. Interest income mainly consists of interest accrued for the $1.0 million ValidSoft Promissory Note and interest charged to customers for extended payment terms.

Interest expense for the six-month periods ended June 30, 2017 and 2016, was $923,184 and $602,772, respectively, an increase of $320,412 or 53%. Higher levels of interest expense were the result of the increased outstanding Senior Secured Loan due to loan amendments during 2016 and the Unsecured Debt which started in mid 2016.

Interest Expense Related to Debt Discount Accretion

For the six months ended June 30, 2017 and 2016, interest expenses related to debt discount accretion were $1,342,598 and $613,144, respectively, an increase of $729,454 or 119%. This increase is mainly related to the accelerated amortization as a result of conversions into equity of the 9% Unsecured Subordinated Convertible Promissory Note and the principal repayment of $1.75 million of the outstanding Senior Secured Loan.

Amortization of Deferred Financing Costs

Amortization of Deferred Financing Costs for the six-month periods ended June 30, 2017 and 2016 was $222,623 and $282,295, respectively, a decrease of $59,672 or 21% as a result of the debt restructuring in 2017.

Changes in derivative liabilities

Changes in derivative liabilities for the six-month period ended June 30, 2017 was a gain of $1,920,881, an increase of $1,260,945 or 191%, compared to $659,936 for the same period in 2016.

Change in Fair Value of Conversion Feature

During the first quarter of 2017, the Company negotiated with all parties having a derivative instrument with conversion feature to eliminate any condition responsible for the need of derivative accounting. This resulted in the calculation of the fair value as per the agreement date of the elimination of such feature and the subsequent accounting for the allocation of the remaining liability value towards extinguishment of debt and change in fair value of the conversion feature.

Change in Fair Value of Warrant Liabilities

During the first quarter of 2017, the Company negotiated with all parties having a derivative warrant to eliminate any condition (mainly caused by anti-dilution protection conditions) responsible for the need of the subsequent derivative accounting. This resulted in the calculation of the fair value as per the agreement date of the elimination of such condition and the subsequent accounting for the allocation of the remaining liability value towards change in fair value of the warrant liability.

The fair market value of the more complex conversion feature and warrant liability was determined by a third-party valuation expert using a Monte-Carlo Simulation model.

Gain on extinguishment of debt

Gain on extinguishment of debt for the six-month periods ended June 30, 2017 and 2016 were $463,345 and $-0-, respectively. The gain in 2017 is the result of the conversions of the 9% Unsecured Subordinated Convertible Promissory Notes which were executed in the first quarter.

Other Income, net

Other income & (expense) for the six-month periods ended June 30, 2017 and 2016 is income of $470,476 and $112,560 representing mainly the unrealized exchange rate gain mainly related to the Senior Secured Loan against the primary functional currency (EURO) of the company.

Provision (Benefit) Income taxes

Income tax provision for the six-month period ended June 30, 2017 was a benefit of $66,495, compared to an income tax provision of $19,107 for the same period in 2016.

Net Loss

Net loss for the six-month period ended June 30, 2017, was $2,635,940, a decrease of $4,501,081 or 63%, compared to the loss of $7,137,021 for the same period in 2016. The decrease in Net Loss was primarily caused by the restructuring measures, executed in 2016, that significantly lowered cost and operating expenses.

Other Comprehensive (Loss) Income

We record foreign currency translation gains and losses as other comprehensive income or loss, which amounted to a loss of $10,651 and a loss of 4,264 for the six-month periods ended June 30, 2017 and 2016, respectively. This change is primarily attributable to the translation effect resulting from the fluctuations in the USD/Euro exchange rates.

Liquidity and Capital Resources

As reflected in the accompanying consolidated financial statements, the Company reported net (loss) of $(2,635,940) for the period ended June 30, 2017 and had an accumulated deficit of $(289,716,174) as of June 30, 2017.

The cash balance including restricted cash of the Company at June 30, 2017 was $1,441,602.

Although we have previously been able to attract financing as needed, such financing may not continue to be available at all, or if available, may not be on reasonable terms. Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to us or existing shareholders.

During the first six months of 2017, the Company has been able to improve the shareholders’ deficit to $(3,888,787) as of June 30, 2017 from $(9,364,531) as of December 31, 2017, primarily, as a result of raising capital through the sale of common stock and the restructuring of certain common stock equivalents. Additional capital could be raised during 2017 to cover working capital deficiencies and help to continue to improve the shareholders’ deficit.

If we are unable to secure additional financing, as circumstances require, or if we do not succeed in meeting our sales objectives, we may be required to change or significantly reduce our operations or ultimately may not be able to continue our operations. As a result of our historical net losses and cash flow deficits, and net capital deficiency, these conditions could raise substantial doubt as to the Company’s ability to continue as a going concern.

Operating activities

	June 30, 2017	June 30, 2016

Net loss	$(2,635,940)	$(7,137,021)
Adjustments to reconcile net loss to net cash used in operating activities:	2,030,359	3,360,885
	(1,740,767)	(3,776,136)

Changes in operating assets and liabilities:	(205,535)	2,405,333
Net cash used in operating activities	$(811,116)	$(1,370,803)

Net cash used in operating activities for the period ended June 30, 2017 was adjusted for depreciation and amortization (1,716,476)(loss), provision for doubtful accounts (6,378)(loss), stock based compensation ($1,123,293)(loss), change in fair value of warrant liability ($1,920,881)(gain), amortization of deferred financing costs ($222,623)(loss), interest relating to debt discount and conversion feature ($1,342,598)(loss) unrealized foreign currency gains ($470,476)(gain), Debt settled by issuance of shares ($473,692) and a gain on extinguishment of debt ($463,345)(gain) and furthermore impacted by the increase of accounts payable and customer deposits ($466,013) and the decrease of accounts receivable ($359,013), prepaid expenses, deposits and other assets ($444,262), net billings in excess of revenue and deferred revenue ($412,929) and accrued expenses and other payables ($1,061,893)

As a result of the above, cash used in operating activities was $811,116 for the six months ended June 30, 2017 compared to net cash used in operating activities of $1,370,803 for the six months ended June 30, 2016.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2017 was $332,630 compared to $1,329,611 in the same period in 2016. This change is mainly the result of the decrease in the purchases of property and equipment of $765,955 and the $450,000 of advance purchase payment on “Assets held for Sale” during the second quarter of 2016. The cash used in investing activities for the six months ended June 30, 2017 includes capitalized software development costs, property and equipment.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2017 and 2016 was $1,385,059 and $2,567,653, respectively, a decrease of $ 1,182,594.

Effect of exchange rates on cash and cash equivalents

Effect of exchange rates on cash and cash equivalents for the six-month period ended June 30, 2017 was $294,918, compared to $1,917 for the same period in 2016.

As a result of the above activities, for the six months ended June 30, 2017 and 2016, we had cash, cash equivalents and restricted cash of $1,441,602 and $484,557, respectively.

Off- Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have either a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors, nor we have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Comparison of Years Ended December 31, 2016 and 2015

Revenue

Revenue for the year ended December 31, 2016 was $12,855,811, a decrease of $18,159,642 or 59%, compared to $31,015,453 for the year ended December 31, 2015. This decrease was mainly the result of the accelerated recognition of deferred revenue caused by the termination of a contract with customer Iusacell in June 2015 of $11,571,458, decreases in the Company’s other mobile and security business revenue of $6,822,886 offset by a positive EUR vs. USD currency impact of $195,272.

In 2016, total billings were $11,772,475 of which $11,517,711 was recognized as revenue with the remainder of $254,764 deferred over the remaining contract period in accordance with ASC 605-25. In addition, $1,338,100 was released from the balance sheet line item Net billings in excess of revenues to revenue Total revenue for 2016 was therefore 12,855,811.

In 2015, the total billings were $21,262,228 and $19,443,995 was recognized in revenue with the remainder deferred over the remaining contract period in accordance with ASC 605-25.

Cost of Service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, costs of telecommunications service providers, network costs, data center costs, facility cost of hosting network and equipment and cost in providing resale arrangements with long distance service providers, cost of leasing transmission facilities, international gateway switches for voice, data transmission services, and the cost of professional services of staff directly related to the generation of revenues, consisting primarily of employee-related costs associated with these services, including share-based compensation and the cost of subcontractors. Cost of service excludes depreciation and amortization.

Cost of service for the twelve-month period ended December 31, 2016 was $3,658,667, a decrease of $ $2,267,624 or 38%, compared to $5,926,291 for the twelve-month period ended December 31, 2015. The negative impact of the EUR versus USD exchange rate in 2016 was $102,963.

The decrease in costs of $2,267,624 was related to a decrease in cost of mobile bundled service business and network of $1,236,915, decrease in cost of service related management & personnel expenses of $986,771 and a $43,938 reduction of non-cash related expenses.

Product Development

Product Development costs consist primarily of salaries and related expenses, including share-based expenses, of employees involved in the development of the Company’s services, which are expensed as incurred. Costs such as database architecture, and Pareteum BOSS &IN platform development and testing are included in this function.

Costs incurred during the application development stage of internal-use software projects, such as those used in the Company’s operations, are capitalized in accordance with the accounting guidance for costs of computer software developed for internal use. Capitalized costs are amortized on a straight-line basis. When assigning useful lives to internal-use software, the Company considers the effects of obsolescence, competition, technology, and other economic factors. During the twelve-month period ended December 31, 2016 and 2015, the Company capitalized $990,076 and $4,142,089, respectively. As a result of the ongoing restructuring measures, that also impacted the development department, the Company decided to suspend project capitalization during the third and fourth quarter of 2016.

Product development expenses for the twelve months ended December 31, 2016 and 2015 were $3,543,590 and $4,543,492, a decrease of $999,902 or 22%.

The net effect of the cost reductions in headcount of $4,101,426 along with the reduction in Non-cash compensation expense of $464,641 was offset by the requirement to expense costs that had previously been capitalized but whose projects were suspended or eliminated. That charge was $3,566,165. A lower EUR vs. USD exchange rate in 2016 negatively impacted the result by $49,132.

Sales and Marketing

Sales and Marketing expenses consist primarily of salaries and related expenses, including share-based expenses, for our sales and marketing staff, including commissions, payments to partners and marketing programs. Marketing programs consist of advertising, events, corporate communications and brand building.

Sales and Marketing expenses for the twelve months ended December 31, 2016 and 2015 were $1,340,959 and $2,633,958, respectively, a decrease of $1,292,999 or 49%. Included is the negative impact of the higher EUR versus USD exchange rate in 2015 of $74,210. The decrease included $568,983 attributable to decreased staffing, $483,880 attributable to non-cash related compensation expenses and $240,136 resulting from reduced third party PR and general marketing related expenses.

General and Administrative

General and administrative expenses are our largest cost and consist primarily of salaries and related expenses, including share-based compensation, for non-employee directors, finance and accounting, legal, internal audit and human resources personnel, legal costs, professional fees and other corporate expenses.

General and Administrative expenses for the twelve months ended December 31, 2016 and 2015 were $11,708,151 and $11,649,914, respectively, an increase of $58,237 being less than 1%. The negative impact of the EUR versus USD exchange rate in 2016 was $405,230.

General and administrative expenses increased by $58,237 as a result of increased stock based compensation of $1,328,180, General and Administrative related Management & Personnel expenses decreased by $130,071. Office rent, office supplies, travel and car expenses, local entity expenses, automation and communication, audit and accountancy, quality assurance, listing costs and other expenses decreased in total by $1,409,001. Corporate & local legal advice, investor relations and regulatory expenses increased in total by $525,883. Prior year adjustments, bad debt allowance, exchange rate expenses and other profit and losses decreased in total by $256,754.

Restructuring charges

Restructuring charges for the twelve months ended December 31, 2016 and 2015 were $1,638,049 and $1,254,598, an increase of $383,451 or 31%. The Plan was completed in the third quarter 2016. The Plan which commenced in the fourth quarter of 2015 was designed to align actual expenses and investments with current revenues as well as introduce new executive management.

Share-based compensation

Share-based compensation is comprised of:

•	the expensing of the options granted under the 2008 Plan to staff and management;
•	the expensing of the shares issued under the 2006 and 2008 Plans to the directors and executive officers in lieu of cash compensation;
•	the expensing of restricted shares issued for consultancy services.

For the years ended December 31, 2016 and 2015, we recognized share-based compensation expense of $3,897,437 and $3,481,908, respectively, an increase of $415,529 or 12%. In 2016 the Company granted various non-cash awards and incentives in order to make sure that key players and staff kept focused and motivated to make the reorganization a success, this resulted in a substantial higher share-based compensation for the full year 2016. Contrary compared to 2016, in 2015 certain executives and managers of the Company elected to participate in a stock in lieu of cash program in order to preserve cash for the Company, which was the main reason for the increased share based expensing in previous year.

In the following table we show the allocation of share-based compensation according to functions in the Consolidated Statement of Comprehensive Loss:

	2016	2015
Cost of service	$76,113	$120,051
Product Development	183,072	647,713
Sales and Marketing	157,428	641,308
General and Administrative	3,480,824	2,072,836
Total	$3,897,437	$3,481,908

Depreciation and Amortization

Depreciation and amortization expenses for the year ended December 31, 2016 was $4,246,787, a decrease of $2,377,198 or 36%, compared to $6,623,985 for the same period in 2015. Depreciation and amortization expenses adjusted for exchange rate effect decreased by $2,229,863. This decrease is primarily the result of the impairment for assets held and used and the termination of the depreciation and amortization of the Assets Held for Sale.

Impairment for assets held and used

In the Company’s review of the carrying amounts of its assets it was determined that following the impact of the recent restructuring on the current project list, $367,268 of certain assets classified under Construction in Progress and Intangible assets needed to be impaired. As the result of the termination of the Verizon contract the Telnicity LLC intangible assets that were acquired in January 2013 are impaired for a total amount of $139,069. In September 2016, we ceased our Bandung, Indonesia operations. The closing of the local entity resulted in an impairment loss of $344,648. The total impairment charge, recorded in 2016, is $850,985.

Impairment of goodwill

After the divestment of ValidSoft and renewed strategy the Company decided to impair the carrying value of goodwill related to ValidSoft. Following the restructuring and rationalization that commenced in the fourth quarter 2015 the Morodo and Telnicity related projects were cancelled and the related headcount phased out. As a result the Company decided to fully impair the carrying value of goodwill related to Morodo and Telnicity. Total impact of the impairment of goodwill was $3,228,930.

Loss on sale of assets

The sale of ValidSoft at the end of the third quarter for the price of $3.0 million was completed and the Company received $2.0 million in cash and a $1.0 million promissory note. The $2.0 million in cash was used to pay down part of the senior secured loan. The divestment of ValidSoft resulted in a net loss of $ 1,542,374. In connection with the sale, the Company wrote off $4,577,908 of assets held for sale as of June 30, 2016.

Interest Income and Expense

Interest income for the twelve-month periods ended December 31, 2016 and 2015 was $112,169 and $106,028, respectively. Interest income consists of interest received on bank balances and interest charged to customers for extended payment terms.

Interest expense for the twelve month periods ended December 31, 2016 and 2015, was $1,228,201 and $1,488,203, respectively, a decrease of $260,002 or 17%. The lower levels of interest expense were the result of repaying the high interest bearing credit facility and substituting the need for liquidity with the lower interest bearing 9% convertible notes.

Interest Expense Related to Debt Discount and Conversion Feature

For the twelve-month periods ended December 31, 2016 and 2015, interest expenses related to debt discount and conversion feature were $6,041,607 and $682,389, respectively, an increase of $5,359,218 or 785%.

The increase in the twelve-month periods ended December 31, 2016 compared to 2015 was mainly due to the amendment of the third party credit agreement with higher repayment conditions and additional warrants resulting in substantially higher charges compared to 2015.

Changes in Fair Value of Derivative liabilities

Change in Fair Value of Conversion Feature

In December 2015 and in the first quarter of 2016, we consummated twelve closings of our private placement offering, the 9% Unsecured Subordinated Convertible Promissory Note (“the Promissory Note”). The Promissory Note contains elements which require liability accounting for the conversion feature. We have calculated the fair market value for the conversion feature at issuance and performed a mark to market at each quarter-end which resulted in a cumulative change in fair value during the twelve month period of 2016, the variance of which amounted to a loss of $1,485,359 compared to the loss in 2015 of $44,804 were both accounted for through the profit and loss account during the respective years.

Change in Fair Value of Warrant Liabilities

The mark to market adjustment for the warrant liabilities can be broken down into the following origins.

The warrants issued as part of the offering of the 9% Unsecured Convertible Note resulting in a positive variance of $776,771 (gain) compared to a negative variance of $51,153 (loss) in 2015.

Warrants issued to the lender of the Amended and Restated Credit Agreement by and between the Company and Atalaya Administrative LLC, as the administrative agent and collateral agent (“Atalaya”), and the lenders party thereto resulting in a negative variance of $2,702,178 (loss) compared to $0 in 2015 as no position existed yet.

Warrants issued in relation to the “Saffelberg Note” for investing in a 9% Unsecured Convertible Notes resulting in a negative variance of $8,687 (loss) compared to $0 in 2015 as no position existed yet.

Fair value movements of warrants issued to fundraise agents resulted in a positive variance of $103,253.

The value of the more complex warrants was determined by a third-party valuation expert using a Monte-Carlo Simulation model.

Gain/(Loss) on extinguishment of debt

The loss of $541,899 in 2016 is caused by the $867,338 (loss) as a result of the extinguishment of debt entries relating to the amendment of the credit agreement with Atalaya, $343,519 (gain) is the result of the conversion of the 9% notes held by various noteholders and $18,080 (loss) as a result of the repayment in shares of the CRI loan which was paid as an advance for the acquisition of ValidSoft which was finally not effectuated.

The gain of $2,475,799 in 2015 is the result of the extinguishment of debt related to the Chong Hing Bank debt of our subsidiary Pareteum Ltd. in Hong Kong following the expiration of the statute of limitations in Hong Kong, as well as the verdict by California courts in 2011 that the Company was not liable as a successor in interest or otherwise, on the bank loans and overdraft account to Pareteum Ltd. The amounts released from the balance sheet were $433,480 (overdraft), $962,522 (loan payable) and $1,079,797 (accrued interest).

Other Income and (Expense)

Other income & (expense) for the twelve-month period ended December 31, 2016 was a loss of $220,927 compared to a loss of $922,894 for the twelve-month period ended December 31, 2015. As to 2016, the majority is caused by the unrealized exchange rate losses related to the exchange rate variances caused by the Atalaya Credit Agreement which is accounted for in the primary functional currency (EURO) of the company.

Amortization of Deferred Financing Costs

Amortization of debt issuance cost were $1,267,073 for the twelve-month period ended December 31, 2016, an increase of $753,516 or 147%, compared to $513,557 for the twelve-month period ended December 31, 2015.

Provision (Benefit) Income taxes

Income tax provision for the twelve-month periods ended December 31, 2016 was an income tax provision of $38,286, compared to an income tax benefit of $17,225 for the same period in 2015.

Net Loss

Net loss for the twelve months’ period ended December 31, 2016, was $31,444,704, an increase in loss of $26,438,469 or 528%, compared to the loss of $5,006,235 for the same period in 2015. This increase was mainly caused by the full release in 2015 of deferred revenue of $11,571,458 related to the termination of the contract with Iusacell as well as the net loss on sale of assets ($1,542,374), impairment of goodwill ($3,228,930), impairment for assets held and used of ($850,985), changes in derivative liabilities ($3,316,199) as well as the interest expense related to debt discount and conversion feature ($6,041,607).

Other Comprehensive (Loss) Income

We record foreign currency translation gains and losses as part of other comprehensive (loss) income, which amounted to a gain as of December 31, 2016 of $703,073, compared to a loss of $2,662,843 for the year ended December 31, 2015, an increase of $3,365,916 or 126%. This change is primarily attributable to the translation effect resulting from the substantial fluctuations in the USD/Euro exchange rates in the reporting period, since our balance sheets position are largely denominated in Euro and are translated on balance sheet date.

Liquidity and Capital Resources

As reflected in the accompanying consolidated financial statements, the Company reported net (loss) of $(31,444,704) and $(5,006,235) for the years ended 2016 and 2015, respectively, and had an accumulated deficit of $(287,080,234) as of December 31, 2016 and ($255,635,531) as of December 31, 2015.

The cash balance of the Company at December 31, 2016 was $ 931,189. Additional capital is required during the fourth quarter 2016 to cover working capital deficiencies. The incremental loan during the third quarter provided vital liquidity in the short term and the Company is pursuing additional capital.

Although the Company has previously been able to raise capital as needed, there can be no assurance that additional capital will be available at all, or if available, on reasonable terms. Further, the terms of such financing may be dilutive to our existing stockholders or otherwise on terms not favorable to us, or our existing stockholders. If we are unable to secure additional capital or unsuccessful in meeting our cash flow objectives or the Lender takes steps to call the loan before new capital is attracted, the Company will be materially and negatively impacted, and we may have to initiate cost reduction measures.

Operating activities

The net cash used in operating activities of $3,657,831 for the year ended December 31, 2016 compared to net cash provided by operating activities of $8,979,835 in 2015 decreased by $12,637,666. This increase in 2015 was largely the result of the termination settlement agreement with our customer Iusacell (decreasing accounts receivable) and our control of expenses and deferred payments to suppliers and vendors (increasing accounts payable and accrued expenses). The decrease in 2016 was largely the result of the disposition of Validsoft and continuing operating losses.

	2016	2015

Net loss	$(31,444,704)	$(5,006,235)
Adjustments to reconcile net loss to net cash used in operating activities:	25,065,690	12,400,001
	(6,379,014)	7,393,766

Changes in operating assets and liabilities:	2,721,183	1,586,069
Net cash (used in) provided by operating activities	$(3,657,831)	$8,979,835

Investing activities

Net cash provided by investing activities for year ended December 31, 2016 was $1,036,840 an increase of $8,746,812 or 113%, compared to $7,709,972 net cash used in investing activities in 2015. This change is the result of the decrease in the capitalization of product development costs totaling $3,152,013, decrease of lease installments $1,577,381 and less third party capital expenditures of $1,567,418. The proceeds of the sale of ValidSoft, included in the net cash provided by investing activities for the nine months ended September 30, 2016, was $2,000,000. During the first quarter of 2016 we received $450,000 of proceeds from the 9% Unsecured Subordinated Convertible Promissory Note and the of advance purchase payment on “Assets held for Sale.”

Financing activities

Net cash provided by financing activities for the year ended December 31, 2016 was $3,126,020, compared to net cash used in financing activities of $3,106,697 for the year ended December 31, 2015. See Notes 14 and 16 of the Financial Statements for more information.

As a result of the above activities, we had a cash and cash equivalents balance of $931,189 as of December 31, 2016 compared to $369,250 as of December 31, 2015, a net increase in cash and cash equivalents of $561,939.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which contains new accounting literature relating to how and when a company recognizes revenue. Under ASU 2017-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for the Company’s fiscal year beginning January 1, 2018, which reflects a one year deferral approved by the FASB in July 2015, and will be adopted by the Company from January 1, 2018.

ASU 2015-14 defers the effective date of ASU 2014-09 by one year for all entities and permits early adoption on a limited basis. For public entities, ASU 2014-09 is effective for fiscal years beginning after December 15, 2017, with early adoption permitted for fiscal years beginning after December 15, 2016, and is effective for interim periods in the year of adoption. We will adopt ASU 2014-09 on January 1, 2018 and we are evaluating the application of the modified or full retrospective transition methods on our ongoing financial reporting. As part of our evaluation, we are reviewing all our present revenue generating contracts. We will review our various revenue streams and their present categorization to determine the impact of ASU 2014-09 on our revenue recognition. The Company does not anticipate that the ASU will materially impact the amount and timing of consolidated revenues. However, there could be changes to the presentation of revenues on our statements of operations and additional disclosures around the nature, amount, timing and uncertainty of our revenues and cash flows arising from contracts with customers. We continue to actively monitor outstanding issues currently being addressed by the American Institute of Certified Public Accountants’ Revenue Recognition Working Group and the Financial Accounting Standards Board’s Transition Resource Group, since conclusions reached by these groups may impact our application of these ASUs.

In February 2016, the FASB issued ASU 2016-2,“Leases (Topic 842).”  This update will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  Under the new guidance, lessees will be required to recognize the following for all leases (except for short-term leases) at the commencement date (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged, and it simplified the accounting for sale and leaseback transactions. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently in the process of assessing what impact this new standard may have on our condensed consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This update includes multiple provisions intended to simplify various aspects of the accounting for share-based payment transactions including accounting for excess tax benefits and tax deficiencies, classification of excess tax benefits in the statement of cash flows and accounting for award forfeitures. This update is effective for annual and interim reporting periods of public entities beginning after December 15, 2016, with early adoption permitted. The adoption of this new standard did not have a material impact on our condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic326): Measurement of Credit Losses on Financial Instruments”. This ASU requires instruments measured at amortized cost to be presented at the net amount expected to be collected. Entities are also required to record allowances for available-for-sale debt securities rather than reduce the carrying amount. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The standard provides guidance on eight (8) cash flow issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon bonds; (3) contingent consideration payments after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 with early adoption permitted. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” This ASU requires the recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this ASU should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cashflows – Restricted Cash a consensus of the FASB Emerging Issues Task Force”. This standard requires restricted cash and cash equivalents to be included with cash and cash equivalents on the statement of cash flows under a retrospective transition approach. The guidance will become effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company has adopted ASU 2016-18.

In January 2017, the FASB issued ASU No. 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323).” This ASU amends the disclosure requirements for ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” ASU No. 2016-02, “Leases (Topic 842) and ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This ASU states that if a registrant does not know or cannot reasonably estimate the impact that the adoption of the above ASUs is expected to have on the financial statements, then in addition to making a statement to that effect, the registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. This ASU was effective upon issuance. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This ASU eliminates Step 2 from the goodwill impairment test. Instead, an entity should recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. We expect the adoption of this new standard will not have a material impact on our condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

BUSINESS

Corporate Overview

a.	Pareteum Vision

We believe that every person, and everything, should be connected, and will be connected if our customers and users wish to be connected.

The way we connect every person, and everything, is by being the company which can connect to all networks in the Cloud, on all layers of the software development stack (OSI 7-layer model).

We achieve this by delivering our Mobility, Messaging and Security Cloud Service Platforms which enable:

Mobile Carriers, MNOs & MVNOs (mobile (virtual) network operators) to enter the Cloud-computing era, with a pay-as-you-grow business; to connect more people, in more creative and value-driven ways.

Enterprises can connect their customers, their employees, their assets and derive more value from them.

IoT (Internet of Things) Devices can connect to each other, and give control, with informational value, to their owners.

b.	Pareteum Solution

Pareteum has developed a Communications Cloud Services Platform, providing (i) Mobility, (ii) Messaging and (iii) Security services and applications, with a Single-Sign-On, API and software development suite:

Our solution has proven itself globally against much larger competitors and is installed in multiple companies in diverse countries around the world ranging from small service providers to one of the world’s largest telecoms companies, Vodafone, based in Europe. We had more than 1,100,000 active subscribers on our platforms as of December 31, 2016.

The market and our customers tell us that they need to find ways to reduce cost, they want to find ways to increase their revenues, and they want to scale and grow their business, and all consider Cloud capabilities as a vital means to achieve these goals. As we’ve listened to our customers and understood the business goals that they have, we believe Pareteum is well placed to help them achieve these goals, drive value for customers, and ultimately value for our own business.

We have designed a solution that solves these problems. Each of these three platforms - mobility, messaging and security - can be marketed and deployed independently, or they can be delivered as a single, integrated Cloud Service Platform, as illustrated in the figure above.

The Pareteum platform hosts integrated IT/Back Office and Core Network functionality for mobile network operators, and for enterprises implement and leverage mobile communications solutions on a fully outsourced SaaS (Software as a Service), PaaS (Platform as a Service) and/or IaaS (Infrastructure as a Service) basis: made available either as an on-premise solution or as a fully hosted service in the Cloud depending on the needs of our customers. Pareteum also delivers an OSS for channel partners, with APIs for integration with third party systems, workflows for complex application orchestration, customer support with branded portals and plug-ins for a multitude of other applications. These features facilitate and improve the ability of our channel partners to provide support and to drive sales.

Our integrated (or modular) Cloud Platform solution includes, more specifically, functionality such as service design and control, Intelligent Networking, subscriber provisioning, messaging, switching, real-time dynamic rating and pre- or post-paid charging and billing, call center and customer care support, reporting, self-care web portal environments, change management in active systems, SIM Management, (Data) Session Control Management, Voucher Management, Mobile Marketing systems, (Mobile) Payment Systems, Real Time Credit Checking Systems, Interactive Voice Response Systems, Voicemail Systems, Trouble Ticketing Systems, Device Management Systems, Mass Customer Migrations, life cycle management, database hardware and software, large scale real-time processing, and integrating, provisioning, all the while managing and maintaining specific core network components.

c.	2016 Restructure

We made significant changes to the business in 2016 during a 3-phase restructuring, which saw headcount reduced from 253 at the end of 2015, to 62 at the start of 2017. In addition, end-2015/early-2016 saw significant changes to the Company’s management. In terms of product development, the Company also evolved its managed-services technology offering, into a complementary scalable, rapidly deployable, Communications Cloud Services Platform.

d.	Market Opportunity

Pareteum’s target communications markets consist of:

Retail mobile network operators (MNOs), or carriers, who own their own networks (such as existing customers Vodafone and ZAIN etc.).

Mobile Virtual Network Operators (MVNOs) who are marketing companies that own subscribers but don’t own their own networks.

Enterprises who are increasingly large businesses of any kind that understand that they can derive value and achieve success by taking control of and harnessing communications (in the broadest sense) whether for employee or customer management, inventory management or other value-added services.

Over the Top application providers (OTT) such as Skype, WhatsApp, etc., who ride over the networks of the retail mobile carriers.

Internet of Things (IoT) markets, made up of wireless devices communicating wherever they are in the world.

Pareteum is a provider of mobile networking software and services to all of these markets. Pareteum’s Managed Service Platform (MSP) provides a platform for SIM connectivity, Voice, SMS Messaging and Roaming solutions that MNOs and other large service providers can offer their MVNOs. The Global Cloud Mobility Platform (GCMP) provides a complete turnkey (outsourced) solution for similar services to a wide array of service providers, enterprises and marketing channels. Lastly, Pareteum has recently introduced its Exchange Platform and Service Bureau, which can be offered to thousands of smaller service providers, application developers and Internet of Things solutions integrators.

The MVNO market has grown in excess of 20% annually and with demand from application and IoT developers is expected to continue to grow 20% for the foreseeable future. The MVNO market is estimated to be worth $89.25 billion by 2022, according to new research published by Global Market Insights, Inc.

HP Enterprise estimates that by 2020, some 30 billion IoT devices will be connected. This provides a substantial opportunity for businesses that are able to address customer issues in this space. Just how integral the IoT will be is further reinforced by Gartner, who estimate that “By 2020 more than half of major new business processes and systems will incorporate some element of the Internet of Things”.

According to the GSMA, data growth is driving revenues as operations and investments rise from $1.14 trillion in 2014 to $1.4 trillion by 2020. This reflects the rapid scaling of the communication service provider industry with a total of 3.6 billion unique mobile subscribers at the end of 2014, with an additional one billion subscribers predicted by 2020. Fueled by the growing range of new services and applications, data traffic is expected to see an almost ten-fold increase by 2019. The figure below illustrates the three (3) combined addressable markets for the company:

Market share: The current MVNO market exceeds $40 billion. We estimate the MVNE market currently is 10% or $4 billion. At $12 million annualized revenue, Pareteum’s market share is less than 1%. We believe our directly addressable market in the next 3 years exceeds $300 million as illustrated in the figure below:

Speed and nature of technological change: Cloud technologies and feature functionality demanded by MNOs, MVNOs, enterprises and developers are continuously changing. Importantly, Pareteum offers MNOs the ability to meet the changing market needs more rapidly than in-house solutions which are typically tied to vertical vendor solutions.

Timing of new products, product enhancements: Pareteum’s contract with Vodafone is one of constant feature development and upgrades. The company rolled out its Exchange Platform & Service Bureau model in mere months. Future product enhancements in 2017 include:

Ecommerce engine

WebRTC client and API

Session Border Controller

M2M IoT solutions

Mobile Payments

e.	Existing Customers & Partners

Pareteum has two major mobile network/carrier customers, Vodafone and ZAIN, which together generate in excess of 88% of revenues. In addition, our Platforms host mobile communication brands Lebara, SpeakUp and Lowi.es among others.

Pareteum also understands the importance of partnerships, and we are proud to have strong relationships with Cisco, Oracle, KPN, T-Mobile, Plusserver, Affirmed Networks, Itconic, HP Enterprises, Sonus among others.

f.	Sales

Sales have historically been a highly technical function, but we are changing this. In the past there has been one dedicated sales person assigned to Zain and two technical bid managers focused on Vodafone. Under new strategic sales leadership, Pareteum is deploying a sophisticated sales, marketing and account management force around the world.

For sales and marketing purposes, four core territories have been established:

North America

EMEA

LATAM and Caribbean

APAC

Our current Global Sales Engineering resource will grow to manage individual Sales Engineers in each region. One Connectivity Specialist will focus on the supply chain requirements, procurement of network for the Exchange Platform & Service Bureau as well as negotiate better rates and reduce operational expense and technology cost. Prospective positions and some hires have been identified or engaged already to cover the above territories, which will focus on direct sales and channel sales and will build teams below them.

With the recent addition of a new sales staff and a modern marketing approach and through the use of salesforce.com and various industry resources, conferences, webinars and trade shows Pareteum has begun to touch significantly more qualified opportunities than before.

Sales Cycles: There are three (3) types of sales. The Managed Service Platform (MSP) offering is a software and solution sale and typically has a 6-month sales cycle. The Global Cloud Mobility Platform (GCMP) solution is closer to a 3-month sales cycle. Our Exchange Platform & Service Bureau (EPSB) model, where we are bringing carrier service providers together with our software or other partners, will have varying degrees between the first two scenarios but could also be less than one month.

g.	Growth Strategy: 2017 and beyond

Pareteum intends to grow through the continued recruitment of key sales executives and their deployment to major territories including North America, Latin America, Europe, Middle East & Africa as well as the Asia-Pacific region.

There will be additional business rationalization such as additional closure of redundant foreign subsidiaries, and further consolidation of corporate and finance HQ roles into the USA. Pareteum will also be expanding its product set and broadening the types of customers served in 2017.

The first aspect of growth is to leverage its current customer relationships into new geographic markets and market segments. Pareteum also expects to respond to a number large-scale Managed Service Platform (MVNE) RFPs in 2017. The second aspect of growth is to expand the Global Mobility Cloud to enable any type of service provider and large enterprises to mobilize their customer or employee base. This market will require greater integration with traditional wireline and communication services.

The third area of growth is the expansion of the exchange platform and service bureau enabling a wide array of specialized and Internet of Things connectivity solutions across wired and wireless applications and services. This plug and play model will also require acquisition of assets and expertise as well as partnership agreements already in place or currently being negotiated.

h.	Competition

Pareteum is positioned as a cloud-based platform provider, delivering scalable, on-demand, SaaS and PaaS services, as well as managed services, integration, and cloud communications infrastructure.

Pareteum has three (3) distinct types of competitors, including (i) large network infrastructure vendors, (ii) software solution providers and integrators and (iii) small managed service SaaS/PaaS providers.

Competition in our multiple markets is based on price, breadth of offering and demonstrated performance. Both the recent restructuring and resilience of operations for Vodafone in the face of that restructuring position the company well on all fronts. Effective direct sales and channel relationships are also extremely important, and these are being significantly strengthened as major priorities in the Company’s growth plans.

We may need to accelerate the roll-out of our solutions to meet market demand. Telecommunications platforms and services will become more commoditized over the next five to ten years.

The more we can offer a comprehensive one stop shop solution for providing cloud-based communications, the more sustainable our advantages will be against multiple-point solutions and the additional integration and operational complexities they represent. As depth and breadth of solutions are important in addressing the one-stop-shop needs of our customers, a whole range of services should be kept under one roof. Pareteum may need to further invest in such services in the future, either with additional in-house development or through mergers and/or acquisitions.

i.	Employees

As of October 13, 2017, we employed 63 full time equivalent employees.

Each of our employees and independent contractors is bound by confidentiality and non-competition obligations. Our Spanish employees are represented by a work council and subject to a certain type of collective bargaining agreement. We have not experienced any unilateral work stoppages and consider our relations with our current employees to be good.

Having completed a major restructure in 2016, which saw headcount reduced from 253 on December 31, 2015, to 62 on December 31, 2016, which process included voluntary and involuntary lay-offs, including the complete cessation of operations in Indonesia and China, the Company may face further labor-law claims or similar severance or restructuring costs.

j.	Intellectual Property

Our intellectual property (“IP”) is protected by a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions.

We have two patents, granted in 2016 (in the UK and Hong Kong), for an important function of our mobile platform, concerning the migration of subscriber populations from one network operator to another, without requiring a physical SIM card swap. As more and more network operators converge and merge, and as other enterprises start to use and deploy communications services, this technical invention is likely to offer an important commercial advantage and provide a competitive differentiation.

The majority of our IP subsists in our proprietary software, and Pareteum is the copyright holder of almost all key components in our software solutions. One exception to this is the ValidSoft technology suite. However, following our divestment of the ValidSoft business on September 30, 2016, we retained a worldwide royalty-free perpetual license to use, sell and integrate ValidSoft’s security and voice biometrics platforms with our own communications platform.

Pareteum also owns a number of trademarks in the United States and elsewhere.

Although we take reasonable measures to safeguard our IP, through appropriate licenses and other contractual protections, unauthorized parties may attempt to misappropriate our technology which could harm our business or damage our competitive position. Moreover, companies in our communications industries may own significant portfolios of IP rights and could threaten litigation. We are currently subject to, and expect to face in the future, allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities. At present, none of these allegations are material.

k.	Regulation

We and our customers operate in a heavily regulated industry. As a multinational telecommunications company and provider of services to carriers and operators, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Certain European, foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which the Company offers and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, our revenue and our cash flow. Because global regulations change and evolve at a fast pace, it is possible that we may not have been, or may not be, compliant with each applicable regulation or law at all times.

l.	Corporate History

Elephant Talk Communications, Inc. (“ETCI”) was originally formed in 2001 as a result of a merger between Staruni Corporation (USA, 1962) and Elephant Talk Limited (Hong Kong, 1994). In January 2007, through our acquisition of Benoit Telecom (Switzerland), we established a foothold in the European telecommunications market.

In March 2010, ETCI acquired the ValidSoft security and authentication business to complement its mobile telecommunications managed services solutions.

In September 2011, ETCI merged into Elephant Talk Communications Corporation (“ETCC”), a Delaware Corporation (the “Reincorporation”). The Reincorporation was approved by the stockholders at the annual shareholder meeting on September 14, 2011. As a result of the Reincorporation, the Company became a Delaware Corporation. ETCI ceased its corporate existence and ETCC became the surviving Corporation and continued to operate the business of the Company as it existed prior to the Reincorporation.

In December 2011, we upgraded from our OTCBB listing to the NYSE MKT LLC (the “Exchange” or “NYSE”) and our stock began trading under the ticker symbol “ETAK”.

In April 2013, the Company acquired most of the contractual assets of Telnicity LLC, a US-based MVNE/MVNO company headquartered in Oklahoma City, Oklahoma, and formed Elephant Talk North America Corporation. The Telnicity acquisition sought to provide the Company with an in-market management team with a view to leveraging existing relationships with certain major U.S. telecommunications companies.

On November 17, 2015, the Company announced the appointment of Robert H. Turner as Executive Chairman.

On September 30, 2016, Pareteum divested of the ValidSoft business, while retaining favorable perpetual, royalty-free, license rights to continue to exploit ValidSoft’s technology.

Following approval at the 2016 annual shareholder meeting, on November 1, 2016, ETCC was renamed to Pareteum Corporation and on November 3, 2016, started trading on the Exchange under ticker symbol “TEUM”.

On November 1, 2016, the Company also announced the appointment of a new Chief Executive Officer, Victor Bozzo, to work alongside Mr. Turner.

m.	Recent Events

Strategic Alliance Agreement

On October 16, 2017, the Company entered into a Strategic Alliance Agreement (the “Strategic Alliance Agreement”) with Artilium plc a public limited company incorporated under the laws of England and Wales (“Artilium”) for the mutual pursuit of joint commercial opportunities. Pursuant to the Strategic Alliance Agreement, the parties may enter into a contract to provide their technological solutions (the “Solutions”) to a customer (the “Project Agreement”). The Project Agreement shall stipulate, among other things: (i) which Party will take the lead in preparing and submitting any appropriate proposal, RFP and/or tender documentation; (ii) which Party will be the prime or principal contractor and which Party will take a joint or sub-contracting responsibility; (iii) which Party is responsible for which aspects of which of the Solutions or Project (in accordance with an Opportunity Registration Form, which is included as an Appendix to the Project Agreement); (iv) commercial and financial provisions (in accordance with the Commercial Framework and the Opportunity Registration Form, which are included as Appendices to the Project Agreement); (v) the standard terms and conditions of supply of Solutions to the customer; as well as, if applicable (vi) a price list of Solutions and other terms and conditions governing the same.

Pursuant to the Project Agreement, the parties shall submit a proposal in response to a customer’s Tender (the “Proposal”), which will define the parties’ respective rights and obligations during the submission of the Proposal to the customer. If the parties receive the contract award from such customer, the parties would be responsible for the Solutions in accordance with the Project Agreement and the Strategic Alliance Agreement.

In conjunction with the Strategic Alliance Agreement, on October 16, 2017, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with ARTA. Pursuant to the Exchange Agreement, ARTA agreed to issue and deliver to the Company an aggregate of 27,695,177 of its newly issued ordinary shares (the “ARTA Shares”), in exchange for 3,200,332 restricted shares of the Company’s common stock, par value $0.0001. The ARTA Shares issued to the Company will, upon issuance, constitute approximately 8% of ARTA’s issued and outstanding capital stock.

The closing of the transactions contemplated under the Exchange Agreement is subject to certain closing conditions, including the accuracy, in all material respects, when made and at the time of closing, of the representations and warranties of the parties contained in the Exchange Agreement.

Atalaya Debt Restructuring

On March 6, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands (the “Borrower”), a wholly owned subsidiary of the Company, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. (“Lender”) and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into an agreement to amend certain terms of the credit agreement among the parties, dated November 17, 2014, as has been amended from time to time (as so amended, the “Amended and Restated Agreement”). On March 31, 2017, the relevant parties entered into the formal amendment to the Amended and Restated Agreement (the “Amendment”). Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Amended and Restated Credit Agreement.

Pursuant to the Amendment, (i) the Maturity Date was extended to December 31, 2018; (ii) the amortization schedule was amended as follows: Q1-2017: $1,500,000; Q2-2017: $1,500,000; Q3-2017: $500,000; Q4-2017: $500,000; Q1-2018: $750,000; Q2-2018: $750,000; Q3-2018: $750,000; and (iii) inserting a new definition of “2017 Equity Offering.” Additionally, the two warrants previously issued to the Lender (the “Corbin Warrant”) and ACM Carry-I LLC (the “ACM Warrant” and, together with the Corbin Warrant, the “Warrants”) were amended and treated as a modification to (a) increase the aggregate amount of shares of common stock underlying the Corbin Warrant to 1,229,100 and increase the aggregate amount of shares of common stock underlying the ACM Warrant to 216,900; (b) adjust the exercise price of the Warrants to $1.305 per share; and (c) remove the anti-dilution sections (Sections 9(d) and 9(h)) of the Warrants.

On May 2, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands, a wholly owned subsidiary of the Company, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC (“Atalaya”), a New York limited liability company, as administrative agent and collateral agent for the Lender, executed a term sheet o amend certain terms of that credit agreement among the parties, as amended via the Amended & Restated Credit Agreement dated December 27, 2016, and further amended on March 6, 2017.

On August 9, 2017, the parties entered the Second Amendment (“Second Amendment”), among other items, to reduce the quarterly principal amortization payment amounts and confirmed the maturity date of December 31, 2018. Further, the parties agreed on a revised repayment schedule, which reduces the principal repayments to $250,000 for the second and third quarters of 2017 and $500,000 for the fourth quarter of 2017. The quarterly principal repayments for 2018 have also been materially reduced from $750,000 per quarter to $500,000 per quarter with a final payment due by December 31, 2018. The parties also agreed that the two warrants previously issued under prior amendments will be revised to adjust the exercise price of $0.64. The Company also agreed to issue new warrants with a strike price of $0.64 for consideration received from the Lender and Atalya in the amounts of 793,900 and 140,100, respectively.

Reverse Stock Split

We received a deficiency letter from the NYSE MKT on December 6, 2016, indicating that our securities had been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), our continued listing on the NYSE MKT was predicated on our effecting a reverse split or otherwise demonstrating sustained price improvement. This notice was in addition to a prior notice we received from NYSE MKT on May 26, 2016, as previously disclosed on a Current Report on Form 8-K we filed on June 2, 2016. The NYSE MKT indicated that we had an additional six months, or until June 6, 2017, to gain compliance with Section 1003(f)(v) of the Company Guide.

On February 27, 2017, we completed a 1-for-25 reverse split of our issued and outstanding common stock. Although we believe we have regained compliance with Section 1003(f)(v) of the Company Guide, there can be no assurance that our common stock will continue to satisfy this rule.

Conversion of Convertible Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock, $0.00001 par value per share. 58 shares of Preferred Stock are issued and outstanding as of June 30, 2017 compared to 249 shares of Preferred Stock outstanding as of December 31, 2016, a decrease of 191 shares. Under the Company’s Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the Common Stock, subject to the rules of the NYSE MKT LLC, to designate the relative rights and preferences of the Preferred Stock, and issue the Preferred Stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock.

On March 7, 2017, the Company received conversion notices from holders of an aggregate of $1,910,000, or 191 shares of the Company’s Series A Preferred Stock and Series A-1 Preferred Stock. The Series A Preferred Stock and Series A-1 Preferred Stock converted into shares of common stock of the Company at a 13% discount to a public offering and became effective upon the filing by the Company of a prospectus supplement disclosing the terms of an offering. The closing of the public offering took place March 15, 2017 and the public offering price was set at $1.50, therefore the discounted conversion price for the preferred shareholders was calculated at $1.305. The number of shares of common stock issued was approximately 1,463,601.

Conversion on Unsecured Convertible Promissory Note and Modification of Derivative Securities

On March 30, 2017, the Company entered into an agreement (the “Saffelberg Agreement”) with Saffelberg Investments NV (the “Holder”) pursuant to which the Company and the Holder amended the terms of, redeemed or effected conversion, as the case may be, of certain convertible promissory notes (the “Saffelberg Note(s)”) and warrants (the “Saffelberg Warrant(s)”) previously issued by the Company to the Holder.

Pursuant to the Saffelberg Agreement, the Company and the Holder agreed to modify certain terms of the Saffelberg Notes whereby (i) the principal amount of one Saffelberg Note, in the initial amount of $723,900, will be increased by ten percent (10%) and subsequently converted into 530,860 shares of common stock of the Company and (ii) the Company will immediately repay in cash another Saffelberg Note in the principal amount of $350,000, plus interest of $59,304.

On September 7, 2017, having not yet made full payment, the Company and Holder agreed to a repayment plan for the payment of the Saffelberg Note in the principal amount of $350,000. The Company shall pay an initial payment of $75,000 and then shall make all monthly payments starting October 2017 (payable latest by the 15th day of each month) of $20,000 per month until the full $350,000 plus all accrued and un-accrued interest is repaid, to Holder.

Joseph Gunnar & Co., LLC - Public Offering

On March 10, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Joseph Gunnar & Co., LLC (the “Underwriter”), relating to the issuance and sale of 2,333,334 shares of the Company’s common stock, par value $0.00001 per share, at a price to the public of $1.50 per share together with five-year warrants to purchase an aggregate of 1,166,667 shares of Common Stock at an exercise price of $1.87. The Underwriter agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.3949 per share. The gross proceeds to the Company from the offering were expected to be approximately $3.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Upon execution, the final proceeds were $3,150,171. The offering closed on March 15, 2017. In addition, under the terms of the Underwriting Agreement, the Company had granted the Underwriter a 45-day option to purchase up to (i) up to 350,000 additional shares of Common Stock (the “Option Shares”) at a purchase price of $1.3949 per one Option Share, taking into account the Underwriter’s discount, and/or (ii) warrants to purchase up to 175,000 additional shares of Common Stock (the “Option Warrants”), that option expired at the end of 45 days. The Underwriter partially exercised their over-allotment option on 109,133 Option Warrants. No Option Shares were exercised.

Extension Granted for Compliance with the NYSE Listing Requirements

On July 13, 2017, the Company received a notice from the Exchange indicating that the Company is not currently in compliance with the Exchange’s continued listing standards as set forth in Section 1003(a)(i), Section 1003(a)(ii), Section 1003(a)(iii), and Section 1003(a)(iv) of the Company Guide. The Company is now in compliance with Section 1003(f)(v). The Exchange has reviewed the Company’s most recent updates and determined to extend the plan period for the Company to regain compliance with Section 1003(a)(iv) through November 27, 2017. The compliance date for Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) remain November 27, 2017, as was previously stated in the Exchange’s notice dated January 5, 2017 and disclosed on a Current Report on Form 8-K filed by the Company on January 9, 2017.

If the Company is not in compliance with the continued listing standards of the Company Guide by November 27, 2017, or if the Company does not make progress consistent with the plan during the plan period, the Exchange will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

New Director Appointment

Effective July 25, 2017, the Company appointed Laura Thomas as an independent director.

Joseph Gunnar & Co., LLC - Warrant Exercise

On July 17, 2017, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain holders (the “Exercising Holders”) of outstanding warrants to purchase up to an aggregate of 1,150,000 shares of common stock of the Company at $1.87 per share (the “Original Warrants”) whereby the Exercising Holders and the Company agreed that the Exercising Holders would, exercise their Original Warrants at a reduced exercise price of $1.00 per share. The Company expects to receive aggregate gross proceeds before expenses of approximately $1.15 million from the exercise of the Original Warrants by the Exercising Holders.

In consideration for the Exercising Holders exercising their Original Warrants, the Company will issue to each Exercising Holder a new warrant (each, a “New Warrant”) to purchase shares of the Company’s common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder’s Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) have an exercise price equal to $1.39 per share and (ii) be exercisable six months from first issuance of the New Warrants, for a period of five years.

The issuance of the New Warrants was not registered under the Securities Act of 1933, or any state securities laws. The New Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

In connection with the Exercise Agreements, the Company engaged Joseph Gunnar & Co., LLC to act as the Company’s placement agent. The Company agreed to pay Joseph Gunnar & Co., LLC a cash fee equal to seven percent (7%) of the sum of the gross proceeds received by the Company from the exercise of the Original Warrants.

New Employee Stock Option Plan

On June 8, 2017, the Board adopted the 2017 Pareteum Corp. Long-Term Incentive Compensation Plan (the “2017 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and equity-linked awards to officers, directors, consultants and others. The Board adopted the 2017 Plan as a means to offer incentives and attract, motivate and retain and reward persons eligible to participate in the 2017 Plan. Accordingly, the Board unanimously approved and adopted the 2017 Plan, including authorization of the issuance of 6,500,000 shares of the Company’s common stock. The 2017 Plan obtained shareholder approval on September 12, 2017. On June 14, 2017, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-8, registering 3,500,000 shares under the 2017 Plan.

Corporate Information

Our principal executive offices are located at 1185 Avenue of the Americas, 37th Floor, New York City, NY 10036. Our telephone number is (646) 810-2182. Our corporate website is http://www.pareteum.com. The information on our website is not a part of, or incorporated in, this prospectus.

Properties

We do not own any properties, but lease office space in the various countries for our shared service centers and lease data center locations for housing our equipment, applications and network interconnections to our customers and telecommunication network providers.

Our main office is located at 1185 Avenue of the Americas, 37th Floor, New York, NY. The Company rents this space at a monthly rent of $4,000. Our office in The Netherlands is located at Wattstraat 52, 2171 TR, Sassenheim, wherefore the contract is automatically renewed every month. The quarterly fee for this contract is $4,530. In Spain we currently rent office space at Paratge Bujonis, 17220 Sant Feliu de Guixols, (Girona) Spain, at a monthly rent of $2,804. This contract is valid till April 2017. In addition, the Company rents office space at Av. Dr. Severo Ochoa 36, 28100 Alcobendas, (Madrid) Spain for $1,618 per month, valid till February 2018. The Company rents office space in Lehmedeh, Bahrain for $1,008 per month. The contract is valid till December 2017.

We also rent space for our telecom switches, servers and IT platforms at data centers (“co-locations”) at an aggregate monthly rent of $17,480. The various co-location spaces include: Amsterdam, Madrid, Barcelona, and other locations where our telecommunications equipment is located.

We believe the facilities currently under rent are adequate for our present activities and those additional facilities are available on competitive market terms to provide for such future expansion of our operations as may be warranted.

Legal Proceedings

telSPACE -vs- Elephant Talk et al., AAA Case No. 01-16-0003-8242.

Claimant commenced this AAA arbitration on or about September 7, 2016 by the filing of a statement of claim. Claimant asserted claims arising out of Software Licensing Agreements (“Licensing Agreements”) entered into by Claimant and mCash Holdings LLC (together, “Licensors”), on the one hand, and Telnicity LLC, on the other, which Telnicity subsequently assigned to the Company.  Pursuant to the Licensing Agreements, the Company obtained the license to use certain intellectual property in exchange for monthly payments to the Licensors.  Claimant alleged that the Company failed to make monthly payments from on or about November 2015, causing the Licensors to terminate the Licensing Agreements, and continued using Licensors’ intellectual property after such termination.  Based on these allegations, Claimant asserted claims for breach of contract, misappropriation of trade secret, and copyright infringement.  Claimant seeks unspecified damages, specific performance, prejudgment interest, attorneys’ fees, and costs.

On October 31, 2016, the Company filed a statement of answer denying Claimant’s claims.  On January 5, 2017, the arbitration panel scheduled the hearing for April 13, 2017.  The Parties have conducted limited discovery, which concluded on February 28, 2017.  On March 10, 2017, Claimant requested leave to move for a default judgment against the Company for failing to advance the AAA administrative fees, and for sanctions based on alleged spoliation of evidence.  On March 15, 2017, the Arbitration Chair denied Claimant’s request for leave to move for default, and granted Claimant’s request for leave to move for sanctions.  The Arbitration commenced in Seattle, WA, on April 13, 2017.

On June 7, 2017, the Arbitration Panel issued an award in favor of Claimant in the aggregate amount of $510,916.18, inclusive of forum and tribunal fees (“Award”). On August 3, 2017, the parties executed a forbearance agreement pursuant to which Claimant would forebear from commencing any confirmation or enforcement proceedings under the Award in exchange for the Company’s monthly installment payments on the Award.

MANAGEMENT

Officers and Directors

Set forth below are the Company’s Directors and key Executive Officers as of October 13, 2017, together with an overview of their professional experience and expertise.

Name	Age	Position(s) Held	Director Since
Robert H. Turner	67	Executive Chairman of the Board	2015
Yves van Sante (1) (2) (3)	55	Director	2014
Luis Jimenez-Tuñon (1) (2) (3)	37	Director	2017
Laura Thomas (1) (2) (3)	61	Director	2017
Victor Bozzo	49	Chief Executive Officer	N/A
Edward O’Donnell	51	Chief Financial Officer	N/A
Alexander Korff (4)	34	General Counsel, Secretary & Compliance Officer	N/A

(1)	Currently a member of the Audit and Finance Committee.
(2)	Currently a member of the Nominating and Corporate Governance Committee.
(3)	Currently a member of the Compensation Committee.
(4)	Significant employee

Robert H. Turner was appointed Executive Chairman of the Board on November 16, 2015. Mr. Turner has 40 years’ experience, cultivating and growing “all stage” global software, telecom and tech companies. He emphasizes strategy, sales, organizational leadership, and fundamental financial results and leads with a culture that passionately serves the needs of valued constituents, while sustaining growth. Mr. Turner launched his career at AT&T, where he rose to serve at the highest ranks in a broad spectrum of international, start-up, and corporate firms, including (selected highlights): NeoNova Network Services, Inc.; Pac West; Telecom, Inc.; Panterra Networks; PTT Telecom Netherlands, US Inc. (now KPN); and BellSouth Communications, Inc. (now AT&T). Mr. Turner is also an advisory board member of The Capital Angels, affiliated with SC Angel Network. Mr. Turner earned a Bachelor of Science degree and a Master of Business Administration from the University of South Carolina, where he was presented with a Distinguished Alumni award in 2010. Mr. Turner is Guest Lecturer in the Darla Moore School of Business Professional MBA program

Yves van Sante has been a director since June 1, 2014. From July 2011 to May 2014, Mr. van Sante was a board observer for our Company, following his service on our Board of Directors from October 2006 to July 2011. Mr van Sante (1960) studied Marketing, Communication and Commercial Management. He started his career in 1982 as an advisor at United Brokers and became sales manager for Brinkers International, the market leader in refining oil for the food industry, a year later. From 1987 until 1993 he served as Sales and Marketing manager Central Europe at 3C Communications in Luxemburg, where he launched Credit Card Telephony across Europe. Following this position, he became a business unit manager Public Telephony at Belgacom, the Belgium incumbent, where he managed a department of 650 employees and a € 40 million business. In 1994, together with Steven van der Velden, Yves van Sante co-founded InTouch Telecom. As its managing director he was responsible for business development, sales and marketing. In 1999, when achieving a turnover of € 25 million and having grown to 125 staff, InTouch was sold to GTS, a pan European Telecom operator. Mr. van Sante became vice-president Business Services with GTS in London, where he consolidated acquisitions and turned the voice Telco around into an IP operator. In 2000 he became Managing Director of Eport, a call centre owned by the Port of Ostend. After six months Eport was sold to the Dutch call-centre Call-IT, and Mr. van Sante became advisor to its Management Board. In 2002 he founded Q.A.T. Investments. Concurrently, he has held various Management and Board functions in companies in the QAT portfolio. Mr. van Sante is a member of De Warande and member of the Board of Directors of Festival of Flanders.

Luis Jimenez-Tuñon has been a director since March 1, 2017. Mr. Jimenez-Tuñon is a distinguished mobile telecommunications industry leader, having served as CEO of the Company’s largest customer, Vodafone Enabler Spain S.L. (“Vodafone Enabler”) from July 2011 to December 2016. In addition to his role at Vodafone Enabler, during a decade at Vodafone, Mr. Jimenez-Tuñon has also held leadership positions at Vodafone Spain where he was responsible for business development and strategy of the group’s Mobile Virtual Network Operators (MVNOs), enablers, roaming services, international carriers and wholesale fixed broadband business lines. Mr. Jimenez-Tuñon is currently founder and CEO of Red Queen Ventures, S.L. (www.redqueen-ventures.com) a global high-tech advisory and Investment Company focused on technology, telecom, MVNO/E, satellite and aerospace. As Chief executive of Vodafone Enabler, he pioneered the Company’s innovative business model and powered the launch of Vodafone Spain’s second brand Lowi.es which was awarded best Spanish MVNO in 2015 and 2016. Started in 2011, under his leadership, Vodafone enabler boosted its revenue, profit and operational performance, and achieved internationalization. Previously, Luis held several executive positions at Vodafone Spain, including Senior Vice President where he grew business to hundreds of millions of euros in yearly revenue. Mr. Jimenez began his career in the satellite industry in 2002 holding various positions including Research engineer at the National Space Institute of Denmark and later Deputy Commercial Director of INSA (today ISDEFE), Spain’s leading satellite operations company managing NASA and ESA tracking stations. Luis has received several professional and academic awards at international and national levels. Luis earned an Executive MBA from EOI Business School, a Master’s Degree in Satellite Communications from Polytechnic University of Madrid, and an MSc in Telecommunications Engineering from the University of Zaragoza in cooperation with the Technical University of Denmark. He also completed the Executive Management Program (SEP) from the Graduate School of business at Stanford University in California, of which he is lifetime alumni. Along with his executive career, Luis has been guest speaker at international business summits and has published several papers.

Laura Thomas has been a director since July 25, 2017. Ms. Thomas presently serves as the Chief Financial Officer of Towerstream, Inc. Ms. Thomas previously served on the Board of Directors of Impact Telecom (“Impact”), a full service telecommunications company, from January 2016 through December 2016, during which time she served as Chairman of the Board of Directors from January 2016 through June 2016. From December 2014 through December 2015 she served as the Chief Executive Officer of TNCI Operating Company, which acquired Impact in January 2016. From 2000 through 2014 she served in a variety of roles at XO Holdings, Inc. (now XO Communications), a telecommunications services provider, including as Chief Financial Officer from May 2009 through April 2011 and again from December 2013 through August 2014, and as Chief Executive Officer from April 2011 through December 2013.

Victor Bozzo was appointed Chief Executive Officer on November 1, 2016. Mr. Bozzo served as Senior Vice President, Worldwide Sales and Marketing for Telarix Inc., a market leader in interconnect solutions for service providers. Under Mr. Bozzo’s sales and marketing leadership, sales increased significantly and the company received numerous market leadership accolades, ultimately leading to a highly successful exit for investors. Prior to joining Telarix, Mr. Bozzo served as President and General Manager of Pac-West’s Emerging Technologies division after selling Pac-West his startup, Factor Communications, an innovative portfolio of cloud-based communications services. He was also responsible for significant revenue and customer growth and investor returns at exTone Communications, ITXC Corporation, and Voxware.

Edward O’Donnell became our Chief Financial Officer on January 9, 2017. Mr. O’Donnell has over 23 years of experience in investment banking, advertising, private equity, investment, venture capital, technology, internet and other new media businesses. Prior to joining the Company, Mr. O’Donnell served as the Chief Financial Officer of Ameri Holdings, Inc. (OTC: AMRH) from January 2016 through December 2016. Mr. O’Donnell has served as the Chief Operating Officer of Radbourne Property Group, Inc., an innovative operator of family entertainment centers, where his primary responsibilities included raising capital, external reporting, outlining capital structure and budgeting. From February 2013 until April 2015, Mr. O’Donnell served as chief financial officer of AudioEye, Inc. (OTC: AEYE) From December 2010 until January 2013, Mr. O’Donnell served as Vice President of Finance for Augme Technologies, Inc. (Previously OTC: AUGT), which provides strategic services and mobile marketing technology to leading consumer and healthcare brands. From January 2007 until November 2010, Mr. O’Donnell served as Chief Financial Officer of Carlyle Capital Group LLC, a venture capital and private equity firm. Previously, Mr. O’Donnell also served as Senior Vice President of Finance & Investor Relations of ACTV, Inc. (previously NASDAQ: IATV), where he developed the investor relations department before the company was purchased by OpenTV, a subsidiary of Liberty Media. Previously, Mr. O’Donnell was a member of Aloysius Lyons, LLC. Aloysius Lyons, LLC filed for protection under Chapter 7 of the federal bankruptcy laws in 2007. Aloysius Lyons, LLC received a discharge relating to the matter in 2009 and has been dissolved. Mr. O’Donnell is a Certified Public Accountant in New York and a member of NYSSCPAs and AICPA. Mr. O’Donnell earned a B.S, degree in Accountancy from Villanova University in 1991 and an M.B.A. from Columbia Business School in 2003. We believe that Mr. O’Donnell’s extensive education and background in accounting and finance makes him qualified to serve as our Chief Financial Officer.

Alexander Korff was appointed General Counsel, Secretary and Chief Compliance Officer effective April 1, 2016. Mr. Korff oversees the legal affairs of the group, including corporate, commercial and financial transactions, intellectual property, governance and regulatory compliance. Before joining Pareteum, Mr. Korff worked at international law firms Clifford Chance (in their London, Amsterdam and Warsaw offices) and Bird & Bird in London, specializing in contentious and non-contentious commercial, IT and intellectual property law – predominantly for technology- and telecom-sector clients. He has also worked as in-house legal counsel to defense and aviation group EADS Airbus at their European headquarters in France. He previously held commercial posts with technology companies WorldPay and Autonomy. Mr. Korff read law (LL.B) at Durham University, England, and undertook post-graduate legal studies at the London College of Law. He speaks English, Dutch, German and French.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees.

Other Directorships

Other than as disclosed above, none of the Directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors is currently chaired by the Executive Chairman of the Company, Mr. Turner. The Company believes that dividing the positions of Chief Executive Officer and Chairman of the Board of Directors helps to ensure that the Board of Directors and management can actually achieve all goals, and with a common purpose. The positions of Chief Executive Officer and Chairman can clearly and effectively execute the Company’s strategic initiatives. Key strategic initiatives and decisions involving the Company are discussed and approved by the entire Board of Directors. In addition, meetings of the independent directors of the Company are regularly held, which Mr. Turner does not attend. The Company believes that the current leadership structure and processes maintains an effective oversight of management and independence of the Board of Directors as a whole without separate designation of a lead independent director. However, the Board of Directors will continue to monitor its functioning and will consider appropriate changes to ensure the effective independent function of the Board of Directors in its oversight responsibilities.

Role of the Board in Risk Oversight

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee considers and discusses with management the Company’s major financial risk exposures and related monitoring and control of such exposures as well as compliance with legal and regulatory requirements. The Nominating & Governance Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking. Any findings regarding material risk exposure to the Company are reported to and discussed with the Board of Directors.

Independence of the Board of Directors and Its Committees

After review of all relevant transactions or relationships between each director and nominee for director, or any of his or her family members, and the Company, its senior management and its Independent Registered Public Accounting Firm, the Board of Directors has determined that all of the Company’s directors and the Company’s nominees for director are independent within the meaning of under Section 803 of the NYSE MKT rules, except Mr. Turner, the Executive Chairman of the Company.

Meetings

Our Board of Directors met in person and telephonically fourteen (14) times during 2016 and also acted by unanimous written consent eleven (11) times. Each of the then-members of our Board of Directors was present at 75% or more of the Board of Directors meetings held in 2016.

In September 2017, Mr. Turner attended the annual stockholder meeting. We have encouraged, but do not require, that all of our directors be in attendance at the Annual Meeting either in person or by remote communication. In addition, we have encouraged, but do not require, our directors to attend future annual stockholder meetings in person.

Board Committees

Our Board of Directors has established three standing committees: (1) Audit and Finance, (2) Nominating and Corporate Governance, and (3) Compensation.

All committees operate under a charter that has been approved by the Board of Directors and which is available on our website, www.pareteum.com.

Audit and Finance Committee

Our Board of Directors has an Audit and Finance Committee, abbreviated to Audit Committee, composed of Messrs. van Sante (member since February 18, 2016) and Jimenez-Tuñon (member since March 1, 2017) and Ms. Thomas (member since July 25, 2017, who became Chairwoman effective September 13, 2017). The Audit and Finance Committee met four (4) times during 2016. Each of the then-current members was present at all of the Audit and Finance Committee meetings held during 2016.

The Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit and Finance Committee has a charter (which is reviewed annually) and performs several functions. The Audit and Finance Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•	reviews and approves related-party transactions;

•	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•	reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the Board of Directors; and

•	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board of Directors, including Sarbanes-Oxley implementation, and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee, abbreviated to Nominating Committee, presently composed of Messrs. van Sante (Chairman and member since December 16, 2015) and Jimenez-Tuñon (member since March 1, 2017) and Ms. Thomas (member since July 25, 2017). The Nominating Committee did not convene as such during 2016, preferring the affairs of the Committee to be addressed by the full Board.

The Nominating Committee is charged with the responsibility of reviewing our corporate governance policies and with presenting new potential director-nominees to the Board of Directors for consideration. The Nominating Committee has a charter which is reviewed annually. All members of the Nominating Committee are independent directors as defined by the rules of the NYSE American. The Nominating Committee will consider director nominees recommended by stockholders. To recommend a nominee, please write to the Nominating and Corporate Governance Committee, c/o the General Counsel, Pareteum Corporation, 1185 Avenue of the Americas, 37th Floor, New York City, NY 10036, USA. The Nominating Committee will assess all director nominees using the same criteria it applies generally, described in this prospectus under the heading “Director and Officer Qualifications.” During 2016, we did not pay any fees to any third parties to assist in the identification of nominees.

Compensation Committee

Our Board of Directors also has a Compensation Committee composed of Messrs. Jimenez-Tuñon (Chairman, since July 25, 2017) and van Sante and Ms. Thomas (member since July 25, 2017). The Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists the Board of Directors in reviewing and approving matters such as Company benefit and insurance plans. The Compensation Committee met two (2) times during 2016 and acted by Unanimous Written Consent one (1) time in 2016. Each of the then-committee members was present at all of the Compensation Committee meetings held during 2016.

The Compensation Committee has the authority to directly engage, at the Company’s expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2016, the Compensation Committee did not engage any such compensation consultants or advisers.

Director and Officer Qualifications

We have not formally established any specific, minimum qualifications that must be met by each of our officers or directors or specific qualities or skills that are necessary for one or more of our officers or members of the Board of Directors to possess. However, our Nominating Committee generally evaluates and recommends candidates with a focus on the following qualities: educational background, diversity of professional experience, knowledge of our industry and business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders and other stakeholders.

Our Board of Directors and officers are composed of a diverse group of leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Most of our officers and directors also have experience serving on boards of directors and board committees of other public companies or private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges and strategies.

Code of Conduct

We have adopted a code of conduct that outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The code of conduct applies to all employees, as well as each member of our Board of Directors. All employees are required to read the code of conduct and affirm in writing their acceptance of the code. Our code of conduct is posted on our website, www.pareteum.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of conduct by posting such information on our website, www.pareteum.com. A copy of our code of conduct is also available in print, without charge, upon written request to Pareteum Corporation, 1185 Avenue of the Americas, 37th Floor, New York, NY 10036, USA. Attn: General Counsel.

Director Nominations

There have been no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors since our last disclosure of these procedures.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2016, there were untimely filings of Forms 3, 4 and 5 as outlined herein, specifically: (i) one report on Form 4 covering one transaction filed by Mark Nije; (ii) four reports on Form 4 covering four transactions filed by Patrick M. Carroll; (iii) one report on Form 4 covering one transaction filed by Martin Zuuriber; (iv) one report on Form 4 covering one transaction filed by Jaime Bustillo Velasco, (v) two reports on Form 4 covering two transactions filed by Roderick de Greef; (vi) one report on Form 4 covering one transaction filed by Robert Skaff Jr; (vii) two reports on Form 4 covering two transactions filed by Francisco Ros; (vii) three reports on Form 4 covering three transactions filed by Yves Roger van Sante; (viii) two reports on Form 4 covering two transactions filed by Gary G. Brandt; (ix) one report on Form 4 covering one transaction filed by Robert Harold Turner, and (x) one report on Form 3 covering one transaction filed by Victor Bozzo.

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table sets forth, for the fiscal years 2016 and 2015, compensation awarded or paid to, or earned by, our Chief Executive Officers, our Chief Financial Officer and our other two executive officers at December 31, 2016 (the “Named Executive Officers” or “NEOs”).

Name and principle position	Year	Salary ($)(1)		Bonus ($)			Option Awards ($)(2)		Option Awards (in options)		All Other Compensation ($)(3)	Total ($)	Total Number of shares	Total Number of options
Robert H. Turner (i)	2016	$331,021	(a)		$675,000	(f)		$530,838	200,000	(h)	$257,785	$1,794,644	86,000	200,000
(Executive Chairman)	2015	$40,628	(a)	$				$661,437	100,000	(j)	$-	$702,065	-	100,000
Victor Bozzo (ii)	2016	$54,457	(b)		$50,000	(g)		$394,213	120,000	(k)	$-	$498,671	-	120,000
(CEO & Chief Executive Officer)	2015	$-	(b)		$-		$		-		$-	$-	-	-
Alex Korff (iii)	2016	$153,676	(c)	$				$-	-	(l)	$186,870	$340,546	49,807	-
(General Counsel, Secretary & Compliance Officer)	2015	$125,349	(c)	$				$15,656	1,500		$(9,029)	$131,975	-	-
Edward O’Donnell (iv)	2016	$-	(d)	$				$-	-	(l)	$-	$-	-	-
(Chief Financial Officer)	2015	$-	(d)	$				$-	-	(l)	$-	$-	-	-
Erik Kloots (v)	2016	$139,925	(e)	$				$-	-	(l)	$134,262	$274,186	44,791	-
(Vice President-Finance and Principal Accounting Officer)	2015	$119,253	(e)	$				$15,656	1,500	(l)	$-	$134,909	-	-

Notes:

(i)	Mr. Turner was appointed on November 16, 2015; compensation received in 2015 was pro-rated.

(ii)	Mr. Bozzo was appointed on November 1, 2016; compensation received in 2016 was pro-rated.

(iii)	Mr. Korff was appointed April, 1, 2016 and replacing Mr. A. Vermeulen who left the Company March 31, 2016.

(iv)	Mr. O’Donnell was appointed January 8, 2017; compensation to be received in 2017 will be pro-rated.

(v)	Mr. Kloots was appointed April 1, 2016; compensation received in 2016 was pro-rated.

(1)	These are the base salaries before any bonus and or non-cash awards. The base salary is determined and paid on a monthly basis in euros; therefore, calculations include exchange results from euros to U.S. dollars. Payment can be elected either in cash or in shares in lieu of salary and bonus. When officers opt for payment in shares there is a 25% discount on the purchase price. The amounts, however, are shown at fair market value by using the share price of the preceding month closing price. In principle, officers may earn up to approximately 33% more than the ‘agreed’ cash salary in the event they elect to receive 100% compensation in shares. Such beneficial discount is included in “All Other Compensation” at the fair market value of the equity, reduced by the denominated value in U.S. dollars of the cash salary used for this ‘exchange’ into non-cash compensation.

(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock option awards granted to the named executive officers in 2016 and 2015, respectively. We estimate the fair value of awards on the grant date using the Black-Scholes option pricing model. The assumptions made in calculating the grant date fair value amounts for stock option awards are incorporated herein by reference to the discussion of those assumptions in Note 23 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Note that the amounts reported in this column reflect the Company’s accounting cost for the stock option awards, and do not correspond to the actual economic value that will be received by the named executive officers from the award. Pursuant to SEC rules, the amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. In case the options have not vested yet the company has expensed a pro-rata portion until date of vesting. Expensing of performance based options will start after setting the performance targets.

(3)	With respect to 2016 this value relates to the non-cash bonus for the chairman of the Board and other officers granted in 2016 and issued in January 2017 and in case of 2015 the value represents the 25% purchase price discount the named executive officer received by way of electing equity compensation in lieu of cash compensation adjusted for fair value at date of issuance.

(a)	These amounts have been agreed in USD and amounts to an annual amount of USD 300,000. The total salary in 2016 amounts to $331,021 which includes the employer part of the social securities.

(b)	These amounts have been agreed in USD and amounts to an annual amount of USD 275,000. The total salary in 2016 amounts to $54,457 which includes the employer part of the social securities and represents salary as of November 1, 2016.

(c)	These amounts have been agreed in GBP. The amount for 2016 has been agreed upon GBP 110,700. The average exchange rate is $1.388 for 2016 and $1.440 in 2015. These averages are the average of the 4 exchange rates used during the respective year by using the exchange rate of the first working day of each quarter.

(d)	No salary in 2015 and 2016; started in January 2016.

(e)	These amounts have been agreed in euro. Amount for 2016 has been EUR 108,230 and for 2015 EUR 96,006. The average exchange rate is $1.114 for 2016 and $1.133 for 2015. These averages are the average of the 4 exchange rates used during the respective year by using the exchange rate of the first working day of each quarter.

(f)	Bonus amount granted for an amount of USD 75,000 based on achievement of certain milestone. Bonus granted of $600,000 was granted and accrued in the fourth quarter to be paid in the future.

(g)	Sign-in bonus for an amount of USD 50,000.

(h)	Comprised of 200,000 of a total grant of 300,000 shares in total divided between the years 2016 and 2017, the 200,000 options which have been granted with immediate effect represent an initial fair market value of $530,838, following the Black and Scholes calculation method.

(j)	Comprised of 100,000 options with an exercise price of $8.25 and a total initial fair value of USD 661,437. In the years 2015, 2016, 2017 and 2018 equal tranches of 25,000 options will vest each year.

(k)	Comprised of 120,000 options with an exercise price of $4.3725 and a total initial fair market value of USD 394,213 using the Black and Scholes valuation model. The options will annually vest in 4 equal tranches of 30,000 options and have a term of 7 years. The first tranche vested in 2016, others will vest in 2017, 2018 and 2019. Expensing will be accounted for and spread over the period until vesting.

Narrative Disclosure to Summary Compensation Table

Consultancy and Employment Agreements

We currently have the following agreements with our named executive officers:

Robert H. Turner, Executive Chairman – We entered into an employment agreement, effective as of November, 17 2015, with Mr. Turner, to serve as Executive Chairman of the Company. Mr Turner is paid a base compensation of USD $300,000 gross per year. Mr. Turner receives no fees (cash or stock) for serving on our Board of Directors. Mr. Turner has a number of granted options set at 2,500,000 carrying a 7 years exercise period after granting; the options would vest in four equal annual installments, following the joining date. Mr. Turner is eligible to a performance related bonus, depending on business performance by the Group performance. Such bonus shall be based solely upon your achievement of Board-approved and mutually agreed upon performance targets. For 2016 the on-target bonus percentage is set at 100% against the Base salary paid in that year, capped at 200% maximum on cash payment; performance over and above 200% is paid in equity at the then-current value of the Company.

Additionally, On November 18, 2016, the Company entered into an employment agreement Mr. Turner, the Company’s Executive Chairman and Principal Executive Officer (the “Employment Agreement”). The Employment Agreement modifies and supplements the terms of the prior employment letter between the Company and Mr. Turner dated November 2015 by providing for the following additional terms: (i) one-time bonuses of USD $300,000 for achieving previously determined business and restructuring goals established by the Board and an extraordinary bonus of USD $300,000 for Mr. Turner’s efforts on behalf of the Company during late 2015 and 2016 and to be paid as set forth in the Employment Agreement; (ii) restricted common stock grants of 2,000,000 shares of the Company’s common stock; (iii) options to purchase up to 7,500,000 shares of the Company’s stock, which options shall vest over a period of three (3) calendar years, with 1,875,000 shares vesting immediately, and the remaining 5,625,000 shares vesting in 3 equal installments of 1,875,000 each, on the first, second and third anniversary of the option grant. The exercise price of the options is $.14 per share; and (iv) other customary allowances, bonuses, reimbursements and vacation pay. The Employment Agreement also provides that if Mr. Turner’s employment with the Company is terminated by the Company without “cause” or by Mr. Turner for “good reason” (as such terms are defined in the Employment Agreement) the Company will pay Mr. Turner, 12 months’ salary at the rate of his salary as of such termination, together with payment of the average earned bonuses (regular and extraordinary) since November 1, 2015.

Victor Bozzo, Chief Executive Officer – We entered into an employment agreement, effective as of November 1, 2016, with Mr. Bozzo, to server as Chief Executive Officer of the Company. Mr. Bozzo is paid a base compensation of USD $275,000 gross per year. Mr. Bozzo received a signing bonus of USD $50,000 gross, and has a total number of restricted common stock grants of shares with the equivalent value of USD $10,000. Additionally, Mr. Bozzo received a restricted grant with the equivalent value of USD $15,000 within a reasonable time following the 6-month anniversary of the Effective Date and USD $50,000 within the first calendar year anniversary date, with each of these grants being subject to certain conditions set forth in the Employment Agreement. Additionally, Mr. Bozzo is entitled to purchase options up to 3,000,000 shares of the Company’s stock, of which options to purchase 750,000 shares of common stock will vest immediately, and the remaining 2,250,000 shares shall vest in 3 installments of 750,000 each annually on the first, second and third anniversary of the option grant. The exercise price of the options is $.1749 per share; and other customary allowances, bonuses, reimbursements and vacation pay. The Employment Agreement also provides that if Mr. Bozzo’s employment with the Company is terminated by the Company without “cause” or by Mr. Bozzo for “good reason” the Company will pay Mr. Bozzo 12 months’ salary at the rate of his salary as of such termination. Mr. Bozzo is also subject to customary non-competition, non-solicitation and confidentiality requirements during and after the term of his employment.

Edward O’Donnell, Chief Financial Officer – The Company entered into an employment agreement, effective as of January 9, 2017 with Mr. O’Donnell, to perform as Chief Financial Officer of the Company. Mr. O’Donnell is paid a base compensation of USD $175,000 gross, and is entitled to an annual bonus of up to USD $75,000 gross. Additionally, Mr. O’Donnell received a signing bonus of 25,000 restricted common shares, and options to purchase up to 1,000,000 shares of the Company’s stock, subject to the Company’s employee stock option plan including restrictions and vesting schedule. Mr. O’Donnell is also entitled to other customary allowances, bonuses, reimbursements and vacation pay. The employment agreement between the Company and Mr. O’Donnell is an “at will” agreement, which also provides that if Mr. O’Donnell’s employment with the Company is terminated by the Company, then, subject to a mutual release, the Company will pay Mr. O’Donnell’s base salary for an additional 270 days after termination in accordance with customary payroll practices. Mr. O’Donnell is also subject to customary confidentiality requirements during and after the term of his employment.

Alexander Korff, General Counsel and Chief Compliance Officer – During 2016, the Company’s Swiss subsidiary and Mr. Korff were parties to a consultancy agreement with his consulting company Karkinos IP Consulting Ltd which was paid approximately GBP 110,700 in 2016. Effective February 2017, Mr. Korff was engaged as an employee of the Company under an employment agreement for a total of GBP 120,000 (USD $149,383) gross per annum. Additionally, Mr. Korff received options to purchase up to 500,000 shares of the Company’s stock, subject to the Company’s employee stock option plan including restrictions and vesting schedule. Additionally, Mr. Korff will also be eligible for a bonus of up to fifty percent (50%) of his base salary above, where any such bonus is subject to the Company’s achievement of its business plan targets. Mr. Korff is also entitled to other customary allowances, bonuses, reimbursements and vacation pay. The employment agreement between the Company and Mr. Korff is an “at will” agreement, which also provides that if Mr. Korff’s employment with the Company is terminated by the Company, then, subject to a mutual release, the Company will pay Mr. Korff’s base salary for an additional 180 days after termination in accordance with customary payroll practices. Mr. Korff is also subject to customary confidentiality requirements during and after the term of his employment.

Severance and Change of Control

The named executive officers (and certain former executive officers) have individual severance terms as described below. In addition, outstanding equity awards made to our named executive officers under the 2008 Plan are subject to acceleration of any unvested portion of such awards upon a change of control unless the terms of a particular award state otherwise.

Other than as set out below, none of the agreements with named executives include any provisions for severance benefits or other payments upon a change of control regardless of whether a named executive officer’s employment is terminated by him with or without good reason, or whether the named executive officer is terminated by the Company with or without cause.

Robert H. Turner - The employment agreement with Mr. Turner is for an indefinite term. Under the terms of the employment agreement, Mr. Turner is entitled to severance if Mr. Turner’s employment with the Company is terminated by the Company without “cause” or by Mr. Turner for “good reason” (as such terms are defined in the Employment Agreement) the Company will pay Mr. Turner, 12 months’ salary at the rate of his salary as of such termination, together with payment of the average earned bonuses (regular and extraordinary) since November 1, 2015.

Victor Bozzo – The employment agreement with Mr. Bozzo is for an indefinite term. Under the terms of the employment agreement, Mr. Bozzo is entitled to a severance if he is terminated by the Company without “cause” or by Mr. Bozzo for “good reason” the Company will pay Mr. Bozzo 12 months’ salary at the rate of his salary as of such termination.

Edward O’Donnell – The employment agreement with Mr. O’Donnell is for an indefinite term. Under the terms of the employment agreement, Mr. O’Donnell is entitled to a severance if he is terminated by the Company, then, subject to a mutual release, the Company will pay Mr. O’Donnell’s base salary for an additional 270 days after termination in accordance with customary payroll practices.

Alexander Korff – The employment agreement entered on February 1, 2017 with Mr. Korff is for an indefinite term. Under the terms of the employment agreement, Mr. Korff is entitled to a severance if he is terminated by the Company, then, subject to a mutual release, the Company will pay Mr. Korff’s base salary for an additional 180 days after termination in accordance with customary payroll practices.

Erik Kloots – The Company entered into an employment agreement, effective as of January 1, 2007 with Mr. Kloots to serve as the Company’s European Business Controller and then as the Company’s Global Director of Corporate Control & Finance, reporting directly to the Company’s Chief Financial Officer. On April 1, 2016, Mr. Kloots was appointed as Principal Accounting Officer and paid a base compensation of Euro 121,289.41 (USD $137,728). Mr. Kloots is also entitled to other customary allowances, bonuses, reimbursements and vacation pay. Mr. Kloots is also subject to customary confidentiality requirements during and after the term of his employment. Effective as of March 31, 2017, Erik Kloots resigned from the Company as its Principal Accounting Officer. The Company has an agreement (the “Settlement Agreement”) with Mr. Kloots to (i) make a lump sum severance payment of gross Euro 121,289.41 (USD $129,746) gross no later than March 31, 2017, (ii) pay all unused holidays and pro-rata calculations of 2016 holiday allowance, (iii) keep the Company laptop, and (iv) keep all past awarded stock-options through the life of the options. Mr. Kloots will not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Martin Zuurbier - The consultancy agreement with Mr. Zuurbier was for a term of two (2) years and three (3) months and commenced on January, 1 2015 and was due to end on March 31, 2017. On January 29, 2016, Mr. Martin Zuurbier entered into certain Severance and Independent Contractor Agreement pursuant to which Mr. Zuurbier resigned, effective December 31, 2015, from the Chief Technology Officer and Co-President of Mobile Platform Activities and other executive positions of the Company for personal reasons. Mr. Zuurbier did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his severance, Mr. Zuurbier received (i) a severance entitlement of Euro 100,000 (USD $109,096) and (ii) a grant of 500,000 restricted shares of the Company’s common stock. On November 14, 2016, Mr. Zuurbier and the Company entered into an Equity Conversion and Settlement Agreement, in which both parties agreed that the Company would issue to Mr. Zuuriber the total of 1,115,000 shares of common stock that were included in the S-3, in order to settle an outstanding balance for the total of 115,00. Further, it was agreed between the Company and Mr. Zuurbier that the Company would also pay in cash the total of Euro 19,500 (USD $21,274) before December 2, 2016 towards the outstanding liability, and the Company would also pay the remaining payment of Euro 50,000 (USD $54,548) before March 31, 2017 to settle the payment liabilities as prescribed by the Severance and Independent Contractor Agreement.

Mark Nije - The consultancy agreement with Mr. Nije was for a term of three (3) years which commenced on January 1, 2015. Under the terms of the consultancy agreement, Mr. Nije is entitled to severance if he is terminated by the Company without cause. In the event the agreement were terminated by the Company without cause, the Company would be required to give two (2) month’s written notice of termination and pay Mr. Nije severance in cash equal to four (4) months base-salary in addition to accrued but unpaid compensation and accrued vacation, but only if, Mr. Nije and us execute a valid and comprehensive mutual release of any and all claims that they may have against us in a form provided by us and they executes such form within seven (7) days of tender. Mr. Nije has an agreement with the Company to resign from all positions that he holds with the Company as of March 31, 2016. For a more detailed description, see Item 9B, “Other Information”. Effective on December 20, 2016, Mr. Nije and the Company entered into an Amendment of the Severance Agreement, in which the Company agreed to make an initial cash payment to Mr. Nije of Euro 42,500 (USD $44,390) and beginning January 1, 2017 the Company shall pay to Mr. Nije the monthly amount of Euro 10,000 (USD $10,445) up to cover the total outstanding balance of Euro 338,407 (USD $353,459) including the accrued statutory interest. In the event the Company fails to pay timely the monthly invoiced amounts, the Company shall next to the monthly payment, without need of demand, make a penalty payment of in the amount of Euro 5,000 (USD $5,222), plus interests thereon for each failure. In the event that the Company is able to raise additional financing through the sale of equity or debt securities, from which the Company receives gross proceeds of not less than USD $3,000,000, the Company shall, within 14 days thereof, make a lump sum payment to Mr. Nije in an amount equal to fifty percent (50%) of the then outstanding balance of the obligation. The then outstanding balance, including accumulated interest over the declining balance, is to be paid in equal monthly installments of no less than Euro 10,000 (USD $10,445) plus any amount due thereunder to satisfy any value added taxes per month until the Obligation is repaid in full. The Company arranged for the removal, at the Company’s sole expense, on or before December 29, 2016 (the “Removal Date”), of the trading restriction on the 692,785 shares of stock issued to the Mr. Nije and the 141,910 shares of stock issued to the Management Entity (collectively, the “Shares”), provided however that the Mr. Nije have complied with the applicable requirements under Rule 144 by the Removal Date and the required broker’s rep letter and seller’s rep letter are provided to counsel engaged for purposes of issuing the opinion relating to the removal of the trading restrictions on the Shares. Upon removal of such restrictions, the Company will be solely responsible for arranging for the electronic delivery of the certificates evidencing the Shares, without restrictions, manner of sale or direct resale requirements, to a broker designated by Mr. Nije. In the event that the Company fails to comply with the obligations set out in clause 2 prior to the Removal Date, the Company shall, without need of demand, make a penalty payment in the amount of Euro 25,000 (USD $26,112). The Company removed Mr. Nije as a statutory director from Elephant Talk Communications SLU, Spain, including the removal from the applicable registers at the chambers of commerce and tax authorities (the “Spain Removal”). In the event that the Company is unable to complete the Spain Removal by the date set forth above, the Company shall make a payment to Mr. Nije as penalty in the amount of Euro 10,000 (USD $10,455). The Company removed Mr. Nije as a statutory director from the existing legal entities, including the removal from the applicable registers at the chambers of commerce and tax authorities. In the event that the Company is unable to complete the Removal by the date set forth above, the Company shall make a payment to M. Nije as penalty in the amount of Euro 5,000 (USD $5,222) for each entity Mr. Nije is still a registered statutory director.

Alex Vermeulen - The consultancy agreement with Mr. Vermeulen was for a term of three (3) years and commenced on January, 1 2015. Under the terms of the employment agreement, Mr. Vermeulen was entitled to severance if he is terminated by the Company without cause. In the event the agreement were terminated by the Company without cause, the Company would be required to give two (2) month’s written notice of termination and pay Mr. Vermeulen severance in cash equal to four (4) months base salary in addition to accrued but unpaid Compensation and accrued vacation, but only if, Mr. Vermeulen and the Company execute a valid and comprehensive mutual release of any and all claims that they may have against in a form provided by the Company and they executes such form within seven (7) days of tender. Mr. Vermeulen resigned from all positions that he held with the Company as of March 31, 2016. On October 20, 2016, it was agreed to a settlement of liabilities between the Company and Mr. Vermeulen, and their respective officers and directors, under the severance agreement of March 28, 2016, and it was also agreed that the Company would issue to Mr. Vermeulen 600,000 restricted shares of common stock that would be included in the S-3 registration statement, in order to settle an outstanding balance for the amount of Euro 60,000 (USD $65,868). Further it is agreed that the Company would pay the remaining part of the outstanding debt in cash, being then Euro 24,857.14 (USD $27,288), before December 24, 2016.

Armin Hessler –The employment agreement with Mr. Hessler was for an indefinite term. Under the terms of the employment agreement, Mr. Hessler was entitled to severance if he were terminated by the Company without cause. In the event the agreement were terminated by the Company before July 1, 2017, the Company would be required to pay Mr. Hessler severance in cash equal to the greater of i) base salary for the number of months between the date Mr. Hessler employment terminates and July 1, 2017; or ii) six (6) months’ base salary. In the event the agreement is terminated by us after July 1, 2017, we would be required to pay Mr. Hessler severance in cash equal to six (6) months’ base salary. Mr. Hessler submitted his resignation as the Company’s Chief Operations Officer effective as of November 2, 2016. The Company agreed to make monthly cash severance payments to Mr. Hessler for a period of nine months from the date of his resignation, equal to an aggregate gross amount of Euro 180,000 (USD $198,034). The Company also agreed to allow Mr. Hessler to keep an aggregate of 2,200,000 vested stock options. Mr. Hessler did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

GRANT OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Stock Option Awards:
Name and principle position	Grant- date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of shares of Stocks or Units (#)	Number of Securities Underlying Options #	Exercises or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Robert H. Turner	18-Nov-16								200,000	$3.50	$530,838
(Executive Chairman)
Victor Bozzo	1-Nov-16								120,000	$4,3725	$394,213
(CEO & Chief Executive Officer)
Alex Korff	8-Aug-16							40,000	-	$-	$140,100
(General Counsel, Secretary & Compliance Officer)	28-Jul-16							9,807			36,336
Erik Kloots	8-Aug-16							40,000			140,100
Vice President-Finance and Principal Accounting Officer	28-Jul-16							4,791			17,751
Edward O’Donnell								-			$-
(Chief Finance Officer)								-			$-

The Company issued the compensation shares to the above executive officers from the shares authorized, under its Amended and Restated 2008 Long-Term Incentive Compensation Plan (“2008 Plan”).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses information regarding outstanding equity awards granted or accrued as of December 31, 2016 for each of our named executive officers.

Outstanding Equity Awards
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Robert H. Turner	25,000	(1)				$8.25	16-Nov-22		$
(Executive Chairman)	25,000	(1)				$8.25	16-Nov-22		$
			25,000	(2)		$8.25	16-Nov-22		$
			25,000	(2)		$8.25	16-Nov-22		$
	50,000					$3.50	18-Nov-23		$
			50,000			$3.50	18-Nov-23		$
			50,000			$3.50	18-Nov-23		$
			50,000			$3.50	18-Nov-23		$

Victor Bozzo	30,000					$4,3725	1-Nov-23		$
(CEO & Chief Executive Officer)			30,000			$4,3725	1-Nov-23		$
			30,000			$4,3725	1-Nov-23		$
			30,000			$4,3725	1-Nov-23		$

Alex Korff	1,000					$62.50	1-Jan-21		$
(General Counsel, Secretary & Compliance Officer)	1,000					$62.50	1-Jan-21		$
	1,000					$62.50	1-Jan-21		$
	500					$28.75	15-Jan-17		$
	500					$28.75	15-Jan-17		$
	500					$28.75	15-Jan-17		$
	500					$38.00	15-Jan-18		$
	500					$38.00	15-Jan-18		$
			500			$38.00	15-Jan-18		$
	3,072					$22.00	15-Apr-17		$
	500					$20.50	16-Jan-19		$
			500			$20.50	16-Jan-19		$
			500			$20.50	16-Jan-19		$

Edward O’Donnell					$				$
(Chief Finance Officer)					$				$

Erik Kloots	1,000					$33.75	1-Jan-20		$
(Vice President-Finance and Principal Accounting Officer)	1,000					$33.75	1-Jan-20		$
	1,000					$62.50	1-Jan-21		$
	1,000					$62.50	1-Jan-21		$
	1,000					$62.50	1-Jan-21		$
	1,000					$62.50	1-Jan-21		$
	500					$28.75	15-Jan-17		$
	500					$28.75	15-Jan-17		$
	500					$28.75	15-Jan-17		$
	500					$38.00	15-Jan-18		$
	500					$38.00	15-Jan-18		$
			500			$38.00	15-Jan-18		$
	2,505					$22.00	15-Apr-17		$
	500					$20.50	16-Jan-19		$
			500			$20.50	16-Jan-19		$
			500			$20.50	16-Jan-19		$

(1)          The stock options vested on the grant date November 16, 2015, and have a term of seven years from the date of grant.

(2)          The stock options were granted on November 16, 2015, have a term of seven years from the date of grant and will vest in equal tranches in the years 2016, 2017 and 2018.

(3)          The stock options vested on the grant date December 4, 2013, and have a term of five years from the date of grant.

(4)          The stock options vested on the grant date April 5, 2013, and have a term of three years from the date of grant.

(5)          The stock options vested on the grant date January 23, 2015, and have a term of three years from the date of grant.

(6)          The stock options vested on the grant date January 23, 2015, and have a term of three years from the date of grant.

(7)          The stock options were granted on January 29, 2015, have a term of four years from the date of grant and will vest in three equal tranches in the years 2016, 2017 and 2018.

(8)          The stock options were granted on April 1, 2015, have a term of five years from the date of grant and will vest in four equal tranches in the years 2016, 2017, 2018 and 2019.

OPTION EXERCISES AND STOCK VESTED

The following table represents stock options that have been exercised and restricted stock awards that have vested as of December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
Robert H. Turner	0	$-	86,000	$257,785

Vic Bozzo	0	$-	0	$-

Alex Korff	0	$-	49,807	$186,870

Edward O’Donnell	0	$-	0	$-

Erik Kloots	0	$-	44,791	$134,262

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2016. In addition, our named executive officers did not participate in, or otherwise receive any benefits under, a nonqualified deferred compensation plan during 2016.

(a)	The awards have been granted and vested in 2016; however, some of the shares were only issued and delivered early 2017. The corresponding share-based compensation expenses have been accounted for in 2016.

DIRECTOR COMPENSATION

The basic compensation for serving as a non-executive director is USD $80,000 per year, with an additional USD $10,000 for non-executive directors serving in one committee and USD $20,000 paid to non-executive directors who serve on more committees of our Board of Directors, USD $30,000 for serving as chairman of the Audit Committee and USD $5,000 for serving as a chairman of the other committees. Generally, during a non-executive director’s first year of service, a minimum of 50% of such director’s compensation is paid through the issuance of common stock with the remaining portion paid in cash. In subsequent years of service, a non-executive director gets to elect the method and proportion of payment. Compensation was paid per quarter in arrears, whereby the conversion of cash in shares was done at the average closing share price of the Company of the 10 days prior to the start of the quarter discounted by 25%. This is in line with our policy to stimulate as much as possible conversion into shares to preserve our cash position.

The following table represents compensation earned or paid in 2016 to our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carl Stevens	$-	$18,131	$	$	$	$	$18,131
Yves van Sante (2)	$-	$140,428	$	$	$	$	$140,428
Francisco Ros (3)	$6,381	$9,972	$	$	$	$	$16,353
Roderick de Greef (4)	$81,250	$65,817	$	$	$	$	$147,067
Robert Skaff (5)	$52,170	$71,059	$	$	$	$	$123,229

(1)	The amounts included in these columns are the aggregate fair values of the awards granted by the Company to the directors in the fiscal year in lieu of cash fees, valued in accordance with FASB ASC Topic 718 for the fiscal year ended December 31, 2016. Pursuant to SEC rules, the amounts in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. The share prices used for the 2016 calculations in this table are the share prices of the last 10 trading days of the quarter covering the compensation related period. Compensation to the directors can be elected by the directors, at the beginning of the quarter, either in cash or in shares. When directors opt for payment in shares there is a 25% discount on the ‘purchase’ price. The amounts however are shown at fair market value by using the closing share price at the last working day of the compensated quarter. In principle non-executive officer directors might earn up to approximately 33% more than the standard director fees if they have elected to receive 100% compensation in shares.

(2)	Mr. van Sante elected to have his directorship fees paid in shares.

(3)	Mr. Ros earned cash directorship fees of $6,381 in 2016, which have not yet been paid.

(4)	Mr. de Greef earned cash directorship fees of $81,250 in 2016, of which $10,417 has not yet been paid.

(5)	Mr. Skaff earned cash directorship fees of $52,170 in 2016, which have not yet been paid.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2006 Plan (1): 0 2008 Plan (2): 1,109,281 2017 Plan: 2,168,000	2006 Plan: n/a 2008 Plan: $9.85 2017 Plan: $1.00	2006 Plan: 0 2008 Plan: 0 2017 Plan: 4,332,000
Equity compensation plans not approved by security holders	-	-	-
Total	3,277,281	-	4,332,000

(1)	S-8 Filed July 21, 2006.

(2)	S-8 Filed July 11, 2008. The stockholders approved the increase of the total number of shares of authorized to be issued under the 2008 Plan from 200,000 to 920,000, during 2013 the stockholders approved an increase from 920,000 to 1,840,000 and during 2014 an increase of the total number of shares available under the Plan from 1,840,000 to 2,240,000.
(3)	S-8 Filed June 14, 2017 for 3,500,000 shares. The shareholders approved 6,500,000 total number of shares on September 12, 2017.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 13, 2017: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares.

As of October 13, 2017, there were ____________ shares of our common stock outstanding.

Name of Beneficial Holder	Number of Shares of Common Stock Owned(A)		Percent of Class as of October 13, 2017
Saffelberg Investments N.V.	1,704,464	(1)	10.6%
Corbin Mezzanine Fund I, L.P.	2,206,315	(2)	11.8%
Bernard Moncarey	1,156,658	(3)	7.3%
Artilium plc	3,200,332	(8)	16.3%

Officers & Directors

Yves Van Sante	375,882		1.9%
Hal Turner	515,972	(4)	2.6%
Luis Jimenez-Tuñon	100,000		1.0%
Laura Thomas	0		*
Victor Bozzo	139,036	(5)	0.7%
Edward O’Donnell	302,036	(6)	1.5%
Alexander Korff	277,271	(7)	1.1%

All Officers and Directors as a Group	1,829,185		8.9%

* Less than one percent

(A) Calculated in accordance with Rule 13d-(3)(d)(1) under the Exchange Act.

(1) Includes 226,172 shares underlying a warrant exercisable at an exercise price of $1.87 and 90,812 shares underlying the 9% Note. Their address is in Gooik, Belgium.

(2) Includes 2,040,000 shares underlying a warrants exercisable at $0.64 per share. Corbin Capital Partners, L.P., is an adviser to this entity, and Corbin Capital Partners Management, LLC, the sole general partner of this entity, may be deemed to beneficially own the shares of Common Stock that may be deemed beneficially owned by this entity. Their address is 590 Madison Avenue, 31st Floor, New York, New York 10022.

(3) Includes 601,571 shares underlying a warrant exercisable at $3.50. His address is Rue Emile Lavandier, Luxembourg.

(4) Includes options to purchase 400,000 shares of our Common Stock, all of which may be deemed to be beneficially owned, of which 75,000 options have an exercise price of $3.50 and 50,000 options have an exercise price of $8.25.

(5) Includes options to purchase 120,000 shares of our Common Stock, all of which may be deemed to be beneficially owned, and which have an exercise price of $4.3725.

(6) Includes options to purchase 290,000 shares of our Common Stock, all of which may be deemed to be beneficially owned, and which have an exercise price of $2.755.

(7) Includes options to purchase 15,072 shares of our Common Stock, all of which may be deemed to be beneficially owned, of which 226,000 have an exercise price of $1.00.

(8) Their address is 9-13 Saint Andrew Street London, England EC4A 3AF.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management of the Company is not aware of a material interest, direct or indirect, of any director or officer of the Company, any other informed person of the Company, or any associate or affiliate of any such person, in any transaction since the commencement of the Company’s most recently completed fiscal year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, except for (i) the sale of former subsidiary ValidSoft and (ii) the debt restructuring transactions with Atalaya Capital Management and Corbin Mezzanine Fund I, L.P. – in each case as described elsewhere herein.

In the event of any future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by our independent directors.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law.  Copies of our certificate of incorporation and our bylaws, copies have been filed as exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.00001 par value, and 50,000,000 shares of preferred stock, $0.00001 par value. As of October 13, 2017, there were 19,620,819 shares of common stock outstanding.

Common Stock

Subject to preferential rights with respect to any then outstanding preferred stock, all outstanding shares of common stock are of the same class and have equal rights and attributes.

Dividend Rights

Holders of the common stock may receive dividends when, as and if declared by our Board of Directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible and does not have any sinking fund provisions.

Preemptive Rights

Holders of the common stock do not have preemptive rights.

Other Rights

Our common stock is not liable to further calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.

Right to Amend Bylaws

The Board of Directors has the power to adopt, amend or repeal the bylaws.  Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

Preferred Stock

Our certificate of incorporation, as amended, empowers our Board of Directors, without action by our shareholders, to issue up to 50,000,000 shares of preferred stock from time to time in one or more series.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series A Preferred Stock and Series A-1 Preferred Stock

The Board has designated 150 shares of preferred stock as Series A Preferred Stock and 100 shares as Series A-1 Preferred Stock. As of the date of this prospectus, there are 43 shares of Series A Preferred Stock outstanding and 15 shares of Series A-1 Preferred Stock outstanding. Each share of Series A Preferred Stock and Series A-1 Preferred Stock is convertible into 0.04% of our issued and outstanding shares of common stock immediately prior to conversion. The Series A Preferred Stock and Series A-1 Preferred Stock are convertible at the option of the holder, except that (i) if there is a change in control (as defined in the certificate of designation) before September 2, 2017 or (ii) any time after September 2, 2017, we have the option to automatically convert the Series A Preferred Stock and Series A-1 Preferred Stock into common stock. The holders of Series A Preferred Stock and Series A-1 Preferred Stock are not entitled to receive any dividends and have no voting rights (except that we may only take certain corporate actions with the approval of a majority of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock). Further, upon liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock and Series A-1 Preferred Stock will receive distributions on par with and on a pro rata basis with the common stockholders as though the Series A Preferred Stock and Series A-1 Preferred Stock had been converted at the time of such liquidation, dissolution or winding up of the Company.

Stock Options and Restricted Stock Units under Equity Plans

As of October 13, 2017, there were approximately 4,332,000 of common stock reserved for issuance under our stock option and equity plans. Approximately 3,277,281 shares are reserved for issuance upon exercise of outstanding options and restricted stock units that have been granted under our equity plans, and 4,332,000 shares may be granted in the future under our equity plans.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents. The authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “TEUM.” On October 13¸ 2017, the last reported bid price for our common stock on The New York Stock Exchange was $1.20 per share.  As of October 13, 2017, we had approximatel 525  stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company. Its address is 1 State Street 30th Floor, New York, NY 10004 and its telephone number is 212-509-4000.

UNDERWRITING

We have entered into an underwriting agreement with Dawson James Securities, Inc. with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of shares of common stock set forth opposite its name in the table below.

Underwriter	Number of Shares
Dawson James Securities, Inc.
Total

The underwriters are committed to purchase all the common stock offered by us if they purchase any such securities. The underwriters are not obligated to purchase the common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. We have granted to the underwriters an option to purchase up to __ additional shares of common stock. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of common stock by the underwriters in excess of the total number set forth in the table above. We will pay the expenses associated with the exercise of the over-allotment option. Dawson James Securities, Inc., its officers and its registered representatives may participate in this offering on the same terms and conditions as the investors participating in this offering.

Discounts and Commissions

The underwriter proposes to offer to the public the common stock purchased pursuant to the underwriting agreement at the public offering price per share stated on the cover page of this prospectus supplement. The underwriter may offer some of the common stock to other securities dealers at such price less a concession of $__ per shares of common stock. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $__ share to other dealers. After the common stock is released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

The factors considered in determining the public offering price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, our past and present operations and our prospects for future revenues.

The following table shows the per share and total underwriting discounts and commissions we will pay in connection with the sale of the common stock.

	Per Share	Total Without Over- Allotment Option	Maximum Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse the underwriter for its expenses in connection with this offering, up to $125,000, and to reimburse the underwriter for “blue sky” expenses up to $25,000.

We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount, will be approximately $__.

Underwriters’ Warrant

We have also agreed to issue to the underwriters’ a warrant to purchase a number of our shares of common stock equal to 5% of the common stock sold in this offering. The underwriters’ warrant will have an exercise price equal to 125% of the public offering price of the shares set forth on the cover of this prospectus (or $[_] per share) and may be exercised on a cashless basis. The underwriters’ warrant is not redeemable by us. This prospectus also covers the sale of the underwriters’ warrant and the shares of common stock issuable upon the exercise of the underwriters’ warrant. The underwriters’ warrant and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrant nor any securities issued upon exercise of the underwriters’ warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriters’ warrant may not contain certain anti-dilution terms.

Lock-up Agreements

The underwriting agreement will provide that our officers and our directors will agree, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, such period being referred to as the “Lock-Up Period”, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We have agreed to indemnify the underwriter and certain other persons against certain liabilities relating to or arising out of the underwriter’s activities under the underwriting agreement. We have also agreed to contribute to payments that the underwriter may be required to make in respect of such liabilities.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering pursuant to the exercise of their over-allotment option to purchase additional shares. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out the covered short position, the underwriters will consider, among other things, the price of the common stock available for purchase in the open market as compared to the price at which they may purchase common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Electronic Offer

This prospectus supplement and the accompanying prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, any information on the underwriter’s or its affiliates’ websites and any information contained in any other website maintained by the underwriter or any affiliate of the underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Other

The underwriter or its affiliates have in the past and may in the future perform investment banking and advisory services for us in the ordinary course of their business and for which they would receive customary fees and expenses. However, except as disclosed in this prospectus, for the past 180 days the underwriters have not provided us with any further services.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York. Schiff Hardin, LLP, Washington, D.C., is acting as counsel for the underwriters in connection with the securities offered hereby.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2016 and 2015, and for the years then ended appearing in this registration statement have been included in reliance on the report of Squar Milner LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

PARETEUM CORPORATION AND SUBSIDIARIES

TABLE OF CONTENTS

FORM 10-Q REPORT

June 30, 2017

F-1

PARETEUM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2017	2016
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$741,941	$931,189
Restricted cash	699,661	564,018
Accounts receivable, net of an allowance for doubtful accounts of $91,897 at June 30, 2017 and $88,528 at December 31, 2016	249,279	614,670
Prepaid expenses and other current assets	680,708	1,084,994
Total current assets	2,371,589	3,194,871

NON-CURRENT ASSETS

OTHER ASSETS	80,103	129,037

NOTE RECEIVABLE	1,021,561	1,012,603

PROPERTY AND EQUIPMENT, NET	7,735,945	8,708,778

INTANGIBLE ASSETS, NET	353,656	-

TOTAL ASSETS	$11,562,854	$13,045,289

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and customer deposits	$2,782,781	$2,316,768
Obligations under capital leases (current portion)	-	10,813
Net billings in excess of revenues	562,682	951,791
Accrued expenses and other payables	4,967,568	6,013,620
Senior Secured Loan - Short Term	1,750,000	4,000,000
Total current liabilities	10,063,031	13,292,992

LONG TERM LIABILITIES
Derivative liabilities	-	4,265,829
Other long term liabilities	177,139	192,980
Unsecured Convertible Promissory Note (net of Debt Discount and Debt Issuance)	75,338	821,048
Senior Secured Loan - Long Term (net of Debt Discount, and Debt Issuance)	5,038,644	3,715,662
Non-current portion of net billings in excess of revenues	97,489	121,309
Total long term liabilities	5,388,610	9,116,828
Total liabilities	15,451,641	22,409,820

STOCKHOLDERS’ DEFICIT
Preferred Stock $0.00001 par value, 50,000,000 shares authorized, 58 and 249 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	384,503	2,143,196
Common Stock $0.00001 par value, 500,000,000 shares authorized, 13,271,355 and 8,376,267 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	290,540,444	280,653,362
Accumulated other comprehensive loss	(5,097,560)	(5,086,902)
Accumulated deficit	(289,716,174)	(287,080,234)
Pareteum Corporation stockholders’ deficit	(3,888,787)	(9,370,578)

NON-CONTROLLING INTEREST	-	6,047
Total stockholders’ deficit	(3,888,787)	(9,364,531)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$11,562,854	$13,045,289

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2

PARETEUM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(UNAUDITED)

	Six months Ended June 30,
	2017	2016
REVENUES	$6,034,118	$6,540,692

COST AND OPERATING EXPENSES
Cost of service	1,787,590	2,104,427
Product development	558,206	2,098,902
Sales and marketing	690,282	887,673
General and administrative	3,856,226	5,680,885
Restructuring and settlement costs	588,106	-
Depreciation and amortization of intangibles assets	1,716,476	2,211,551
Total cost and operating expenses	9,196,886	12,983,438

(LOSS) / INCOME FROM OPERATIONS	(3,162,768)	(6,442,746)

OTHER (EXPENSE) / INCOME
Interest income	94,036	50,547
Interest expense	(923,184)	(602,772)
Interest expense related to debt discount and conversion feature	(1,342,598)	(613,144)
Changes in derivative liabilities	1,920,881	659,936
Gain on Extinguishment of Debt	463,345	-
Other income & (expense), net	470,476	112,560
Amortization of deferred financing costs	(222,623)	(282,295)
Total other (expense)	460,333	(675,168)

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,702,435)	(7,117,914)
(Benefit)/Provision for income taxes	(66,495)	19,107
NET (LOSS)	(2,635,940)	(7,137,021)

OTHER COMPREHENSIVE INCOME / (LOSS)
Foreign currency translation income / (loss)	(10,651)	(4,264)
COMPREHENSIVE (LOSS)	$(2,646,591)	$(7,141,285)

Net (loss) per common share and equivalents - basic	$(0.24)	$(1.09)

Net (loss) per common share and equivalents - diluted	$(0.24)	$(1.09)

Weighted average shares outstanding during the period – basic	11,132,580	6,530,513

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3

PARETEUM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,635,940)	$(7,137,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,716,476	2,211,551
Provision for doubtful accounts	6,378	(279,740)
Stock based compensation	1,123,293	1,306,131
Change in fair value of warrant liability	(1,920,881)	(659,936)
Amortization of deferred financing costs	222,623	282,295
Interest expense relating to debt discount and conversion feature	1,342,598	613,144
Unrealized foreign currency translation gain loss	(470,476)	(112,560)
Payables settled by issuance of shares	473,692	-
(Gain) on Extinguishment of Debt	(463,345)	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	359,013	668,599
Decrease in prepaid expenses, deposits and other assets	444,262	678,225
Increase in accounts payable and customer deposits	466,013	648,866
Decrease in Net billings in excess of revenues and deferred revenue	(412,929)	(287,246)
(Decrease) Increase in accrued expenses and other payables	(1,061,893)	696,889
Net cash (used in) operating activities	(811,116)	(1,370,803)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net and capitalized software	(332,630)	(1,329,611)
Net cash (used in) investing activities	(332,630)	(1,329,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Financing receivable	-	355,000
Principal payment on 2014 10% + libor 3rd Part Loan	-	(415,098)
Proceeds from 9% Unsecured Subordinated Convertible Promissory Note	-	2,273,000
Financing related fees	(364,941)	(445,249)
Unsecured promissory note	-	350,000
Advance Purchase payment on “Assets held for sale”	-	450,000
Gross Proceed from public offering	3,500,000	-
Principal repayment Senior Secured Loan	(1,750,000)	-
Net cash provided by financing activities	1,385,059	2,567,653

EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(294,918)	1,917
NET (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(53,605)	(130,844)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF THE PERIOD	1,495,207	615,401
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF THE PERIOD	$1,441,602	$484,557

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$336,193	$459,470
Cash paid during the period for income taxes	895	-
Conversion of notes including accelerated amortization into common shares	801,549	-
Amendments to warrants and convertible notes into common shares	2,344,948	-
Conversions of convertible notes	774,424	-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-4

PARETEUM CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

UNAUDITED

Note 1. Financial Condition

As reflected in the accompanying consolidated financial statements, the Company reported net (loss) of $(2,635,940) for the period ended June 30, 2017 and had an accumulated deficit of $(289,716,174) as of June 30, 2017.

The Company was influenced by several events through June 30, 2017:

•	The restructuring of Atalaya debt on March 6, 2017 and May 2, 2017;
•	A 25-1 reverse stock split;
•	the conversion of derivative debt;
•	a capital raise;
•	an extension was granted by the NYSE for compliance with the listing requirements;
•	new director appointment
•	Joseph Gunnar warrant exercise; and
•	Proposal for a new employee stock option plan

Atalaya Debt Restructuring

On March 6, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands (the “Borrower”), a wholly owned subsidiary of Pareteum Corporation (the “Company”), as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. (“Lender”) and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into an Agreement (the “Agreement”) to amend certain terms of the credit agreement among the parties, dated November 17, 2014, as has been amended from time to time (as so amended, the “Amended and Restated Agreement”). On March 31, 2017, the relevant parties entered into the formal amendment to the Amended and Restated Agreement (the “Amendment”). Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Amended and Restated Credit Agreement.

Pursuant to the Amendment, (i) the Maturity Date was extended to December 31, 2018; (ii) the amortization schedule was amended as follows: Q1-2017: $1,500,000; Q2-2017: $1,500,000; Q3-2017: $500,000; Q4-2017: $500,000; Q1-2018: $750,000; Q2-2018: $750,000; Q3-2018: $750,000; and (iii) inserting a new definition of “2017 Equity Offering.” Additionally, the two warrants previously issued to the Lender (the “Corbin Warrant”) and ACM Carry-I LLC (the “ACM Warrant” and, together with the Corbin Warrant, the “Warrants”) were amended and treated as a modification to (a) increase the aggregate amount of shares of common stock underlying the Corbin Warrant to 1,229,100 and increase the aggregate amount of shares of common stock underlying the ACM Warrant to 216,900; (b) adjust the exercise price of the Warrants to $1.305 per share; and (c) remove the anti-dilution sections (Sections 9(d) and 9(h)) of the Warrants.

On May 2, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands, a wholly owned subsidiary of Pareteum Corporation, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, executed a Term Sheet (the “Term Sheet”) to amend certain terms of that credit agreement among the parties, as amended via the Amended & Restated Credit Agreement dated December 27, 2016, and further amended on March 6, 2017.

On August 9, 2017, the parties entered the Second Amendment (“Second Amendment), among other items, to reduce the quarterly principal amortization payment amounts and confirmed the maturity date of December 31, 2018. Further, the parties agreed on a revised repayment schedule, which reduces the principal repayments to $250,000 for the second and third quarters of 2017 and $500,000 for the fourth quarter of 2017. The quarterly principal repayments for 2018 have also been materially reduced from $750,000 per quarter to $500,000 per quarter with a final payment due by December 31, 2018. The parties also agreed that the two warrants previously issued under prior amendments will be revised to adjust the exercise price of $0.64. The Company also agreed to issue new warrants with a strike price of $0.64 for consideration received from the Lender and Atalya in the amounts of 793,900 and 140,100, respectively.

F-5

Reverse Stock Split

We received a deficiency letter from the NYSE MKT on December 6, 2016, indicating that our securities had been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), our continued listing on the NYSE MKT was predicated on our effecting a reverse split and other requirements or otherwise demonstrating sustained price improvement. This notice was in addition to a prior notice we received from NYSE MKT on May 26, 2016, as previously disclosed on a Current Report on Form 8-K we filed on June 2, 2016. The NYSE MKT indicated that we had an additional six months, or until June 6, 2017, to gain compliance with Section 1003(f)(v) of the Company Guide.

On February 27, 2017, we completed a 1-for-25 reverse split of our issued and outstanding common stock and regained compliance with Section 1003 (f)(v) of the company guide.

Conversion of Unsecured Convertible Promissory Note and Modification of Derivative Securities

On March 30, 2017, Pareteum Corporation entered into an agreement (the “Agreement”) with Saffelberg Investments NV (the “Holder”) pursuant to which the Company and the Holder amended the terms of, redeemed or effected conversion, as the case may be, of certain convertible promissory notes (the “Note(s)”) and warrants (the “Warrant(s)”) previously issued by the Company to the Holder.

Pursuant to the Agreement, the Company and the Holder agreed to modify certain terms of the Notes whereby (i) the principal amount of one Note, in the initial amount of $723,900, will be increased by ten percent (10%) and subsequently converted into 530,860 shares of common stock, par value $0.00001 per share, of the Company and (ii) the Company will immediately repay in cash another Note in the principal amount of $350,000, plus interest of $59,304. As of August 14, 2017, the principal and accrued interest remain unpaid.

Conversion of Preferred Shares

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $0.00001 par value per share. 58 shares of preferred stock are issued and outstanding as of June 30, 2017 compared to 249 shares of preferred stock outstanding as of December 31, 2016, a decrease of 191 shares. Under the Company’s Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the Common Stock, subject to the rules of the NYSE MKT LLC, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock.

On March 7, 2017, Pareteum Corporation received conversion notices from holders of an aggregate of $1,910,000, or 191 shares, of the Company’s Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (the “Preferred Shares”). The Preferred Shares have been converted into shares of common stock, $0.00001 par value per share, of the Company at $1.305 (a 13% discount to the public offering) and shall become effective upon the filing by the Company of a prospectus supplement disclosing the terms of an offering. Additionally, holders will be granted warrants to purchase 50% additional shares to what they received upon conversion. The exercise price will be $1.87.

Joseph Gunnar & Co., LLC - Public Offering

On March 10, 2017, Pareteum Corporation entered into an underwriting agreement (the “Underwriting Agreement”) with Joseph Gunnar & Co., LLC (the “Underwriter”), relating to the issuance and sale of 2,333,334 shares of the Company’s common stock, par value $0.00001 per share, at a price to the public of $1.50 per share together with five-year warrants to purchase an aggregate of 1,166,667 shares of Common Stock at an exercise price of $1.87. The Underwriter agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.3949 per share. The gross proceeds to the Company from the offering were approximately $3.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering closed on March 15, 2017. In addition, under the terms of the Underwriting Agreement, the Company had granted the Underwriter a 45-day option to purchase up to (i) up to 350,000 additional shares of Common Stock (the “Option Shares”) at a purchase price of $1.3949 per one Option Share, taking into account the Underwriter’s discount, and/or (ii) warrants to purchase up to 175,000 additional shares of Common Stock (the “Option Warrants”), that option expired at the end of 45 days. The Underwriter partially exercised their over-allotment option on 109,133 Option Warrants. No Option Shares were exercised.

F-6

Extension Granted for Compliance with the NYSE Listing Requirements

On July 13, 2017, Pareteum Corporation received a notice from the NYSE MKT LLC (the “Exchange”) indicating that the Company is not currently in compliance with the Exchange’s continued listing standards as set forth in Section 1003(a)(i), Section 1003(a)(ii), Section 1003(a)(iii), and Section 1003(a)(iv) of the NYSE MKT Company Guide. The Company is now in compliance with Section 1003(f)(v). The Exchange has reviewed the Company’s most recent updates and determined to extend the plan period for the Company to regain compliance with Section 1003(a)(iv) through November 27, 2017. The compliance date for Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) remain November 27, 2017, as was previously stated in the Exchange’s notice dated January 5, 2017 and disclosed on a Current Report on Form 8-K filed by the Company on January 9, 2017.

If the Company is not in compliance with the continued listing standards of the Company Guide by November 27, 2017, or if the Company does not make progress consistent with the plan during the plan period, the Exchange will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

New Director Appointment

Effective July 25, 2017, Pareteum Corporation appointed Laura Thomas as an independent director of the Company.

Ms. Thomas presently serves as the Chief Financial Officer of Towerstream, Inc. Ms. Thomas previously served on the Board of Directors of Impact Telecom (“Impact”), a full-service telecommunications company, from January 2016 through December 2016, during which time she served as Chairman of the Board of Directors from January 2016 through June 2016. From December 2014 through December 2015 she served as the Chief Executive Officer of TNCI Operating Company, which acquired Impact in January 2016. From 2000 through 2014 she served in a variety of roles at XO Holdings, Inc. (now XO Communications), a telecommunications services provider, including as Chief Financial Officer from May 2009 through April 2011 and again from December 2013 through August 2014, and as Chief Executive Officer from April 2011 through December 2013.

Joseph Gunnar Warrant Exercise

On July 17, 2017, Pareteum Corp. entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain holders (the “Exercising Holders”) of outstanding warrants to purchase up to an aggregate of 1,150,000 shares of common stock of the Company at $1.87 per share (the “Original Warrants”) whereby the Exercising Holders and the Company agreed that the Exercising Holders would, exercise their Original Warrants at a reduced exercise price of $1.00 per share. The Company expects to receive aggregate gross proceeds before expenses of approximately $1.15 million from the exercise of the Original Warrants by the Exercising Holders.

In consideration for the Exercising Holders exercising their Original Warrants, the Company will issue to each Exercising Holder a new warrant (each, a “New Warrant”) to purchase shares of the Company’s common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder’s Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) have an exercise price equal to $1.39 per share and (ii) be exercisable six months from first issuance of the New Warrants, for a period of five years.

The issuance of the New Warrants will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder has represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

F-7

In connection with the Exercise Agreements, the Company engaged Joseph Gunnar & Co., LLC to act as the Company’s placement agent. The Company has agreed to pay Joseph Gunnar & Co., LLC a cash fee equal to seven percent (7%) of the sum of the gross proceeds received by the Company from the exercise of the Original Warrants.

Proposed New Employee Stock Option Plan

On June 8, 2017, the Board adopted the 2017 Pareteum Corp. Long-Term Incentive Compensation Plan (the “2017 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and equity-linked awards to officers, directors, consultants and others. The Board adopted the 2017 Plan as a means to offer incentives and attract, motivate and retain and reward persons eligible to participate in the 2017 Plan. Accordingly, the Board unanimously approved and adopted the 2017 Plan, including authorization of the issuance of 6,500,000 shares of the Company’s common stock. The 2017 Plan is subject to shareholder approval. On June 14, 2017, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-8, registering 3,500,000 shares under the 2017 Plan.

Based on our current expectations with respect to our revenue and expenses, we expect that our current level of cash and cash equivalents could be sufficient to meet our liquidity needs for the next twelve months. If our revenues do not grow as expected and if we are not able to manage expenses sufficiently, including required payments pursuant to the terms of the senior secured debt, we may be required to obtain additional equity or debt financing. Although we have previously been able to attract financing as needed, such financing may not continue to be available at all, or if available, on reasonable terms as required. Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to us or existing shareholders. If we are unable to secure additional financing, as circumstances require, or do not succeed in meeting our sales objectives, we may be required to change or significantly reduce our operations or ultimately may not be able to continue our operations. As a result of our historical net losses and cash flow deficits, and net capital deficiency, these conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

F-8

Note 2. Description of Business, Basis of Presentation and Use of Estimates

Business overview

Pareteum has developed a Communications Cloud Services Platform, providing (i) Mobility, (ii) Messaging and (iii) Security services and applications, with a Single-Sign-On, API and software development suite.

The Pareteum platform hosts integrated IT/Back Office and Core Network functionality for mobile network operators, and for enterprises implement and leverage mobile communications solutions on a fully outsourced SaaS, PaaS and/or IaaS basis: made available either as an on-premise solution or as a fully hosted service in the Cloud depending on the needs of our customers. Pareteum also delivers an Operational Support System (“OSS”) for channel partners, with Application Program Interfaces (“APIs”) for integration with third party systems, workflows for complex application orchestration, customer support with branded portals and plug-ins for a multitude of other applications. These features facilitate and improve the ability of our channel partners to provide support and to drive sales.

Basis of Presentation of Interim Periods

The interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial information and with the instructions to Securities and Exchange Commission, or SEC, Form 10-Q and Article 10 of SEC Regulation S-X. They do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2016, included in our 2016 Annual Report on Form 10-K filed with the SEC on March 29, 2017, referred to as our 2016 Annual Report.

The interim condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly our results of operations and financial position for the interim periods. The results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results to be expected for future quarters or the full year.

For a complete summary of our significant accounting policies, please refer to Note 2, “Business and Summary of Significant Accounting Policies,” of our 2016 Annual Report. There have been no material changes to our significant accounting policies during the six months ended June 30, 2017.

Use of Estimates

The preparation of the accompanying consolidated financial statements conforms with accounting principles generally accepted in the U.S. and requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant areas of estimates include revenue recognition, valuation of goodwill and other intangible assets, bad debt allowance, valuation of financial instruments, useful lives of long lived assets and share-based compensation. Actual results may differ from these estimates under different assumptions or conditions.

F-9

Recently Issued Accounting Standards

In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cashflows – Restricted Cash a consensus of the FASB Emerging Issues Task Force”. This standard requires restricted cash and cash equivalents to be included with cash and cash equivalents on the statement of cash flows under a retrospective transition approach. The guidance will become effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company has adopted ASU 2016-18.

Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14 Revenue from Contracts with Customers: Deferral of Effective Date (ASU 2015-14) to defer the effective date of the new revenue recognition standard.

ASU 2015-14 defers the effective date of ASU 2014-09 by one year for all entities and permits early adoption on a limited basis. For public entities, ASU 2014-09 is effective for fiscal years beginning after December 15, 2017, with early adoption permitted for fiscal years beginning after December 15, 2016, and is effective for interim periods in the year of adoption. We will adopt ASU 2014-09 on January 1, 2018 and we are evaluating the application of the modified or full retrospective transition methods on our ongoing financial reporting. As part of our evaluation, we are reviewing all our present revenue generating contracts. We will review our various revenue streams and their present categorization to determine the impact of ASU 2014-09 on our revenue recognition. The Company does not anticipate that the ASU will materially impact the amount and timing of consolidated revenues. However, there could be changes to the presentation of revenues on our statements of operations and additional disclosures around the nature, amount, timing and uncertainty of our revenues and cash flows arising from contracts with customers. We continue to actively monitor outstanding issues currently being addressed by the American Institute of Certified Public Accountants’ Revenue Recognition Working Group and the Financial Accounting Standards Board’s Transition Resource Group, since conclusions reached by these groups may impact our application of these ASUs.

Note 3. Supplemental Financial Information

The following tables present details of our condensed consolidated financial statements:

Prepaid expenses and other current assets	June 30,	December 31,
	2017	2016
Prepaid expenses	$386,403	$492,549
VAT	294,305	592,445
	$680,708	$1,084,994

Property and equipment	June 30,	December 31,
	2017	2016
Furniture & fixtures	$168,205	$155,197
Computer, communications and network equipment	20,795,544	19,079,117
Software	3,486,825	3,209,318
Automobiles	12,919	11,897
Construction in progress	854,435	786,897
Acc. Depreciation Property & Equipment	(17,581,983)	(14,533,648)
	$7,735,945	$8,708,778

Accrued expenses and other payables	June 30,	December 31,
	2017	2016
Accrued Selling, General & Administrative expenses	$2,904,841	$4,955,959
Accrued cost of service	717,068	394,496
Accrued taxes (including VAT)	750,568	127,434
Accrued interest payable	150,862	132,632
Other accrued expenses	444,229	403,099
	$4,967,568	$6,013,620

Intangible assets	June 30,	December 31,
	2017	2016
Capitalized development costs	$369,032	$-
Accumulated Amortization	(15,376)	-
	$353,656	$-

F-10

Breakdown of the Unsecured Convertible Promissory Notes (net of debt discounts)	Outstanding June 30, 2017	Closing(s) during 2017	Regular Amortizations (during 2017)	Conversions (during 2017) including accelerated amortization	December 31, 2016
9% Unsecured Convertible Note (Private Offering Q4- 2015 – Q1-2016	$(75,338)	$-	$(36,523)	$281,914	$(320,729)
9% Saffelberg Note (Unsecured Convertible)	-	-	(19,316)	519,635	(500,319)
	$(75,338)	$-	$(55,839)	$801,549	$(821,048)

Fair Market Value Warrants & Conversion Feature	FMV as of June 30, 2017	Additional closings during 2017	Agreement Amendments/ Conversions	Mark to market adjustment Ytd-2017	FMV as of December 31, 2016

9% Saffelberg Note (Unsecured Convertible)	$-	$-	$(400,631)	$(37,817)	$438,448
FMV Conversion Feature	-	-	(400,631)	(37,817)	438,448
Lender Warrants	-	-	(1,610,060)	(1,752,223)	3,362,283
9% Saffelberg Note Warrants	-	-	(70,826)	(117,388)	188,214
7% Agent Warrants	-	-	(121,200)	-	121,200
8% Agent Warrants	-	-	(142,231)	(13,453)	155,684
FMV Warrant Liabilities	-	-	(1,944,317)	(1,883,064)	3,827,381

Total	$-	$-	$(2,344,948)	$(1,920,881)	$4,265,829

Change in Fair Value of Conversion Feature

During the first quarter of 2017, the Company negotiated with all parties having a derivative instrument with conversion feature to eliminate any condition responsible for the need of derivative accounting. This resulted in the calculation of the fair value as per the agreement date of the elimination of such feature and the subsequent accounting for the allocation of the remaining liability value towards extinguishment of debt and change in fair value of the conversion feature.

Number of underlying shares for Warrants & Conversion Feature	Outstanding June 30, 2017	Additional Closings during 2017	Agreement Amendments / Interest effects	Exercises / Conversions	Outstanding December 31, 2016

9% Convertible Note - Investors	61,116	-	92,013	(243,564)	212,667
9% Convertible Note - Other Investor	-	-	396,181	(530,860)	134,679
Underlying shares relating to outstanding Conversion Features	61,116	-	488,194	(774,424)	347,346

13%+Eurodollar Senior Secured	1,446,000	-	172,982	-	1,273,018
2017 Registered Public Offering	1,166,667	1,166,667	-	-	-
Investor Management Services	710,000	710,000	-	-	-
9% Convertible Note Warrants	520,373	-	-	-	520,373
2013 Convertible Notes	180,000	-	-	-	180,000
Other 9% Convertible Note Warrants	106,172	-	9,652	-	96,520
2017 Registered Public Offering Agent Warrants	641,667	641,667	-	-	-
9% Convertible Note 7% Agent Warrants	66,229	-	-	-	66,229
Preferred Share Conversion Warrants	731,798	-	731,798	-	-
Preferred Share issuance 8% Agent Warrants	38,827	-	(29,618)	-	68,445
Underlying shares relating to outstanding Warrants	5,607,733	2,518,334	884,814	-	2,204,585

Total	5,668,849	2,518,334	1,373,008	(774,424)	2,551,931

F-11

2016 13% + Eurodollar Senior Secured Credit Agreement
(Refinancing of 2014 10% + Eurodollar Loan) (Maturing December 2018, including provisional extensions)	June 30, 2017	December 31, 2016
2016 13% + Eurodollar Senior Secured Credit Agreement (principal)	$8,331,836	$10,081,836
Debt Discount - 10% Warrants & Free Warrant shares	(262,400)	(422,202)
Debt Discount – 2017 Warrants for Corbin & Atalaya	(41,809)	-
Debt Discount - Original Issue Discount	(4,089)	(6,596)
Deferred Financing Costs	(110,021)	(164,731)
Debt Discount - Repayment Premium	(1,124,873)	(1,772,645)
	$6,788,644	$7,715,662

Change in Fair Value of Warrant Liabilities

During the first quarter of 2017, the Company negotiated with all parties having a derivative warrant to eliminate any condition (mainly caused by anti-dilution protection conditions) responsible for the need of the subsequent derivative accounting. This resulted in the calculation of the fair value as per the agreement date of the elimination of such condition and the subsequent accounting for the allocation of the remaining liability value towards change in fair value of the warrant liability.

Note 4. Fair Value Measurements

In accordance with Accounting Standards Update 820, Fair Value Measurement (“ASC 820”), the Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but are traded less frequently, derivative instruments whose fair values have been derived using a model where inputs to the model are directly observable in the market and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3 – Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

The following table summarizes fair value measurements by level as of June 30, 2017 and December 31, 2016 for and the Company’s liabilities measured at fair value on a recurring basis:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Derivative Liabilities
Conversion feature	$-	$-	$438,448	$438,448
Warrant Liabilities	-	-	3,827,381	3,827,381
Total Derivatives Liabilities	$-	$-	$4,265,829	$4,265,829

F-12

The Company used the Monte Carlo valuation model to determine the value of the outstanding warrants and conversion feature from the “Offering”. Since the Monte Carlo valuation model requires special software and expertise to model the assumptions to be used, the Company hired a third party valuation expert.

Note 5. Stockholders’ Equity

(A) Common Stock

The Company is presently authorized to issue 500,000,000 shares of Common Stock. The Company had 13,271,355 shares of Common Stock issued and outstanding as of June 30, 2017, an increase of 4,895,088 shares from December 31, 2016, largely due to the shares issued in connection with the public offering described above, which closed on March 15, 2017. As per June 30, 2017 the Company has accrued a reserve for 976,249 shares pending to be issued of which 530,860 are relating to the conversion of the Unsecured Convertible Promissory Note (see Note 1) and various other non-cash compensation from previous quarters.

Reconciliation with Stock Transfer Agent Records:

The shares issued and outstanding as of June 30, 2017 and December 31, 2016 according to the Company’s stock transfer agent’s records were 13,281,191 and 8,386,103, respectively. The difference in number of issued shares recognized by the Company of 13,271,355 amounts to 9,836 and it is the result of the exclusion of the 9,356 unreturned shares from ‘cancelled’ acquisitions (pre-2006) and 480 treasury shares issued under the former employee benefits plan.

(B) Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $0.00001 par value per share. 58 shares of preferred stock are issued and outstanding as of June 30, 2017 compared to 249 shares of preferred stock outstanding as of December 31, 2016, a decrease of 191 shares. Under the Company’s Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the Common Stock, subject to the rules of the NYSE MKT LLC, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock.

On March 7, 2017, the Company received conversion notices from holders of an aggregate of $1,910,000, or 191 shares of the Company’s Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (the “Preferred Shares”). The Preferred Shares converted into shares of common stock, $0.00001 par value per share, of the Company at a 13% discount to a public offering and became effective upon the filing by the Company of a prospectus supplement disclosing the terms of an offering. The closing of the public offering took place March 15, 2017 and the public offering price was set at $1.50, therefore the discounted conversion price for the preferred shareholders was calculated at $1.305. The number of shares of common stock issued was approximately 1,463,601.

For the six month period ended June 30, 2017, the Company did not issue any additional shares of preferred stock, and 58 shares of preferred stock are outstanding.

(C) Warrants

Throughout the years, the Company has issued warrants with varying terms and conditions related to multiple financing rounds, acquisitions and other transactions. The number of warrants outstanding at June 30, 2017 (unaudited) and December 31, 2016 have been recorded and classified as equity is 5,607,733 and 2,204,651 respectively. As of June 30, 2017, and December 31, 2016, the Company has classified 5,607,733 and 700,373, in the balance sheet for the equity warrants issued and -0- and 1,504,278, in the balance sheet for the liability warrants issued in connection with the various offerings in previous and current year. The Weighted Average Exercise Price for the currently outstanding warrants in the table below is $1.69. The table below summarizes the warrants outstanding as of June 30, 2017 and as of December 31, 2016:

Outstanding Warrants	Exercise/ Conversion price(s) (range)	Expiring	June 30, 2017	December 31, 2016
Equity Warrants - Fundraising	$1.305 - $5.375	2017 - 2023	5,607,733	700,373
Liability Warrants – Fundraising	$3.25 - $11.25	2019 - 2021	-	1,504,278
			5,607,733	2,204,651

F-13

Note 6.  Amended and Restated 2008 Long Term Incentive Compensation Plan

Amended and Restated 2008 Long-Term Incentive Compensation Plan

Total Authorized under the plan	2,240,000
Shares issued in prior years	612,428
Shares issued during 2017	459,995
Options exercised during 2017	-
Outstanding options	1,118,656
Available for grant at June 30, 2017:	48,921

During the second quarter of 2017, the Company issued 163,581 freely tradable shares to various members of staff, contractors, directors and officers under the 2008 Plan, either for non-cash awards or in conjunction with their willingness to receive all or part of their cash compensation or fees in shares.

Stock option activity is set forth below:

Options:	Number of Options	Weighted Average Exercise Price
Outstanding as of December 31, 2016	1,040,211	$13.35
Granted in 2017	199,700	$2.16
Forfeitures (Pre-vesting)	(1,142)	$20.47
Expirations (Post-vesting)	(120,113)	$25.94
Outstanding as of June 30, 2017	1,118,656	$9.99

At June 30, 2017, the unrecognized expense portion of stock-based awards granted to employees under the 2008 Plan was $843,467, compared to $918,749 for the same period in 2016, under the provisions of ASC 718. The future expensing takes place proportionally to the vesting associated with each stock-award, adjusted for cancellations, forfeitures and returns. If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

Note 7.  Income taxes

Income Taxes

The following table presents details of the net provision for income taxes:

	June 30,
	2017	2016
Net Provision for income taxes	$(66,495)	$19,107

As a result of our cumulative tax losses in the U.S. and certain foreign jurisdictions, and the full utilization of our loss carryback opportunities, we have concluded that a full valuation allowance should be recorded in such jurisdictions. In certain other foreign jurisdictions where we do not have cumulative losses, we had net deferred tax liabilities.

Note 8. Significant Customer and Geographical Information

Sales to our significant customers, as a percentage of net revenue were as follows:

	Six Months Ended
	June 30
	2017	2016
Two largest customers	95.7%	86.7%

The geographical distribution of our revenue, as a percentage of revenue, was as follows:

	Six Months Ended
	June 30
	2017	2016
Europe	93.4%	91.8%
All other (non-European) countries	6.6%	8.2%
	100.0%	100.0%

F-14

Note 9. Subsequent Events

Joseph Gunnar Warrant Exercise

On July 17, 2017, the Company entered into the Exercise Agreements with the Exercising Holders of the original warrants to purchase up to an aggregate of 1,150,000 shares of common stock of the Company at $1.87 per share (the “Original Warrants”) whereby the Exercising Holders and the Company agreed that the Exercising Holders would, exercise their Original Warrants at a reduced exercise price of $1.00 per share. The Company expects to receive aggregate gross proceeds before expenses of approximately $1.15 million from the exercise of the Original Warrants by the Exercising Holders.

In consideration for the Exercising Holders exercising their Original Warrants, the Company will issue to each Exercising Holder a New Warrant to purchase shares of the Company’s common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder’s Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) have an exercise price equal to $1.39 per share and (ii) be exercisable six months from first issuance of the New Warrants, for a period of five years.

The issuance of the New Warrants will not be registered under the Securities Act or any state securities laws. The New Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder has represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Atalaya Debt Restructuring

On August 9, 2017, the parties entered into a Second Amendment among other items, to reduce the quarterly principal amortization payment amounts and confirmed the maturity date of December 31, 2018. Further, the parties agreed on a revised repayment schedule, which reduces the principal repayments to $250,000 for the second and third quarters of 2017 and $500,000 for the fourth quarter of 2017. The quarterly principal repayments for 2018 have also been materially reduced from $750,000 per quarter to $500,000 per quarter with a final payment due by December 31, 2018. The parties also agreed that the two warrants previously issued under prior amendments will be revised to adjust the exercise price of $0.64. The Company also agreed to issue new warrants with a strike price of $0.64 for consideration received from the Lender and Atalya in the amounts of 793,900 and 140,100, respectively.

F-15

Pareteum Corporation

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

F-16

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Pareteum Corporation

We have audited the accompanying consolidated balance sheets of Pareteum Corporation (formerly Elephant Talk Communications Corp. or the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of December 31, 2016. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pareteum Corporation as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit of $287,080,234 and has negative working capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar Milner, LLP

Los Angeles, California,

March 29, 2017

F-17

Pareteum Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

	December 31,	December 31,
	2016	2015
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$931,189	$369,250
Financing receivable	-	272,425
Restricted cash	564,018	246,151
Accounts receivable, net of an allowance for doubtful accounts of $88,528 at December 31, 2016 and $269,608 at December 31, 2015	614,670	1,112,032
Prepaid expenses and other current assets	1,084,994	2,016,236
Total current assets	3,194,871	4,016,094

NON-CURRENT ASSETS

OTHER ASSETS	129,037	473,893

NOTE RECEIVABLE	1,012,603	-

PROPERTY AND EQUIPMENT, NET	8,708,778	13,051,375

INTANGIBLE ASSETS, NET	-	258,630

ASSETS HELD FOR SALE	-	4,564,972

GOODWILL	-	3,027,422

TOTAL ASSETS	$13,045,289	$25,392,386

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and customer deposits	2,316,768	2,639,863
Obligations under capital leases (current portion)	10,813	310,403
Net billings in excess of revenues	951,791	1,259,545
Accrued expenses and other payables	6,013,620	5,031,712
Senior Secured Loan - Short Term (Principal repayments coming 12 months)	4,000,000	5,580,277
Total current liabilities	13,292,992	14,821,800

LONG TERM LIABILITIES
Derivative liabilities	4,265,829	945,618
Non-current portion of obligation under capital leases	-	5,621
Other long term liabilities	192,980	260,290
Unsecured Convertible Promissory Note (net of Debt Discount and Debt Issuance)	821,048	238,829
Senior Secured Loan - Long Term (net of Debt Discount, Debt Issuance and Principal repayments coming 12 months)	3,715,662	-
Non-current portion of net billings in excess of revenues	121,309	1,066,687
Total long term liabilities	9,116,828	2,517,045

Total liabilities	22,409,820	17,338,845

Commitments and Contingencies (See Notes)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock $0.00001 par value, 50,000,000 shares authorized, 249 issued and outstanding as of December 31, 2016	2,143,196	-
Common Stock $0.00001 par value, 500,000,000 shares authorized, 8,376,267 issued and outstanding as of December 31, 2016 and 6,455,055 shares issued and outstanding as of December 31, 2015	280,653,362	269,470,165
Accumulated other comprehensive loss	(5,086,902)	(5,789,975)
Accumulated deficit	(287,080,234)	(255,635,531)
Pareteum Corporation stockholders’ (deficit) equity	(9,370,578)	8,044,659

NON-CONTROLLING INTEREST	6,047	8,882
Total stockholders’ (deficit) equity	(9,364,531)	8,053,541

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$13,045,289	$25,392,386

The accompanying notes are an integral part of these consolidated financial statements

F-18

Pareteum Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
REVENUES	$12,855,811	$31,015,453

COST AND OPERATING EXPENSES
Cost of service (excluding depreciation and amortization)	3,658,667	5,926,291
Product development	3,543,590	4,543,492
Sales and marketing	1,340,959	2,633,958
General and administrative	11,708,151	11,649,914
Restructuring charges	1,638,049	1,254,598
Depreciation and amortization of intangibles assets	4,246,787	6,623,985
Impairment for assets held and used	850,985	2,681,407
Impairment of goodwill	3,228,930	-
Loss on sale of assets	1,542,374	-
Total cost and operating expenses	31,758,492	35,313,645

LOSS FROM OPERATIONS	(18,902,681)	(4,298,192)

OTHER INCOME (EXPENSE)
Interest income	112,169	106,028
Interest expense	(1,228,201)	(1,488,203)
Interest expense related to debt discount and conversion feature	(6,041,607)	(682,389)
Changes in derivative liabilities	(3,316,199)	299,948
(Loss) Gain on Extinguishment of Debt	(541,899)	2,475,799
Other income and (expense), net	(220,927)	(922,894)
Amortization of deferred financing costs	(1,267,073)	(513,557)
Total other (expense)	(12,503,737)	(725,268)

LOSS BEFORE PROVISION FOR INCOME TAXES	(31,406,418)	(5,023,460)
Provision (Benefit) for income taxes	38,286	(17,225)
NET LOSS	(31,444,704)	(5,006,235)

OTHER COMPREHENSIVE LOSS
Foreign currency translation gain (loss)	703,073	(2,662,843)
COMPREHENSIVE LOSS	$(30,741,631)	$(7,669,078)

Net loss per common share and equivalents – basic	$(4.67)	$(0.79)

Net loss per common share and equivalents – diluted	$(4.67)	$(0.79)

Weighted average shares outstanding during the period – basic	6,738,971	6,328,082

Weighted average shares outstanding during the period – diluted	6,738,971	6,328,082

The accompanying notes are an integral part of these consolidated financial statements.

F-19

Pareteum Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Preferred Stock		Common Stock		Other comprehensive	Accum- mulated	Total stock- holders Equity
Description	Shares	Amount	Shares	Amount	loss	Deficit	(Deficit)
Balance - December 31, 2014	-	$-	6,186,850	$264,359,674	$(3,127,132)	$(250,629,296)	$10,603,246
Shares issued for warrant exercises	-	-	161,189	1,727,487	-	-	1,727,487
Shares issued for employee stock option exercises	-	-	346	5,861	-	-	5,861
Shares issued for board and management compensation	-	-	106,668	1,150,678	-	-	1,150,678
Shares issued for acquisitions	-	-	-	-	-	-	-
Shares issued to consultants	-	-	-	-	-	-	-
Shares to be issued to officers and employees	-	-	-	24,305	-	-	24,305
Amortization of Stock Options expense	-	-	-	1,814,531	-	-	1,814,531
Costs attributable to share issuances	-	-	-	(65,000)	-	-	(65,000)
FMV of warrants issued classified as Debt Discount	-	-	-	452,629	-	-	452,629
Other comprehensive loss due to foreign exchange rate translation net of tax	-	-	-	-	(2,662,843)	-	(2,662,843)
Net Loss	-	-	-	-	-	(5,006,235)	(5,006,235)
Reverse Stock Split Rounding	-	-	2	-	-	-	-
Balance - December 31, 2015	-	-	6,455,055	269,470,165	(5,789,975)	(255,635,531)	8,044,659
Preferred Stock	249	2,490,000		-			2,490,000
Shares issued for warrant exercises	-	-	120,000	397,200	-	-	397,200
Shares issued for board and management compensation	-	-	104,671	668,642	-	-	668,642
Shares issued for Settlement of Debt	-	-	408,257	1,418,505	-	-	1,418,505
Shares issued for Conversion of Notes	-	-	1,009,373	5,238,329	-	-	5,238,329
Shares issued for Loan Amendments	-	-	46,315	153,305	-	-	153,305
Stock awards issued to Management	-	-	160,000	711,900	-	-	711,900
Stock awards issued to Staff	-	-	39,166	106,232	-	-	106,232
Shares issued to consultants	-	-	33,427	77,105		-	77,105
Shares to be issued to officers and employees	-	-	-	669,908	-	-	669,908
Amortization of Stock Options expense	-	-	-	1,674,247	-	-	1,674,247
Expenses attributable to share issuances	-	(346,804)	-	(21,252)	-	-	(368,056)
Repricing of warrants issued classified as Debt Discount	-	-	-	89,076	-	-	89,076
Other comprehensive loss due to foreign exchange rate translation net of tax	-	-	-	-	703,073	-	703,073
Net Loss	-	-	-	-	-	(31,444,703)	(31,444,703)
Reverse Stock Split Rounding	-	-	3	-	-	-	-
Balance - December 31, 2016	249	$2,143,196	8,376,267	$280,653,362	$(5,086,902)	$(287,080,234)	$(9,370,578)

The accompanying notes are an integral part of these consolidated financial statements.

F-20

Pareteum Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,444,704)	$(5,006,235)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,246,787	6,623,985
Provision for doubtful accounts	(88,528)	269,608
Stock based compensation	3,897,437	3,481,908
Change in fair value of warrant liability	3,316,199	(299,948)
Amortization of deferred financing costs	1,267,073	513,557
Interest expense relating to debt discount and conversion feature	6,041,607	682,389
Other (income) and expense, net	220,927	922,894
Loss (Gain) on Extinguishment of Debt	541,899	(2,475,799)
Impairment for assets held and used	850,985	2,681,407
Impairment of goodwill	3,228,930	-
Loss on sale of assets	1,542,374	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	621,532	6,566,499
Decrease in prepaid expenses, deposits and other assets	1,637,006	759,275
Increase in accounts payable and customer deposits	80,520	2,627,745
Decrease in net billings in excess of revenues	(1,169,136)	(9,753,225)
Increase in accrued expenses and other payables	1,551,261	1,385,775
Net cash (used in) provided by operating activities	(3,657,831)	8,979,835

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,413,160)	(7,709,972)
Advance Purchase Payment on “Assets held for Sale”	450,000	-
Proceeds from sale of assets	2,000,000	-
Net cash provided by (used in) investing activities	1,036,840	(7,709,972)

CASH FLOWS FROM FINANCING ACTIVITIES:
Financing receivable	355,000	1,645,000
Exercise of warrants & options	-	5,861
Equity and Debt issuance costs paid	(1,338,821)	(532,558)
Principal payment on 2014 10% + Eurodollar 3rd Party Loan	(966,809)	(5,500,000)
Proceeds from convertible promissory note	2,273,000	1,275,000
Unsecured promissory note	350,000	-
Gross proceed from Preferred A and A-1 shares issuance	2,490,000	-
Net cash provided by (used in) financing activities	3,162,370	(3,106,697)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	20,560	301,924
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	561,939	(1,534,910)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	369,250	1,904,160
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$931,189	$369,250

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$909,637	$1,136,021
Cash paid during the period for income taxes	15,581	14,771
NON-CASH INVESTING ACTIVITIES:
Note receivable from sale of assets	$1,000,000	$-
NON-CASH FINANCING ACTIVITIES:
Conversion of 9% unsecured convertible note	$5,238,329	$-
Shares issued for payables	$700,425	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-21

Note 1. Business and Summary of Significant Accounting Policies

Description of Business

Pareteum has developed a Communications Cloud Services Platform, providing (i) Mobility, (ii) Messaging and (iii) Security services and applications, with a Single-Sign-On, API and software development suite.

The Pareteum platform hosts integrated IT/Back Office and Core Network functionality for mobile network operators, and for enterprises implement and leverage mobile communications solutions on a fully outsourced SaaS, PaaS and/or IaaS basis: made available either as an on-premise solution or as a fully hosted service in the Cloud depending on the needs of our customers. Pareteum also delivers an Operational Support System (“OSS”) for channel partners, with Application Program Interfaces (“APIs”) for integration with third party systems, workflows for complex application orchestration, customer support with branded portals and plug-ins for a multitude of other applications. These features facilitate and improve the ability of our channel partners to provide support and to drive sales.

Liquidity

As reflected in the accompanying consolidated financial statements, the Company reported net (loss) of $(31,444,704) and $(5,006,235) for the years ended 2016 and 2015, respectively, and had an accumulated deficit of $(287,080,234) as of December 31, 2016. The cash balance of the Company at December 31, 2016 was $ 931,189. Additional capital could be raised during 2017 to cover working capital deficiencies.

The Company’s financial statements through December 31, 2016 were materially impacted by a number of events:

•	Divestiture of ValidSoft, on September 30, 2016, through a management buyout;

•	Financing activity related to issuance of preferred shares and increase in note payable with its senior secured lender;

•	Financing activity related to issuance of preferred shares and increase in note payable with its senior secured lender;

•	the settlement with Cross River Investments (“CRI”) to issue 176,000 common shares related to the previous advance paid to complete the acquisition of ValidSoft; and

•	the restructuring of the Company.

The substantial three phase restructuring plan (the “Plan”) was completed in the third quarter 2016. The Plan which commenced in the fourth quarter of 2015, was designed to align actual expenses and investments with current revenues as well as introduce new executive management.

The first and second phase of the Plan encompassed fourth quarter 2015 through second quarter 2016. The third and final phase of the Plan impacted third quarter 2016 results with a $0.6 million in workforce reduction expenses primarily related to employee severances. Total workforce related restructuring charges to-date is $2.7 million including non-cash charges of $0.7 million.

The sale of ValidSoft at the end of the third quarter for the price of $3.0 million was completed and the Company received $2.0 million in cash and a $1.0 million promissory note. The $2.0 million in cash was used to pay down the senior secured loan.

F-22

Although the Company has previously been able to raise capital as needed, there can be no assurance that additional capital will be available at all, or if available, on reasonable terms. Further, the terms of such financing may be dilutive to our existing stockholders or otherwise on terms not favorable to us, or our existing stockholders. If we are unable to secure additional capital, and/or do not succeed in meeting our cash flow objectives or the Lender takes steps to call the loan before new capital is attracted, the Company will be materially and negatively impacted, and we may have to significantly reduce our operations. As of December 31, 2016, these events raise substantial doubts about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On December 31, 2016, we had $931,189 in cash and cash equivalents. Based on our current expectations with respect to our revenue and expenses, we expect that our current level of cash and cash equivalents will be sufficient to meet our liquidity needs for the next twelve months. If our revenues do not grow as expected and if we are not able to manage expenses sufficiently, including required payments pursuant to the terms of the senior secured debt, we may be required to obtain additional equity or debt financing. In addition, we currently have an S-3 registration statement filed with the SEC to potentially raise more capital.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pareteum Corporation and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All intercompany transactions and account balances have been eliminated in consolidation. The Company’s subsidiaries are:

•	its wholly-owned subsidiary Elephant Talk Europe Holding B.V. and its wholly owned subsidiaries, Elephant Talk Communications Italy S.R.L., Elephant Talk Business Services W.L.L., Guangzhou Elephant Talk Information Technology Limited, Elephant Talk Deutschland GmbH, Morodo Group Ltd. (dissolved May 10, 2016), and the majority owned (51%) subsidiaries Elephant Talk Communications PRS U.K. Limited and (51%) ET-UTS NV;

•	Elephant Talk Europe Holding B.V.’s wholly-owned subsidiary Elephant Talk Communication Holding AG and its wholly-owned subsidiaries Elephant Talk Communications S.L.U., Elephant Talk Mobile Services B.V., Elephant Talk Telekom GmbH, Elephant Talk Communication Carrier Services GmbH, Elephant Talk Communication Schweiz GmbH and the subsidiary Elephant Talk Communications Premium Rate Services Netherlands B.V.;

•	Elephant Talk Telecomunicação do Brasil LTDA, is owned 90% by Elephant Talk Europe Holding B.V. and 10% by Elephant Talk Communication Holding AG;

•	Elephant Talk Europe Holding B.V.’s majority (100%) owned subsidiary Elephant Talk Middle East & Africa (Holding) W.L.L., its wholly owned (100%) subsidiaries Elephant Talk Middle East & Africa (Holding) Jordan L.L.C., and its majority owned (99%) Elephant Talk Bahrain W.L.L.;

•	its wholly-owned subsidiary Elephant Talk Limited (“ETL”) and its majority owned (50.54%) subsidiary Elephant Talk Middle East & Africa FZ-LLC.;

•	its wholly-owned subsidiary Pareteum North America, Corp; and

•	Elephant Talk Europe Holding B.V.’s majority owned subsidiary (99.998%) ET de Mexico S.A.P.I. de C.V. and its majority owned subsidiary (99%) Asesores Profesionales ETAK S. de RL. de C.V.

•	PT Elephant Talk Indonesia is owned by Elephant Talk Europe Holding B.V.

F-23

Foreign Currency Translation

The functional currency is Euros for the Company’s wholly-owned subsidiary Elephant Talk Europe Holding B.V. and its subsidiaries. The financial statements of the Company were translated to USD using period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses, and capital accounts were translated at their historical exchange rates when the capital transaction occurred. In accordance with ASC 830, Foreign Currency Matters, net gains and losses resulting from translation of foreign currency financial statements are included in the statement of changes in stockholder’s equity as other comprehensive income (loss). Foreign currency transaction gains and losses are included in consolidated income/(loss), under the line item ‘Other income/(expense)’.

Use of Estimates

The preparation of the accompanying consolidated financial statements conforms with accounting principles generally accepted in the U.S. and requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant estimates include the bad debt allowance, revenue recognition, impairment of long-lived assets, valuation of financial instruments, useful lives of long-lived assets and share-based compensation. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company has full access to the whole balance of cash and cash equivalents on a daily basis without any delay.

Financing Receivables

Financing receivables as of December 31, 2016 is $0. The financing receivables reported as of December 31, 2015 relate to a timing difference between the second closing of the Offering and the actual receipt of the related proceeds. The funds were in the process of being transferred from the escrow account kept by the placement agent and the company but were received on January 5, 2016. The net financing receivable amounted to $272,425 as of December 31, 2015.

Restricted Cash

Restricted cash as of December 31, 2016 and 2015 was $564,018 and $246,151 respectively, and consists of cash deposited in blocked accounts as bank guarantees for national interconnection, wholesale agreements with telecom operators and a bid offer guarantee(s). In the August 15, 2016 second amendment of the 10% +Eurodollar 3rd Party Loan it was agreed that $500,000 was deposited into an escrow account under the sole dominion and control of the Chief Restructuring Officer.

Accounts Receivables, Net

The Company’s customer base consists of a geographically dispersed customer base. The Company maintains an allowance for potential credit losses on accounts receivable. The Company makes ongoing assumptions relating to the collectability of our accounts receivable. The accounts receivable amounts presented on our balance sheets include reserves for accounts that might not be collected. In determining the amount of these reserves, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. The Company’s reserves have generally been adequate to cover its actual credit losses. However, since the Company cannot reliably predict future changes in the financial stability of its customers, it cannot guarantee that its reserves will continue to be adequate. If actual credit losses are significantly greater than the reserves, the Company would increase its general and administrative expenses and increase its reported net losses. Conversely, if actual credit losses are significantly less than our reserve, this would eventually decrease the Company’s general and administrative expenses and decrease its reported net losses. Allowances are recorded primarily on a specific identification basis. See Note 2 of the Financial Statements for more information.

F-24

Leasing Arrangements

At the inception of a lease covering equipment or real estate, the lease agreement is evaluated under the criteria of ASC 840, Leases. Leases meeting one of the four key criteria are accounted for as capital leases and all others are treated as operating leases. Under a capital lease, the discounted value of future lease payments becomes the basis for recognizing an asset and a borrowing, and lease payments are allocated between debt reduction and interest. For operating leases, payments are recorded as rent expense. Criteria for a capital lease include (i) transfer of ownership during the lease term; (ii) existence of a bargain purchase option under terms that make it likely to be exercised; (iii) a lease term equal to 75 percent or more of the economic life of the leased equipment; and (iv) minimum lease payments that equal or exceed 90 percent of the fair value of the property. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that type of asset. The assets are amortized as per our accounting policy for property & equipment, and intangibles, as applicable.

Revenue Recognition and Net billings in excess of revenues

Revenue primarily represents amounts earned for our mobile and security solutions. Our mobile and security solutions are hosted software where the customer does not take possession of the software and are therefore accounted for as subscriptions. We also offer customer support and professional services related to implementing and supporting our suite of applications. Revenues generally are recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Hosting subscriptions provide customers access to our software on a subscription basis, and support services (e.g. network operations and second line helpdesk) related to those arrangements. Hosting subscriptions for the use of our software generally include a usage-based license for which revenues are recognized commensurate with the customer utilization (for example, the number of mobile users on the network) commencing with the date our service is made available to customers and when all of the following conditions have been met: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectability of the fee is reasonably assured.  Revenue is recorded as deferred revenue before all of the relevant criteria for revenue recognition are satisfied.

The Company enters into arrangements that include various combinations of hosting subscriptions and services, where elements are delivered over different periods of time. Such arrangements are accounted for in accordance with ASC 605-25 “Revenue Recognition-Multiple Element Arrangements.” Revenue recognition for multiple-element arrangements requires judgment to determine if multiple elements exist, whether elements can be accounted for as separate units of accounting, and if so, the fair value for each of the elements.

The elements in a multiple element arrangement are identified and are separated into separate units of accounting at the inception of the arrangement and revenue is recognized as each element is delivered. Delivered item or items are considered a separate unit of accounting when both of the following criteria are met: (i) the delivered item or items have value to the customer on a stand-alone basis, meaning the delivered item or items have value on a standalone basis if it sold separately by any vendor or the customer could resell the delivered item or items on a stand-alone basis, and (ii) if the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item or items are considered probably and substantially in the control of the Company. Total consideration of a multiple-element arrangement is allocated to the separate units of accounting at the inception of the arrangement based on the relative selling price method using the hierarchy prescribed in ASC 605-25. In accordance with that hierarchy if vendor specific objective evidence (VSOE) of fair value or, third-party evidence (TPE) does not exist for the element, then the best estimated selling price (BESP) is used. Since the Company does not have VSOE or TPE, the Company uses BESP to allocate consideration for all units of accounting in our hosting arrangements. In determining the BESP, the Company considers multiple factors which include, but are not limited to the following: (i) gross margin objectives and internal costs for services; (ii) pricing practices and market conditions; (iii) competitive landscape; and (iv) growth strategy.

In the paragraphs below we explain the revenue recognition policy for each element.

For the mobile solutions services the Company recognizes revenues from customers accessing our cloud-based application suite in two different service offerings, namely managed services and bundled services.

F-25

For managed services, revenues are recognized for network administration services provided to end users on behalf of Mobile Network Operators (MNO) and virtual Mobile Network Operators (MVNO’s). Managed service revenues are recognized monthly based on an average number of end-users managed and calculated on a pre-determined service fee per user. For bundled services, the Company provides both network administration as well as mobile airtime management services. Revenues for bundled services are recognized monthly based on an average number of end-users managed and mobile air time, calculated based on a pre-determined service fee. Technical services that meet the criteria to be separated as a separate unit of accounting are recognized as the services are performed. Services that do not meet the criteria to be accounted for as a separate unit of accounting are deferred and recognized ratably over the estimated customer relationship. Our arrangements with customers do not provide the customer with the right to take possession of the software supporting the cloud-based application service at any time.

Telecommunication revenues are recognized when delivery occurs based on a pre-determined rate and number of user minutes and calls that the Company has managed in a given month.

Professional services and other revenue include fees from consultation services to support the business process mapping, configuration, data migration, integration and training. Amounts that have been invoiced are recorded in accounts receivable and in net billings in excess of revenues or revenue, depending on whether the revenue recognition criteria have been met. Revenue for professional and consulting services in connection with an implementation or implantation of a new customer that is deemed not to have stand-alone value is recognized over the estimated customer relationship commencing when the subscription service is made available to the customer. Revenue from other professional services that provide added value such as new features or enhancements to the platform that are deemed to have standalone value to the customer are recognized when the feature is activated.

Cost of Revenues and Operating Expenses

Cost of Service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, costs of telecommunications service providers, network costs, data center costs, facility cost of hosting network and equipment and cost in providing resale arrangements with long distance service providers, cost of leasing transmission facilities, international gateway switches for voice, data transmission services, and the Cost of professional services of staff directly related to the generation of revenues, consisting primarily of employee-related costs associated with these services, including share-based expenses and the cost of subcontractors. Cost of service excludes depreciation and amortization.

Research and Development Expense

Research and development expenditures are expensed in the period incurred, and these expenses are included within the operating expenses function Product Development.

Costs incurred during the application development stage of internal-use software projects, such as those used in the Company’s operations, are capitalized in accordance with the accounting guidance for costs of computer software developed for internal use in ASC 350-40. There are three main stages of computer software development. These stages are defined as (1) the preliminary project stage, (2) the application development stage, and (3) the post-implementation / operation stage. Only costs included in the application development stage are eligible for capitalization. Capitalization of costs begins once management authorizes and commits funding and the preliminary project stage is completed. Capitalized costs are amortized on a straight-line basis. When assigning useful lives to internal-use software, the Company considers the effects of obsolescence, competition, technology, and other economic factors.

Product Development costs for the period ended December 31, 2016 and 2015  were $3,543,590 and $4,543,492, respectively. During the period ended December 31, 2016 and 2015, the Company capitalized $990,076 and $4,142,089, respectively. As a result of the restructuring measures during 2016, that also impacted the development department, the Company decided to suspend project capitalization during the second half of 2016.

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Reporting Segments

ASC 280, Segment Reporting (“ASC 280”), defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The business operates as one single segment and discrete financial information is based on the whole, not segregated; and is used by the chief decision maker accordingly.

Financial Instruments

The carrying values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and customer deposits approximate their fair values based on their short-term nature. The recorded values of long-term debt approximate their fair values, as interest approximates market rates. The Company’s conversion feature, a derivative instrument, is recognized in the balance sheet at its fair values with changes in fair market value reported in earnings.

Fair Value Measurements

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but are traded less frequently, derivative instruments whose fair values have been derived using a model where inputs to the model are directly observable in the market and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3 – Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

The Company has three asset groups that are valued at fair value categorized within Level 3: Derivative liabilities (recurring measurement), goodwill and intangibles (non-recurring measurements) for the impairment test. Below are discussions of the main assumptions used for the recurring measurements.

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Recurring Measurement - Warrant Derivative Liabilities and Conversion Feature Derivative (see also Note 13 and 14)

Number of Outstanding Warrants and/or Convertible Notes

The number of outstanding warrants and/or convertible notes is adjusted every re-measurement date after deducting the exercise or conversion of any outstanding warrants convertible notes during the previous reporting period.

Stock Price at Valuation Date

The closing stock price at re-measurement date being the last available closing price of the reporting period taken from www.nasdaq.com.

Exercise Price

The exercise price is fixed and determined under the terms of the financing facility it was issued.

Remaining Term

The remaining term is calculated by using the contractual expiration date of the 9% Unsecured Subordinated Promissory Note at the moment of re-measurement.

Expected Volatility

Management estimates expected cumulative volatility giving consideration to the expected life of the note and/or warrants and calculated the annual volatility by using the continuously compounded return calculated by using the share closing prices of an equal number of days prior to the maturity date of the note (reference period). The annual volatility is used to determine the (cumulative) volatility of the Company´s common stock (= annual volatility * square root (expected life)).

Liquidity Event

We estimate the expected liquidity event giving consideration to the average expectation of the timing of fundraises and the need for those funds offset against scheduled repayment dates and the costs and/or savings of the future steps in re-modelling the organization.

Risk-Free Interest Rate

Management estimates the risk-free interest rate using the “Daily Treasury Yield Curve Rates” from the US Treasury Department with a term equal to the reported rate, or derived by using both spread in intermediate term and rates, up to the expected maturity date of the derivative involved.

Expected Dividend Yield

Management estimates the expected dividend yield by giving consideration to the Company´s current dividend policies as well as those anticipated in the future considering the Company´s current plans and projections.

Mandatory Conversion Condition

The Monte Carlo model includes the likelihood of meeting the condition in which the company will be able to call such mandatory conversion of outstanding convertible notes.

Mandatory Exercise Condition

The Monte Carlo model includes the likelihood of being able to force a mandatory exercise of the warrants prior to the maturity of the warrant agreement.

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Share-based Compensation

The Company follows the provisions of ASC 718, Compensation-Stock Compensation, (“ASC 718”). Under ASC 718, share-based awards are recorded at fair value as of the grant date and recognized as expense with an adjustment for forfeiture over the employee’s requisite service period (the vesting period, generally up to three years). The share-based compensation cost based on the grant date fair value is amortized over the period in which the related services are received.

To determine the value of our stock options at grant date under our employee stock option plan, the Company uses the Black-Scholes option-pricing model. The use of this model requires the Company to make a number of subjective assumptions. The following addresses each of these assumptions and describes our methodology for determining each assumption:

Expected Life

The expected life represents the period that the stock option awards are expected to be outstanding. The Company uses the simplified method for estimating the expected life of the option, by taking the average between time to vesting and the contract life of the award.

Expected Volatility

The Company estimates expected cumulative volatility giving consideration to the expected life of the option of the respective award, and the calculated annual volatility by using the continuously compounded return calculated by using the share closing prices of an equal number of days prior to the grant-date (reference period). The annual volatility is used to determine the (cumulative) volatility of its common stock (= annual volatility x square root (expected life)).

Forfeiture rate

The Company is using the aggregate forfeiture rate. The aggregate forfeiture rate is the ratio of pre-vesting forfeitures over the awards granted (pre-vesting forfeitures/grants). The forfeiture discount (additional loss) is released into the profit and loss in the same period as the option vesting-date. The forfeiture rate is actualized every reporting period and due to the firm reorganization the forfeiture rate has been set to zero to reflect the current expectation of the number of leavers.

Risk-Free Interest Rate

The Company estimates the risk-free interest rate using the “Daily Treasury Yield Curve Rates” from the U.S. Treasury Department with a term equal to the reported rate, or derived by using both spread in intermediate term and rates, to the expected life of the award.

Expected Dividend Yield

The Company estimates the expected dividend yield by giving consideration to our current dividend policies as well as those anticipated in the future considering our current plans and projections. The Company does not currently calculate a discount for any post-vesting restrictions to which our awards may be subject.

Income Taxes

Current tax is based on the income or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. Establishment of a valuation allowance is provided when it is more likely than not that deferred taxes will be realized.

In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of revenue sharing and reimbursement arrangements among related entities, the process of identifying items of revenue and expenses that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation.

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The Company files federal income tax returns in the US, various US state jurisdictions and various foreign jurisdictions. The Company’s income tax returns are open to examination by federal, state and foreign tax authorities, generally for 3 years but can be extended to 6 years under certain circumstances. In other jurisdictions the period for examinations depend on local legislation. The Company’s policy is to record estimated interest and penalties on unrecognized tax benefits as part of its income tax provision.

Comprehensive Income (Loss)

Comprehensive income (loss) include all changes in equity during a period from non-owner sources. For the years ended December 31, 2016 and 2015, the Company’s comprehensive loss consisted of its net loss and foreign currency translation adjustments.

Business Combinations

The acquisition method of accounting for business combinations as per ASC 805, Business Combinations (“ASC 805”), requires us to use significant estimates and assumptions, including fair value estimates, as of the business combination date and to refine those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which the Company may adjust the provisional amounts recognized for a business combination).

Under the acquisition method of accounting, the identifiable assets acquired, the liabilities assumed, and any non-controlling interests acquired in the acquisition are recognized as of the closing date for purposes of determining fair value. The Company measures goodwill as of the acquisition date as the excess of consideration transferred, over the net of the acquisition date fair value of the identifiable assets acquired and liabilities assumed. Costs that the Company incurs to complete the business combination such as investment banking, legal and other professional fees are not considered part of consideration and the Company charges them to general and administrative expense as they are incurred.

During the measurement period, the Company adjusts the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Measurement period adjustments are reflected retrospectively in all periods being presented in the financial statements.

Goodwill

The Company records goodwill when the fair value of consideration transferred in a business combination exceeds the fair value of the identifiable assets acquired and liabilities assumed. Goodwill and other intangible assets that have indefinite useful lives are not amortized, but the Company tests them for impairment annually during its fourth fiscal quarter and whenever an event or change in circumstances indicates that the carrying value of the asset is impaired.

The authoritative guidance for the goodwill impairment model includes a two-step process. First, it requires a comparison of the carrying value of the reporting unit to its fair value. If the fair value is determined to be less than the carrying value, a second step is performed. In the second step, the Company compares the implied fair value of goodwill to its carrying value in the reporting unit. The shortfall of the fair value below carrying value, if any, would represent the amount of goodwill impairment charge. We are using the criteria in ASU no. 2011-08 Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which permits the Company to make a qualitative assessment of whether it is more likely than not than not that a reporting unit’s fair value is less than the carrying amount before applying the two-step goodwill impairment test. If the Company concludes that it is not more likely than not that the fair value of a reporting unit is less that its carrying amount, it would not need to perform the two-step impairment test for that reporting unit.

F-30

The Company tests goodwill for impairment in the fourth quarter of each fiscal year, or sooner should there be an indicator of impairment as per ASC 350, Intangibles – Goodwill and Other. The Company periodically analyzes whether any such indicators of impairment exist. Such indicators include a sustained, significant decline in the Company’s stock price and market capitalization, a decline in the Company’s expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, and/or slower growth rate, among others. In the Company’s case, the indicator is the continuing losses.

After the divestment of ValidSoft and renewed strategy the Company decided to impair the carrying value of goodwill related to ValidSoft. Following the restructuring and rationalization that commenced in the fourth quarter 2015 and continued during 2016 the Morodo and Telnicity related projects were cancelled and the related headcount phased out. As a result, the Company decided to fully impair the carrying value of goodwill related to Morodo and Telnicity.

Long-lived Assets and Intangible Assets

In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), intangible assets are carried at cost less accumulated amortization and impairment charges. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, between three and ten years. Other indefinite life intangible assets are reviewed for impairment in accordance with ASC 350, on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of any impairment loss for long-lived assets and amortizing intangible assets that management expects to hold and use is tested for impairment when amounts may not be recoverable. Impairment is measured based on the amount of the carrying value that exceeds the fair value of the asset.

Property and Equipment, Internal Use Software and Third Party Software

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the assets or extend the useful life are charged to operating expenses as incurred. Included in property and equipment are certain costs related to the development of the Company’s internally developed software technology platform.

The Company has adopted the provisions of ASC 350-40, Accounting for the Costs of Computer Software developed or obtained for internal use, and therefore the costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes all costs related to software developed or obtained for internal use when management commits to funding the project; the preliminary project stage is completed and when technological feasibility is established. Software developed for internal use has generally been used to deliver hosted services to the Company’s customers. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting the product specifications, or to the extent that a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Once a new functionality or improvement is released for operational use, the asset is moved from the property and equipment category “construction in progress” (“CIP”) to a property and equipment asset subject to depreciation in accordance with the principle described in the previous sentence. In this account management also records equipment acquired from third parties, until it is ready for use. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. In 2016, the Company impaired $850,985 for assets held and used.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (“ASU 2016-13”) which requires measurement and recognition of expected versus incurred credit losses for financial assets held. ASU 2016-13 is effective for the Company’s annual and interim reporting periods beginning January 1, 2020, with early adoption permitted on January 1, 2019. The Company is currently evaluating the impact of this ASU on its consolidated financial statements; however, at the current time the Company does not know what impact the adoption will have on its consolidated financial statements, financial condition or results of operations.

F-31

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The updated guidance changes how companies account for certain aspects of share-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The update to the standard is effective for the Company’s annual and interim reporting periods beginning January 1, 2017, with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-09 on its consolidated financial statements; however at the current time the Company does not know what impact the adoption of ASU 2016-09 will have on its consolidated financial statements, financial condition or results of operations.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net).” This update provides clarifying guidance regarding the application of ASU 2014-09 when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing,” which clarifies the identification of performance obligations and the licensing implementation guidance. In May 2016, the FASB issued ASU No. 2016-11, “Revenue Recognition and Derivatives and Hedging: Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 Emerging Issues Task Force Meeting (“EITF”),” which rescinds SEC paragraphs pursuant to SEC staff announcements. These rescissions include changes to topics pertaining to accounting for shipping and handling fees and costs and accounting for consideration given by a vendor to a customer. In May 2016, the FASB also issued ASU No. 2016-12, “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients,” which provides clarifying guidance in certain narrow areas and adds some practical expedients. The effective dates for these ASU’s are the same as the effective date for ASU No. 2014-09, for the Company’s annual and interim periods beginning January 1, 2018. The Company is currently evaluating the impact of these ASU’s on its consolidated financial statements; however at the current time the Company does not know what impact the adoption of these ASU’s will have on its consolidated financial statements, financial condition or results of operations.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Management is currently assessing the impact of this pronouncement on the Company’s financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments – Overall (Subtopic 825-10).” ASU 2016-01 enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments simplify certain requirements and also reduce diversity in current practice for other requirements. ASU 2016-01 is effective for public companies’ fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Except for the early application guidance specifically allowed in ASU 2016-01, early adoption is not permitted. We are currently evaluating the impact of our pending adoption of ASU 2016-01 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard.

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On April 7, 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. ASU 2015-03 is effective for public companies’ fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted for financial statement that have not been previously issued. The Company has elected for early adoption and included it in their Form 10-K for the year ended December 31, 2015.

In January 2015, the FASB issued ASU 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). ASU 2015-01 eliminates the concept of extraordinary items from GAAP but retains the presentation and disclosure guidance for items that are unusual in nature or occur infrequently and expands the guidance to include items that are both unusual in nature and infrequently occurring. ASU 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. A reporting entity may apply ASU 2015-01 prospectively. A reporting entity may also apply ASU 2015-01 retrospectively to all periods presented in the financial statements. We believe the adoption of ASU 2015-01 will not have a material effect on our consolidated financial statements.

In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cash Flows - Restricted Cash a consensus of the FASB Emerging Issues Task Force.” This standard requires restricted cash and cash equivalents to be included with cash and cash equivalents on the statement of cash flows under the retrospective transition approach. The guidance will become effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted. When adopted, the Company is expected to include restricted cash and cash equivalents with cash and cash equivalents on the statement of the cash flows.

Note 2. Allowance for Doubtful Accounts

Accounts receivable are presented on the balance sheet net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful.  The Company recorded an allowance for doubtful accounts of $88,528 and $269,608 as of December 31, 2016 and 2015, respectively.

Changes in the allowance for doubtful accounts are as follows:

Allowance for doubtful accounts	Balance at the beginning of the period A	Currency revaluation B	Total Allowance for doubtful accounts A+B	Additions- allowance for doubtful accounts	Release for doubtful accounts	Balance at the end of the period
Year ended December 31, 2016	$269,608	$9,542	$260,066	$88,528	260,066	$88,528
Year ended December 31, 2015	$-	$-	$-	$269,608	$-	$269,608

Note 3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were recorded at $1,084,994 as of December 31, 2016, compared with $2,016,236 as of December 31, 2015. Prepaid expenses and other current assets consisted primarily of prepaid insurance, other prepaid operating expenses, prepaid taxes and prepaid Value Added Tax (“VAT”).  As of December 31, 2016, $592,445 of the prepaid expenses was related to VAT. On December 31, 2015, prepaid VAT represented $621,286.

Note 4. Other Assets

Other assets at December 31, 2016 and December 31, 2015 are long-term in nature, and consist of long-term deposits, certain R&D credits, and loans to third parties amounting to $129,037 and $473,893, respectively.

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As of December 31, 2016, there was $129,037 in long-term deposits made to various telecom carriers during the course of operations and office facilities in various countries, compared with $285,404 as of December 31, 2015. The deposits are refundable at the termination of the business relationship with the carriers. The primary decrease in long-term deposits was for $47,514 related to the divestment of ValidSoft, $18,585 termination of the Indonesian Office lease and $90,268 that was mainly related to the termination of carrier contracts.

Note 5. Note Receivable

The sale of ValidSoft at the end of the third quarter for the price of $3.0 million was completed and the Company received $2.0 million in cash and a $1.0 million promissory note. The Principal amount of $1,000,000 together with all interest must be paid by on or before September 30, 2018 bearing interest of 5% per annum. During 2016 we accrued $12,603 for interest.

Note 6.  Property and Equipment

Property and equipment at December 31, 2016 and December 31, 2015 consisted of:

	Average Estimated Useful Lives	December 31, 2016	December 31, 2015	December 31, 2015 (assets held for sale)	December 31, 2015 (excl. Assets held for sale)
Furniture and fixtures	5	$155,197	$283,387	$29,605	$253,782
Computer, communication and network equipment	3 – 10	19,079,117	22,991,043	63,216	22,927,827
Software	5	3,209,318	5,906,917	2,255,695	3,651,222
Automobiles	5	11,897	37,428	-	37,428
Construction in progress for internal use software		786,897	1,299,993	395,585	904,408
Total property and equipment		23,242,426	30,518,768	2,744,101	27,774,667

Less: accumulated depreciation and amortization		(14,533,648)	(15,496,091)	(772,799)	(14,723,292)
Total property and equipment, net		$8,708,778	$15,022,677	$1,971,302	$13,051,375

Computers, communications and network equipment includes the capitalization of our systems engineering and software programming activities. Typically, these investments pertain to the Company’s:

•	Intelligent Network (IN) platform;
•	CRM provisioning Software;
•	Mediation, Rating & Pricing engine;
•	ValidSoft security software applications;
•	Operations and business support software; and
•	Network management tools.

Construction in progress (“CIP”) for internal use software consists of software projects in developments that have not been completed, and equipment acquired from third parties but not yet ready for service.

The total amount of product development costs (internal use software costs) that are capitalized in Property & Equipment during the years ended December 31, 2016 and 2015 was $990,076 and $4,142,089, respectively.

Upon completion of development, the assets are reclassified from CIP to the appropriate Property and Equipment category, at which point the assets begin to depreciate or amortize. During the year ended December 31, 2016, the Company transferred $214,770 from CIP into Property and Equipment. In 2015, we transferred $5,697,792 from CIP into Property and Equipment. Following the restructuring and rationalization that commenced in the fourth quarter of 2015 and continued during 2016 the Company cancelled projects and impaired for an amount of $850,985 in 2016.

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Note 7. Intangible Assets

Intangible assets include customer contracts, telecommunication licenses and integrated, multi-country, centrally managed switch-based interconnects as well as ValidSoft Intellectual Property, including but not limited to software source codes, applications, customer list & pipeline, registration & licenses, patents and trademark/brands.

Intangible assets as of December 31, 2016 and 2015 consisted of the following:

	Useful Lives	December 31, 2016	December 31, 2015	December 31, 2015 (assets held for sale)	December 31, 2015 (excl. Assets held for sale)
Customer Contracts, Licenses, Interconnect & Technology	5 - 10	$315,610	$688,963	$-	$688,963
ValidSoft IP & Technology	1 - 10	-	13,257,272	12,930,083	327,189
Total intangible assets		315,610	13,946,235	12,930,083	1,016,152

Less: Accumulated Amortization		(315,610)	(430,333)	-	(430,333)
Less: Accumulated Amortization ValidSoft IP & Technology		-	(10,663,602)	(10,336,413)	(327,189
Total intangible assets, Net		$-	$2,852,300	$2,593,670	$258,630

During the year ended December 31, 2016, intangible assets were fully amortized.

Note 8. Long Lived Assets held for Sale

In 2015, the Company committed to a plan to sell the subsidiaries ValidSoft Ireland Ltd and ValidSoft UK Ltd. (jointly ‘ValidSoft’) within a time period of less than 12 months as of balance sheet date. Combined with other criteria as described in ASC 360-10-45-9 and ASC 360-10-45-11 we determined the long lived assets related to ValidSoft should be classified as held for sale as of the fourth quarter of 2015.

On September 30, 2016, ValidSoft was divested through a management buyout.

	Average
	Estimated
	Useful	December 31,	December 31,
Assets Held for Sale	Lives	2016	2015
Property & Equipment
Furniture and fixtures	5	$-	$29,605
Computer, communication and network equipment	3 – 10	-	63,216
Software	5	-	2,255,695
Automobiles	5	-	-
Construction in progress for internal use software		-	395,585
		-	2,744,101

Less: accumulated depreciation		-	(772,799)
Total property and equipment, net		$-	$1,971,302

Intangible Assets
IP and Technology	3 – 10	-	12,930,083

Less: accumulated amortization		-	(10,336,413)
Total intangible Assets, net		$-	$2,593,670

Total Assets Held for Sale
Property & Equipment and Intangible Assets		-	15,674,184
Less: accumulated depreciation and amortization		-	(11,109,212)
Total Assets Held for Sale, net		$-	$4,564,972

F-35

Note 9. Goodwill

The carrying value of the Company’s goodwill as of December 31, 2016 and as of December 31, 2015 was as follows:

Goodwill	December 31, 2016	December 31, 2015
Goodwill ValidSoft Ltd	$-	$2,659,866
Goodwill Morodo Ltd.	-	177,155
Goodwill Telnicity	-	190,401
Total	$-	$3,027,422

After the divestment of ValidSoft and the renewed strategy the Company decided to impair the carrying value of goodwill related to ValidSoft. Following the restructuring and rationalization that commenced in the fourth quarter 2015 the Morodo and Telnicity related projects were cancelled and the related headcount phased out. As a result, the Company decided to fully impair the carrying value of goodwill related to Morodo and Telnicity.

Note 10. Accounts payable and Customer Deposits

As of December 31, 2016 and December 31, 2015, the accounts payable and customer deposits were comprised of the following:

	December 31, 2016	December 31, 2015
Accounts payable	$2,316,768	$2,574,425
Customer deposits	-	65,438
Total Accounts payable and Customer Deposits	$2,316,768	$2,639,863

The customer deposits in 2015 relate to Dutch MVNOs of which the relationship was terminated during 2016.

Note 11. Net Billings in Excess of Revenues

Because the Company recognizes revenue upon performance of services, net billings in excess of revenues represents amounts received from the customers for which either delivery has not occurred or against future sales of services. As of December 31, 2016, the balance of short term net billings in excess of revenues was $951,791 and long term portion was $121,309, totaling $1,073,100. For the corresponding period in 2015, the short term net billings in excess of revenues balance was $1,259,545 and the long term portion was $1,066,687, totaling $2,326,232.

Note 12. Accrued Expenses

As of December 31, 2016 and December 31, 2015, the accrued expenses were comprised of the following:

	December 31, 2016	December 31, 2015
Accrued selling, general and administrative expenses	$4,955,959	$3,648,920
Accrued cost of service	394,496	297,370
Accrued taxes (including VAT)	127,434	708,002
Accrued interest payable	132,632	199,104
Other accrued expenses	403,099	178,316
Total accrued expenses	$6,013,620	$5,031,712

F-36

Accrued taxes include income taxes payable as of December 31, 2016 amounting to $9,442. See Note 24 of the Financial Statements for more information.

Accrued Selling, General and Administrative expenses include social security premiums, personnel related costs such as payroll taxes, provision for holiday allowance, accruals for marketing and sales expenses, and office related expenses.

Note 13. Unsecured Convertible Promissory Notes

The Unsecured Convertible Promissory Notes can be split into two groups, the breakdown is as follows and we recognize the following events during the last quarter.

Breakdown of the Unsecured Convertible Promissory Notes (net of debt discounts)	Outstanding December 31, 2016	Closing(s) during 2016	Regular Amortizations (during 2016)	Conversions (during 2016) including accelerated amortization	December 31, 2015
9% Unsecured Convertible Note (Private Offering Q4-2015 - Q1-2016)	$(320,729)	$(453,176)	$(693,592)	$1,064,868	$(238,829)
9% Saffelberg Note (Unsecured Convertible)	$(500,319)	$(472,656)	$(27,662)	$-	$-
	$(821,048)	$(925,832)	$(721,254)	$1,064,868	$(238,829)

On December 18, 2015, the Company consummated a closing (“Initial Closing”) and on March 14, 2016 the Company consummated the last of twelve closings of its private placement offering (the “Offering”) of Units (as defined below) to “accredited investors” (as defined in Rule 501(a) of the Securities Act of 1933, as amended, the “Securities Act”) (“Investors”). The closings have been part of a “best efforts” private placement offering of up to $4,200,000 (the “Maximum Amount”) consisting of up to 140 units (the “Units”), each Unit consisting of: (i) one 9% unsecured subordinated convertible promissory note in the principal amount of $30,000 (each a “Note” and collectively the “Notes”), which is convertible into shares (the “Note Shares”) of common stock of the Company, $.00001 par value, (the “Common Stock”) at the option of the holder at a conversion price of $7.50 per share, subject to certain exceptions; and (ii) a five-year warrant (each a “Warrant” and collectively, the “Warrants”) to purchase one hundred thousand (4,000) shares of Common Stock (the “Warrant Shares”) at an exercise price of $11.25 per share, subject to certain exceptions.

The Units were offered and sold pursuant to an exemption from registration under Section 4(2) and Regulation D of the Securities Act. During 2016 and 2015, the Company sold an aggregate of $3,548,000  principal amount of Notes and delivered Warrants to purchase an aggregate of 473,067 shares of Common Stock.

The Warrants entitle the holders to purchase shares of Common Stock reserved for issuance thereunder for a period of five years from the date of issuance and contain certain anti-dilution rights on terms specified in the Warrants. The Note Shares and Warrant Shares will be subject to full ratchet anti-dilution protection for the first 24 months following the issuance date and weighted average anti-dilution protection for the 12 months period after the first 24 months following the issuance date. In December 2016 the Company and the holders agreed upon modification of the Warrants to redeem the above anti-dilution protection and offered an exercise price adjustment to $3.75 and 10% bonus warrants in return.

The Company filed an S-3 registration statement registering the Note Shares and Warrant Shares of the Offering which became effective November 14, 2016.

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In connection with the Private Placement Offering, the Company retained a registered FINRA broker dealer (the “Placement Agent”) to act as the placement agent. For acting as the placement agent, we agreed to pay the Placement Agent, subject to certain exceptions: (i) a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised by the Placement Agent in the Offering, (ii) a non-accountable expense allowance of up to one percent (1%) of the aggregate gross proceeds raised by the Placement Agent in the Offering, and (iii) at the final Closing one five-year warrant to purchase such number of shares equal to 7% of the shares underlying the Notes sold in this Offering at an exercise price of $7.50 and one five-year warrant to purchase such number of shares equal to 7% of the shares underlying the Warrants sold in this Offering at an exercise price of $11.25. The total number of warrants earned by the Placement Agent are 33,115 warrants with an exercise price of $11.25 and 33,115 warrants with an exercise price of $7.50.

The aggregate number of units sold during the offering period in 2015 and 2016 resulted in a gross proceed of $3,458,000 and a net proceed of $3,039,932. The Company used the net proceeds from the Offering primarily for working capital.

The value of the warrants and the conversion feature to the investors and the Placement Agent cash fees and warrants have been capitalized and off set against the liability for the Notes. By doing this the Company followed the new ASU 2015-03 guidelines to also offset the debt issuance costs against the liability of the convertible notes. This resulted in a total initial debt discount of $2,395,290 and $467,568 of financing costs incurred in connection with the offering. The debt discount and debt issuance costs are being amortized over the term of the Notes using the effective interest method.

Breakdown of the 9% Unsecured Subordinated Convertible Promissory Note
(Maturing December 2018)
	December 31, 2015	Additional Closings (during 2016)	Regular Amortizations (during 2016)	Conversions (during 2016) including accelerated amortization	10% Early Repayment Short Term	Outstanding December 31, 2016
Convertible Note Principal Amount
Principal Amount (Long Term)	$(1,275,000)	$(2,273,000)	$-	$2,823,000	$-	$(725,000)
10% Early Repayment (Short Term)	-	-	-	255,300	(354,800)	(99,500)

Debt Discounts & Financing Costs
Investor Warrants	543,548	1,105,059	(346,454)	(1,062,843)	-	239,310
Conversion Feature value	214,159	296,414	(133,988)	(302,669)	-	73,916
7% Agent Warrants	86,593	144,158	(63,284)	(134,657)	-	32,810
Financing Costs	191,871	274,193	(149,866)	(513,263)	354,800	157,735
	$(238,829)	$(453,176)	$(693,592)	$1,064,868	$-	$(320,729)

Breakdown of the 9% Saffelberg Note (Unsecured Convertible)
(Maturing August 18, 2019)
	December 31, 2015	Closing during 2016	Regular Amortizations (during 2016)	Conversions (during 2016) including accelerated amortization	Outstanding December 31, 2016
Convertible Note Principal Amount
Principal Amount (Long Term)	$-	$(723,900)	$-	$-	$(723,900)
Debt Discounts & Financing Costs
Investor Warrants	-	179,527	(19,294)	-	160,234
Conversion Feature value	-	71,717	(8,369)	-	63,348
Financing Costs	-	-	-	-	-
	$-	$(472,656)	$(27,662)	$-	$(500,319)

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Note 14. Warrant and Conversion Feature Liabilities

The issuance of the 9% Convertible Note (Investors), the Saffelberg Note (Other Investor), the 13%+Eurodollar Senior Secured Credit Agreement (Lender) and Placement Agent Fees (Agent) all resulted in rights to convert outstanding debt or exercise rights to buy common shares of the Company. The Company has identified the following number of rights owned by the holders for the following groups.

Number of underlying shares for Warrants & Conversion Feature issued in relation with the 9% Unsecured Subordinated Convertible Promissory Note(s)	Outstanding December 31, 2016	Additional closings during 2016	Agreement Amendments / Shares issued for Converted Interest	Exercises / Conversions	Outstanding December 31, 2015

9% Convertible Note - Investors	212,667	303,067	748,973	(1,009,373)	170,000
9% Convertible Note - Other Investor	134,679	134,679	-	-	-
FMV Conversion Feature	347,346	437,746	748,973	(1,009,373)	170,000
Lender Warrants	1,273,018	-	1,273,018	-	-
Investor Warrants	520,374	303,067	47,307	-	170,000
Other Investor Warrants	96,520	96,520	-	-	-
7% Agent Warrants	66,229	42,429	-	-	23,800
8% Agent Warrants	68,445	-	68,445	-	-
FMV Warrant Liabilities	2,024,586	442,016	1,388,770	-	193,800

Total	2,371,932	879,762	2,137,743	(1,009,373)	363,800

Most of them initially contained certain conditions which resulted in the obligation to account for those elements as Derivative Liabilities. The Company has identified the following derivatives in fair value amounts of outstanding rights owned by the holders for the following groups.

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Fair Market Value Warrants & Conversion Feature	FMV as of December 31, 2016	Additional closings during 2016	Agreement Amendments/ Conversions	Mark to market adjustment Ytd-2016	FMV as of December 31, 2015

9% Convertible Note - Investors	$-	$296,413	$(1,675,439)	$1,118,628	$260,398
9% Convertible Note - Other Investor	438,448	71,717	-	366,731	-
FMV Conversion Feature	$438,448	$368,130	$(1,675,439)	$1,485,359	$260,398
Lender Warrants	3,362,284	769,861	(109,756)	2,702,178	-
Investor Warrants	-	1,105,059	(919,760)	(776,772)	591,473
Other Investor Warrants	188,214	179,527	-	8,687	-
7% Agent Warrants	121,200	144,158	-	(116,705)	93,747
8% Agent Warrants	155,684	-	142,232	13,452	-
FMV Warrant Liabilities	$3,827,382	$2,198,605	$(887,284)	$1,830,840	$685,220

Total	$4,265,830	$2,566,736	$(2,562,723)	$3,316,199	$945,618

Note 15. 2016 13%+Eurodollar Senior Secured Credit Agreement fka the 2014 10%+Eurodollar Third Party Loan Agreement

The following table shows the composition of the 13%+Eurodollar Senior Secured Credit Agreement reflected as the 2014 10% + Eurodollar 3rd Party Loan in the Consolidated Balance Sheets:

2014 10% + Eurodollar 3rd Party Term Loan Agreement	December 31,	December 31,
(Extinguished due to the amendment in August 2016)	2016	2015
2014 10% Term Loan (principal amount)	$-	$6,500,000
Debt Discount - Repayment Premium	-
Deferred Exit Fee	-	57,176
Deferred Financing Costs	-	(343,130)
Debt Discount - Original Issue Discount	-	(132,567)
Debt Discount – Warrant	-	(501,202)
	$-	$5,580,277

2016 13% + Eurodollar Senior Secured Credit Agreement
(Refinancing of 2014 10% + Eurodollar Loan)(Maturing December 2018, including provisional extensions)	December 31, 2016	December 31, 2015
2016 13% + Eurodollar Senior Secured Credit Agreement (principal)	$10,081,836	$-
Debt Discount - 10% Warrants & Free Warrant shares	(422,202)	-
Debt Discount - Original Issue Discount	(6,596)	-
Deferred Financing Costs	(164,731)	-
Debt Discount - Repayment Premium	(1,772,645)	-
	$7,715,662	$-

F-40

On November 17, 2014, the Company and certain of its subsidiaries entered into a term loan credit agreement with Atalaya Administrative LLC, as the administrative agent and collateral agent, and the lenders party thereto (the “2014 10% Term Loan Agreement”). The 2014 10% Term Loan Agreement provides for a twelve million dollar term loan facility (the “Term Loan Facility”), with advances to be made on the Closing Date. Borrowings under the Term Loan Facility shall bear interest at the Eurodollar rate plus an applicable margin per annum equal to ten percent (10.00%), such margin decreased by two percent (2%) from 12% upon the satisfaction of certain post-closing conditions. The Term Loan Facility will mature on December 31, 2017.

On July 9, 2015 the Company entered into a First Amendment to the Credit Agreement dated November 17, 2014 with Corbin Mezzanine Fund I, L.P. (‘Lender’) and Atalaya Administrative LLC, as administrative agent and collateral agent for Corbin Mezzanine Fund I.

Leading up to the amendment of the credit agreement the Company paid $10,100,000 on June 22, 2015 to Atalaya, comprising of a $5,500,000 pre-payment, and a $4,427,333 payment in anticipation of the conclusion of the amended credit agreement, totaling $9,927,333 which amount was debited against the outstanding principal of $12,000,000, resulting in an outstanding balance at June 30, 2015 of $2,072,667. The remainder of the $10,100,000 was used for default interest and prepayment charges. After closing of the First Amendment the Company received approximately $ 4.5 million from Atalaya/Corbin to bring the outstanding principal to the agreed $6,500,000.

As of the third quarter of 2015 the Company has been in breach of certain covenants under the amended credit agreement and is therefore in default of the credit agreement.

On August 15, 2016 the Company entered into the second amendment to the credit agreement dated November 17, 2014 with Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC, as administrative agent and collateral agent for Corbin Mezzanine Fund I.  Under the second amendment, the senior secured lender increased the loan facility by $1,202,447 of which $1,000,000 was paid to the Company and the remainder was offset against legal fees and other financing related costs, the lender waived the Company’s existing defaults under the financial covenants, raised the applicable margin to 13% and reset the agreed maturity date to December 31, 2016 with extended maturity options towards March 31, 2017 if certain conditions were met. Furthermore the amendment included additional prepayment premium in the following cases, equal to: (a) twenty-five percent (25%) of the amount prepaid if such prepayment occurs on or before October 15, 2016, (b) fifty percent (50%) of the amount prepaid if such prepayment occurs on or after October 16, 2016 and on or before December 31, 2016, and (c) seventy-five percent (75%) of the amount prepaid if such prepayment occurs on or after December 31, 2016. Considering the above amendments the Company concluded that the amendments constitute an extinguishment of the debt compared to the terms before the amendment. As a result the outstanding debt discounts and deferred financing costs have been accounted as extinguishment of debt.

On December 27, 2016, the Company agreed upon another amendment (the “Amendment”) of the credit agreement with Atalaya Administrative LLC as administrative agent and Corbin Mezzanine Fund I, L.P. Pursuant to the Amendment, the Borrower is indebted in the amount of $5,562,778, and has agreed to add the following amounts to the indebtedness: (i) the Additional Prepayment Premium (as agreed upon in the Amendment of August 15, 2016) of $4,149,893; (ii) the Prepayment Premium (as defined in the Original Credit Agreement) of $69,165 and (iii) the Exit Fee (as defined in the Original Credit Agreement) of $300,000, totaling $10,081,836 (the “Amended Term Loan Facility”).

The Amendment removes certain terms regarding the liquidation preference and the prepayment fee. In addition, the Amendment provides that credit agreement shall bear interest at Eurodollar rate plus an applicable margin per annum equal to thirteen percent (13%). However, upon receipt by the Company of Net Equity Proceeds (as defined in the Amendment) of $3,000,000 and applying such amount to certain obligations, the interest rate shall be reduced to 12% per annum.

F-41

Pursuant to the Amendment, the initial maturity date of the loan is June 30, 2017, which shall be automatically extended to December 31, 2017 (the “First Extended Maturity Date”) upon a repayment of principal of at least $1,500,000 million by March 31, 2017 and another $1,500,000 by June 30, 2017, and no default then exits. The First Extended Maturity Date shall be automatically extended to February 28, 2018 (the “Second Extended Maturity Date”) if the financial statements required by the Amendment for the month ending November 30, 2017 have been delivered to Atalaya and the Lender, and as of December 31, 2017, the total leverage ratio of the Company and its subsidiaries is less than or equal to 2.50 to 1.00, and no default then exits. The Second Extended maturity Date shall be automatically extended to December 31, 2018 (the “Third Extended Maturity Date”) if the financial statements for the fiscal quarter ending December 31, 2017 have been delivered to Atalaya and the Lender, and as of December 31, 2017, the total leverage ratio of the Company and its subsidiaries is less than or equal to 2.50 to 1.00, and no default then exits.

In addition, pursuant to the Amendment, the Borrower agrees to respectively repay $250,000 by the end of each fiscal quarter of 2017 and $500,000 by the end of each fiscal quarter of 2018. The Amendment also provides that the Borrower shall pay to Atalaya a quarterly installment of $15,000 as the administration fee, which is $60,000 in total. Also, the Amendment updated the financial covenants.

Also on December 27, 2016, a Reaffirmation Agreement (the “Reaffirmation Agreement”) was entered by and among ET Europe, the Company, Pareteum North America and Atalaya, pursuant to which, among other things, the Borrower reaffirmed its obligations to Lender under each of the Credit Agreement (as defined in the Reaffirmation Agreement), the Security Agreement (as defined in the Reaffirmation Agreement) and the Pledge Agreement (as defined in the Reaffirmation Agreement) and Deed of Pledge over Shares (as defined in the Reaffirmation Agreement).

Upon closing of the amendment, the Company performed an analysis to determine whether this amendment of the Credit Agreement constituted an extinguishment to the existing credit agreement and concluded that such was not the case.

Note 16. Registered Direct Offering and Warrant Liabilities

In June 11, 2013, the “Company” entered into an Amendment No. 1 (the “Amendment to SPA”) to certain Securities Purchase Agreement (the “SPA”) dated June 3, 2013 with certain institutional and other investors (“DJ Investors”) placed by Dawson James Securities Inc. (the “Placement Agent”) and Mr. Steven van der Velden, the Chief Executive Officer and Chairman of the Board (“Affiliated Investors”), relating to a registered direct public offering by the Company (the “Offering”). The gross proceeds of this SPA were $12,000,000 and resulted in net proceeds of $11,292,500 after the deduction of $707,500 for fundraising related expenses to various parties involved. The majority of the net proceeds were used to pay off the outstanding Senior 8% Secured Convertible Notes issued in 2012.

The number of shares issued relating to this SPA amounted to 697,025, the number of warrants amounted to 313,661 and was covered by the registration statement filed in 2012 for an amount of $75,000,000 (S-3/A Amendment No. 2, File No. 333-181738 dated June 6, 2012).

According to ASC 480-10 Distinguishing Liabilities from Equity, the accounting for an equity instrument with detachable warrants classified as a liability reflects the notion that the consideration received upon issuance must be allocated between the instruments issued. Proceeds from the issuance of an equity instrument with stock purchase warrants are allocated to the two elements based on the following: (i) the liability element has initially been recorded at fair market value; and (ii) the remaining portion of the consideration has been allocated to the equity element.

The liability instrument was re-evaluated at each reporting period with changes in the fair value recognized through the applicable period Consolidated Statement of Comprehensive Loss.

During 2015 the last outstanding warrants relating to the Offering were exercised and exchanged in to common shares. Due to the conditions within the warrant agreement, there was no additional cash proceed when the exercise took place.

F-42

Note 17. Obligations under Capital Leases

The Company has a financing arrangement with one of its vendors to acquire equipment and licenses. This trade arrangement matured in January 2017.

The current portion of the Capital Leases of $10,813 as of December 31, 2016 is included in Current Liabilities “Obligations under capital leases (current portion)” in the accompanying balance sheet as of December 31, 2016.

Note 18. Other long term payable

Other long term payable is summarized as follows:

December 31,
2016
Arrangement with creditor	$251,079
Less:
Short-term portion (recorded in Accrued Expenses and Other Payables)	(58,099)
Total long term	$192,980

During the fourth quarter of 2014, the Company reached an agreement with regulatory authorities regarding a debt for telecom license fees from 2013. As of December 31, 2016 the outstanding long term portion amounted to $192,980 compared to $260,290 as of December 31, 2015. The total current amount, long term and short term, of $251,079 as of December 2016 will be repaid in 49 monthly installments.

Note 19. Fair Value Measurements

The following tables summarize fair value measurements by level at December 31, 2016 for financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Derivative Liabilities
Conversion feature	$-	$-	$438,448	$438,448
Warrant Liabilities	-	-	3,827,381	3,827,381
Total Derivatives Liabilities	$-	$-	$4,265,829	$4,265,829

The Company uses the Monte Carlo valuation model and the Black-Scholes model to determine the value of the outstanding warrants and conversion feature. Since the Monte Carlo valuation model requires special software and expertise to model the assumptions to be used, the Company hired a third party valuation expert.

The following table summarizes fair value measurements by level at December 31, 2015 for financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Derivative Liabilities
Conversion feature	$-	$-	$260,398	$260,398
Warrant Liabilities	-	-	685,220	685,220
Total Derivatives Liabilities	$-	$-	$945,618	$945,618

The Company has classified the outstanding warrants into level 3 due to the fact that some inputs are not published and not easily comparable to industry peers.

F-43

The Company determines the “Fair Market Value” using a Monte Carlo or Black-Scholes model by using the following assumptions:

Number of outstanding warrants

The number of outstanding exercise rights is adjusted every re-measurement date after deducting the number of exercised rights during the previous reporting period.

Stock price at valuation date

The closing stock price at re-measurement date being the last available closing price of the reporting period taken from www.nasdaq.com.

Exercise Price

The exercise price is fixed and determined in the warrant agreement.

Remaining Term

The remaining term is calculated by using the contractual expiration date of the warrant agreement at the moment of re-measurement. The remaining term for a warrant exercise using the exchange condition is fixed in the warrant agreement at five years.

Expected Volatility

We estimate expected cumulative volatility giving consideration to the expected life of the note and calculated the annual volatility by using the continuously compounded return calculated by using the share closing prices of an equal number of days prior to the maturity date of the note (reference period). The annual volatility is used to determine the (cumulative) volatility of our common stock (= annual volatility x SQRT (expected life)).

Liquidity Event

We estimate the expected liquidity event giving consideration to the expectation of sale of assets held for sale and the current substantial reorganization.

Risk-Free Interest Rate

We estimate the risk-free interest rate using the “Daily Treasury Yield Curve Rates” from the U.S. Treasury Department with a term equal to the reported rate, or derived by using both spread in intermediate term and rates, up to the maturity date of the note.

Expected Dividend Yield

We estimate the expected dividend yield by giving consideration to our current dividend policies as well as those anticipated in the future considering our current plans and projections.

Note 20. Stockholders’ Equity

(A) Common Stock

The Company is presently authorized to issue 500,000,000 shares Common Stock. The Company had 8,376,267 shares of common stock issued and outstanding as of December 31, 2016, an increase of 1,830,429 shares from December 31, 2015, largely due to the shares issued in connection with the conversion of $2,823,000 on convertible notes which resulted in the issuance of a total of 1,009,373 shares; 176,000 shares were issued as part of the settlement with Cross River Initiatives; 104,671 shares were issued as executive officers and directors compensation including 20,000 shares being part of a severance and independent contractor agreement with one of the former officers of the company; 166,316 shares were issued as part of the negotiations to amend the credit agreement with the lender, divided into 120,000 shares issued as a result of warrants exercise and 46,315 shares issued as debt discount; 199,166 shares were issued as special stock awards to staff and consultants; 232,257 shares were issued as part of the agreement with suppliers to settle the outstanding debt or service fee in shares in lieu of cash; 33,427 shares were issued to consultants in lieu of cash.

F-44

Reconciliation with Stock Transfer Agent Records:

The shares issued and outstanding as of December 31, 2016 according to the stock transfer agent’s records are 8,386,104. The difference in number of issued shares recognized by the Company of 8,376,267 amounts to 9,837 and it is the result of the exclusion of the 9,357 unreturned shares from ‘cancelled’ acquisitions (pre-2006) and 480 treasury shares issued under the former employee benefits plan.

(B) Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock, $0.00001 par value per share. 249 shares of Preferred Stock are issued and outstanding as per closing December 31, 2016. Under the Company’s Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the Common Stock, subject to the rules of the NYSE MKT LLC, to designate the relative rights and preferences of the Preferred Stock, and issue the Preferred Stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock.

On September 2, 2016, the Company consummated a closing (a “Closing”) of its private placement offering (the “Offering”) of Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), to “accredited investors” (as defined in Rule 501(a) of the Securities Act of 1933, as amended, the “Securities Act”) (the “Investors”). At the Closing, the Company sold 73 shares of Series A Preferred Stock for aggregate gross proceeds of $730,000.

On September 16, 2016, the Company consummated a Closing of the Offering of the “Series A Preferred Stock, to Investors. At the Closing, the Company sold 49 shares of Series A Preferred Stock for aggregate gross proceeds of $490,000.

From September 28 through September 30, 2016, the Company consummated Closings of the Offering of Series A Preferred Stock, to Investors. At the Closings, the Company sold 27 shares of Series A Preferred Stock for aggregate gross proceeds of $270,000.

The above Closings are part of a “best efforts” private placement offering of up to $1,500,000 (the “Maximum Amount”) consisting of up to 150 shares of Series A Preferred Stock. 149 shares of Series A Preferred Stock have been sold by the Company for gross proceeds to the Company of approximately $1.49 million.

On October 28, 2016, the Company entered into separate subscription agreements with certain Investors relating to the issuance and sale of 33 shares of the Company’s Series A-1 Preferred Stock, for aggregate gross proceeds of $330,000.

On November 10, 2016, the Company entered into separate subscription agreements with certain Investors relating to the issuance and sale of 62 shares of the Company’s Series A-1 Preferred Stock, for aggregate gross proceeds of $620,000.

On December 2, 2016, the Company entered into a subscription agreement with an Investor relating to the issuance and sale of 5 shares of the Company’s Series A-1 Preferred Stock, for aggregate gross proceeds of $50,000.

F-45

The above closings have been part of a “best efforts” private placement offering conducted by the Company of up to $1,000,000 (the “Maximum Amount”), consisting of up to 100 shares of Series A-1 Preferred Stock (the “Offering”). As of the date hereof the Company has sold a total of 100 shares of Series A-1 Preferred Stock for aggregate gross proceeds of $1,000,000.

Each share of the Series A and Series A-1 Preferred Stock is convertible, at the option of the holder, into 0.04% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. Combined the Series A (149) and Series A-1 (100) preferred shares will be convertible into 9.96% of the Company’s issued and outstanding shares of common stock immediately prior to conversion.

The Company has the right, in its discretion, to compel holders of the Series A and Series A-1 Preferred Stock to convert the preferred stock into shares of the Company’s common stock in the event that a change in control (as defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series A and Series A-1 Preferred Stock, or the “Certificate of Designation”) occurs within one year after issuance. Further, at any time after one year after the issuance, the Company has the option to automatically convert the Series A-1 Preferred Stock into common stock.

The holders of the Series A and Series A-1 Preferred Stock are not entitled to receive any dividends and have no voting rights (except that the Company may only take certain corporate actions with the approval of a majority of the outstanding shares of the Series A and Series A-1 Preferred Stock). Further, upon liquidation, dissolution or winding up of the Company, the holders of the Series A and Series A-1 Preferred Stock will receive distributions on par with and on a pro rata basis with the holders of the Company’s common stock as though the Series A and Series A-1 Preferred Stock had been converted at the time of such liquidation, dissolution or winding up of the Company.

The Investors in the Offering have also received piggy-back registration rights with respect to the shares of common stock issuable upon conversion of the Series A and Series A-1 Preferred Stock.

In connection with the Offering, the Company retained a placement agent. The Company agreed to pay the placement agent, subject to certain exceptions, a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised by the placement agent in the Offering plus the reimbursement of certain out-of-pocket expenses not exceeding $15,000.

The Series A and Series A-1 Preferred Stock was offered and sold pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

During 2016, the Company issued 249 shares of Preferred Stock, compared to 0 shares of Preferred Stock outstanding as of December 31, 2015.

	Outstanding as per December 31, 2016		Outstanding as per December 31, 2015
Preferred A & A-1 shares	Number	Net Proceeds	Number	Net Proceeds

Series A Preferred Stock (Initial Value)	149	$1,490,000	-	$-
Initial Fundraise Costs (Pref A)		(183,521)	-	-
Series A-1 Preferred Stock (Initial Value)	100	1,000,000	-	-
Initial Fundraise Costs (Pref A-1)		(163,283)	-	-

Total	249	$2,143,196	-	$-

F-46

The Initial Fundraise Costs are a combination of the 8% Placement Agent fee, Finder fee, Legal fee, Solicitation fee and Costs relating to the repricing of certain outstanding warrants.

(C) Warrants

Throughout the years, the Company has issued warrants with varying terms and conditions related to multiple funding rounds, acquisitions and other transactions. Often these warrants could be classified as equity instead of a derivative. As of December 31, 2016, 1,504,278 warrants have classified as derivative warrants with a total fair market value of $3,827,381. A number of 700,373 have been classified as non-derivative warrants. The warrants outstanding at December 31, 2015 have been recorded and classified as non-derivative warrants, except for 170,000 warrants which the Company has valued and recorded for an amount of $685,220 in the balance sheet for the warrant liabilities issued in connection with the Unsecured Subordinated Convertible Promissory Note Offering described in Note 13 including warrants to be issued to the placement agent. The Weighted Average Exercise Price for the currently outstanding warrants in the table below is $4.6075.

During December 2015 and first quarter of 2016, 66,229 warrants were issued as part of service provided by the placement agent for our offering of the 9% Unsecured Convertible Note, these warrants are containing conditions which classify these warrants as a derivative liability.

On August 15, 2016, the Company amended the outstanding Credit Agreement, the 10%+Eurodollar 3rd Party Loan. As part of the amendment the Company exercised, free of charge, 166,316 warrants which were outstanding as per December 31, 2015. Additionally, the Company issued 1,273,018 warrants to the lenders, these warrants are containing conditions which make it necessary for the Company to account for those as being derivative warrants.

Also, the Company formalized and issued the $723,900 convertible note and 96,520 warrants with respect to the initial agreement to settle the 2015 severance agreement with the former CEO which were assigned to Saffelberg Investments NV. These 96,520 warrants have also conditions which forces the Company to account for these warrants as derivate warrants.

During December 2016, the company engaged the placement agent also used for the issuance of the convertibles notes offered in December 2015 and Q1 2016, to facilitate in the communication towards the note holders to persuade them to convert their notes, in combination with other incentives, in common shares. Their services have been successful and the company committed to issue a variable number of warrants which have been determined to be 68,511 warrants as per closing December 31, 2016.

The below table summarizes the warrants outstanding as per the below reporting:

Outstanding Warrants	Exercise/ Conversion price(s) (range)	Expiring	2016	2015
Equity Warrants - Fundraising	$3.75 - $23.25	2016 - 2021	700,373	346,316
Liability Warrants - Fundraising	$3.25 - $11.25	2019 - 2021	1,504,278	170,000
Equity Warrants - Other	NA	NA	-	746
			2,204,651	517,062

Note 21.  Non-controlling Interest

The Company had no non-controlling interests in its subsidiaries.

Net losses attributable to non-controlling interests were insignificant for all the years presented.

F-47

Note 22. Basic and diluted net loss per share

Net loss per share is calculated in accordance with ASC 260, Earnings per Share (“ASC 260”). Basic net loss per share is based upon the weighted average number of common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase Common Stock at the average market price during the period. The Company uses the ‘if converted’ method for its senior secured convertible notes. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

The diluted share base for fiscal 2016 and 2015 excludes incremental shares related to convertible debt, warrants to purchase Common Stock and employee stock options as follows:

Dilutive Securities	2016	2015
Convertible Notes	212,667	170,000
Warrants	2,204,651	517,062
Employee Stock Options	1,040,211	1,434,563
	3,457,529	2,121,625

These shares were excluded due to their anti-dilutive effect on the loss per share recorded in each of the years presented. Except for shares pending to be issued due to compensation in lieu of cash and a certain warrant exercise, no additional securities were outstanding that could potentially dilute basic earnings per share.

Note 23. Option Compensation Plan and 2008 Long Term Incentive Compensation Plan

2008 Long-Term Incentive Compensation Plan

In 2008, the Company adopted the 2008 Plan. The 2008 Plan initially authorized total awards of up to 200,000 shares of Common Stock, in the form of incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses. The amount of Common Stock underlying the awards to be granted remained the same after the 1-for-25 reverse stock-split that was effectuated on June 11, 2008.

In 2011, the stockholders approved an increase in the shares available under the 2008 Plan from 200,000 to 920,000 shares of Common Stock.

In 2013, the Company’s stockholders approved the amendment and restatement of the 2008 Plan, which increased the number of authorized shares by 920,000 shares of Common Stock.

In 2014, the Company’s stockholders approved another amendment and restatement of the 2008 Plan, which increased the number of authorized shares by 400,000 shares.

During 2016, 337,159 shares were issued under the 2008 Plan, of which 299,731 as non-cash compensation and or bonus granted to senior staff, management and board members for services during the fourth quarter of 2015 and the first, second and third quarter of 2016, no shares were issued under the plan as a result of employee option exercises.

F-48

Reconciliation of registered and available shares and/or options as of December 31, 2016:

	Full Year 2016	Total

Registered 2008	-	200,000
Registered 2011	-	720,000
Approved increase 2013	-	920,000
Approved increase 2014	-	400,000
Total Registered under this plan		2,240,000
Shares (issued to):
Consultants	33,428	46,428
Directors, Officers and staff	299,731	471,441
Options exercised	-	95,284
Options (movements):
Issued and Outstanding		1,040,211
Available for grant at December 31, 2016:		586,636

Common Stock options consisted of the following as of the years ended December 31, 2016 and 2015:

Options:	Number of Options	Weighted Average Exercise Price	Initial Fair Market Value (Outstanding Options)
Outstanding as of December 31, 2014	1,602,243	$33.00	$30,737,254
Granted in 2015	613,186	14.25	4,635,518
Exercised (with delivery of shares)	(347)	17.00	(2,451)
Forfeitures (Pre-vesting)	(527,825)	26.25	(9,425,694)
Expirations (Post-vesting)	(252,694)	43.50	(4,730,900)
Exchanged for Cashless exercise	-	-	-
Outstanding as of December 31, 2015	1,434,563	28.75	21,213,727
Granted in 2016	498,218	3.75	1,368,955
Exercised (with delivery of shares)	-	-	-
Forfeitures (Pre-vesting)	(240,107)	16.75	(2,751,204)
Expirations (Post-vesting)	(652,463)	38.50	(10,994,838)
Exchanged for Cashless exercise	-	-	-
Outstanding as of December 31, 2016	1,040,211	$13.35	$8,836,640

In 2016, options awarded had a weighted average exercise price of $3.75. The initial fair market value at grant date of these options, in the aggregate, was $1,368,955.

The weighted average assumptions used for the options granted in 2016 using the Black-Scholes options model are: expected cumulative volatility of 214% based on calculated annual volatility of 85%, contractual life of 7.04 years, expected option life of 6.49 years (using the simplified method) and a Risk Free Interest Rate of 2.31%. The expected dividend yield is zero.

F-49

Following is a summary of the status and assumptions used of options outstanding as of the years ended December 31, 2016, and 2015:

	Twelve month period ending:
	December 2016	December 2015
Grants
During the year	498,218	613,186
Weighted Average Annual Volatility	85%	81%
Weighted Average Cumulative Volatility	214%	160%
Weighted Average Contractual Life of grants (Years)	7.04	4.42
Weighted Average Expected Life of grants (Years)	6.49	3.97
Weighted Average Risk Free Interest Rate	2.3105%	1.3513%
Dividend yield	0.0000%	0.0000%
Weighted Average Fair Value at Grant-date	$2.75	$7.55

Options Outstanding
Total Options Outstanding	1,040,211	1,434,563
Weighted Average Remaining Contractual Life (Years)	4.47	2.83
Weighted Average Remaining Expected Life (Years)	4.92	2.31
Weighted Average Exercise Price	$13.35	$28.75
Aggregate Intrinsic Value (all options)	$-	$-
Aggregate Intrinsic Value (only in-the-money options)	$0	$52,500

Options Exercisable
Total Options Exercisable	643,153	866,457
Weighted Average Exercise Price	$17.86	$36.75
Weighted Average Remaining Contractual Life (Years)	3.76	1.93
Aggregate Intrinsic Value (all options)	$-	$-
Aggregate Intrinsic Value (only in-the-money options)	$0	$-

Unvested Options
Total Unvested Options	397,058	568,106
Weighted Average Exercise Price	$6.04	$16.50
Forfeiture rate used for this period ending (staff only)	0.000%	16.260%

Options expected to vest
Number of options expected to vest corrected by forfeiture	397,058	498,048
Unrecognized stock-based compensation expense	$1,802,691	$3,636,518
Weighting Average remaining contract life (Years)	6.33	4.26

Exercises
Total shares delivered/issued	0	346
Weighted Average Exercise Price	$-	$17.00
Intrinsic Value of Options Exercised	$-	$1,052

At December 31, 2016, the unrecognized expense portion of share-based awards granted to employees under the 2008 Plan was approximately $1,802,691 with each stock-award, adjusted for cancellations, forfeitures and returns. The forfeiture rate was adjusted from 16.3% as per closing December 2015 to 0% as per closing December 2016 and the corresponding profit and loss effect has been accounted for in 2015.

Share-Based Compensation Expense

The Company recorded for the year ended December 31, 2016, $3,897,437 of share-based compensation, of which $3,654,369 relate to the 2008 Plan and $243,068 relates to the expensing of shares issued as restricted securities as defined in Rule 144 of the Securities Act and not issued under the 2008 Plan. For the comparable period in 2015 the expensing was in total $3,481,908, $3,368,783 for shares issued under the 2008 Plan and $113,125 for expensing of the issuance of restricted shares under the Rule 144 of the Securities Act. In case of grant of options, the Company utilized the Black-Scholes valuation model for estimating the fair value of the stock-options at grant and subsequent expensing until the moment of vesting.

F-50

Share-based Compensation Expense

	Twelve	Twelve
	months ended	months ended
Stock-Based Compensation Expense	December 31, 2016	December 31, 2015
Consultancy services	$243,068	$113,125
Directors and Officers (shares and options)	2,275,068	2,266,704
Employees (shares and options)	1,379,300	1,102,079
Total	$3,897,437	$3,481,908

Note 24.  Income taxes

For financial statement purposes, loss before the income tax provision is divided amongst the following;

	2016	2015
Domestic	$(34,186,424)	$(6,939,848)
Foreign	2,780,006	1,916,388
Total loss before income tax provision	$(31,406,418)	$(5,023,460)

The Company files income tax returns in the US federal jurisdiction and various state and foreign jurisdictions. The applicable statutory tax rates vary between none (zero) and 34%. However, because the Company and its subsidiaries have incurred annual corporate income tax losses since their inception, management has determined that it is more likely than not that the Company will not realize the benefits of its US and foreign net deferred tax assets. Therefore, the Company has recorded a full valuation allowance to reduce the net carrying amount of the deferred taxes to zero. The Company’s 2016 provision for income taxes of $38,286 relates to taxable income in some jurisdictions.

In the ordinary course of business, the Company is subject to tax examinations in the jurisdictions in which it files tax returns. The Company’s statute of limitations for tax examinations is four years for federal and state purposes and four to six years in the major foreign jurisdictions in which the company files.

Income tax (benefit)/expense for each year is summarized as follows:

	December 31, 2016	December 31, 2015
Current:
Federal	$-	$-
State	-	-
Foreign	38,286	(17,225)
	38,286	(17,225)
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Income tax (benefit)/ expense	$38,286	$(17,225)

F-51

The following is a reconciliation of the provision for income taxes at the US federal statutory rate (34%) to the foreign income tax rate for the years ended:

	December 31, 2016	December 31, 2015
Tax expense (credit) at statutory rate federal	34%	34%
State tax expense net of federal tax	-	-
Foreign income tax rate difference	(3)%	(7)%
Change in valuation allowance	(33)%	(29.8)%
Other	0%	0%
Income tax (benefit)/ expense	$(2)%	(2.8)%

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, are as follows:

	2016	2015
Deferred tax assets:
Net Operating Losses	$47,284,369	$41,191,934
Total gross deferred tax assets	47,284,369	41,191,934
Less: valuation allowance	(47,284,369)	(41,191,934)
Net deferred tax assets	$-	$-

As of December 31, 2016, and 2015, the Company had significant net operating losses carryforwards of approximately $143 million and $157 million, respectively. The deferred tax assets have been offset by a full valuation allowance in 2016 and 2015 due to the uncertainty of realizing any tax benefit for such losses. Releases of the valuation allowances, if any, will be recognized through earnings.

As of December 31, 2016, and 2015, the Company’s US based subsidiaries had net federal and state operating loss carryforwards of approximately $80 million and $45 million, respectively. Federal and state net operating loss carry forwards in the US start to expire in 2018. At December 31, 2016, the net operating loss carryforwards for foreign countries amounts to approximately $63 million. Losses in material foreign jurisdictions will begin to expire in 2016.

F-52

Section 382 of the Internal Revenue Code limits the use of net operating loss and tax credit carry forwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the carry forward could be restricted.

The Company files income tax returns in the US federal jurisdiction and various state and foreign jurisdictions. Due to the net operating loss, all the tax years are open for tax examination. As of December 31, 2016, and 2015, the Company accrued an ASC 740-10 tax reserve of $0 and $0, respectively, for uncertain tax (benefits)/liability including interest and penalties.

Note 25.  Contingencies

telSPACE -vs- Elephant Talk et al., AAA Case No. 01-16-0003-8242.

Claimant commenced this AAA arbitration on or about September 7, 2016 by the filing of a statement of claim. Claimant asserted claims arising out of Software Licensing Agreements (“Licensing Agreements”) entered into by Claimant and mCash Holdings LLC (together, “Licensors”), on the one hand, and Telnicity LLC, on the other, which Telnicity subsequently assigned to the Company.  Pursuant to the Licensing Agreements, the Company obtained the license to use certain intellectual property in exchange for monthly payments to the Licensors.  Claimant alleged that the Company failed to make monthly payments from on or about November 2015, causing the Licensors to terminate the Licensing Agreements, and continued using Licensors’ intellectual property after such termination.  Based on these allegations, Claimant asserted claims for breach of contract, misappropriation of trade secret, and copyright infringement.  Claimant seeks unspecified damages, specific performance, prejudgment interest, attorneys’ fees, and costs.

On October 31, 2016, the Company filed a statement of answer denying Claimant’s claims.  On January 5, 2017, the arbitration panel scheduled the hearing for April 13, 2017.  The Parties have conducted limited discovery, which concluded on February 28, 2017.  On March 10, 2017, Claimant requested leave to move for a default judgment against the Company for failing to advance the AAA administrative fees, and for sanctions based on alleged spoliation of evidence.  On March 15, 2017, the Arbitration Chair denied Claimant’s request for leave to move for default, and granted Claimant’s request for leave to move for sanctions.  The Arbitration will proceed in Seattle, WA, on April 13, 2017.

Saffelberg Investments N.V. unsecured $350,000 Promissory Note repayment

Following a mutually agreed extension of maturity of the Note from December 31, 2016, to March 31, 2017, the Company intends to repay to Saffelberg the unsecured $350,000 Promissory Note on or before the new maturity date.

Other

The Company is involved in various claims and lawsuits incidental to our business.  In the opinion of management, the ultimate resolution of such claims and lawsuits will not have a material effect on our financial position, liquidity, or results of operations.

F-53

Note 26. Geographic Information

Year ended December 31, 2016

	Europe	Other foreign countries	Total
Revenues from unaffiliated customers	$11,953,015	$902,796	$12,855,811
Identifiable assets	$9,766,602	$3,278,687	$13,045,289

Year ended December 31, 2015

	Europe	Other foreign countries	Total
Revenues from unaffiliated customers (restated)	$13,034,020	$17,981,433	$31,015,453
Identifiable assets	$22,269,243	$3,123,143	$25,392,386

Note 27. Concentrations

Financial instruments that potentially subject us to concentrations of credit risk consist of accounts receivable and unbilled receivables. Those customers that comprised 10% or more of our revenue, accounts receivable and unbilled receivables are summarized as follows:

For the year ended December 31, 2016, the Company had one customer that accounted for 82% of total revenue. For the year ended December 31, 2015, the Company had two customers that accounted for 50% and 33% of total revenue.

The Company had two customers that accounted for 81% and 16% respectively of accounts receivable and unbilled revenue.

Note 28. Related Party Transactions

There were no related party transactions in 2016 or 2015, except for (i) the sale of former subsidiary ValidSoft; and (ii) the debt restructuring transactions with Atalaya Capital Management and Corbin Mezzanine Fund I, L.P.

Note 29. Subsequent Events

March 2017 Underwritten Common Stock Offering

On March 10, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Joseph Gunnar & Co., LLC (the “Underwriter”), relating to the issuance and sale of 2,333,334 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a price to the public of $1.50 per share together with five-year warrants to purchase an aggregate of 1,166,667 shares of Common Stock at an exercise price of $1.87. The Underwriter agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.3949 per share. The gross proceeds to the Company from the offering were approximately $3.5 million, before deducting underwriting discounts and commissions and offering expenses payable by the Company. The offering closed on March 15, 2017. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriter a 45-day option to purchase up to (i) up to 350,000 additional shares of Common Stock (the “Option Shares”) at a purchase price of $1.3949 per one Option Share, taking into account the Underwriter’s discount, and/or (ii) warrants to purchase up to 175,000 additional shares of Common Stock (the “Option Warrants”). The Underwriter partially exercised their over-allotment option on 109,133 Option Warrants.

The offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-213575) previously filed with and declared effective by the SEC and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contained customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Conversion of Preferred shares into common stock

On March 7, 2017, the Company received conversion notices from holders of an aggregate of $1,950,000, or 195 shares of the Company’s Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (the “Preferred Shares”).  The Preferred Shares converted into shares of common stock, $0.00001 par value per share, of the Company at a 13% discount to a public offering and became effective upon the filing by the Company of a prospectus supplement disclosing the terms of an offering. The closing of the public offering took place March 15, 2017 and the public offering price was set at $1.50, therefore the discounted conversion price for the preferred shareholders was calculated at $1.305. The number of shares to be issued was approximately 881,226.

F-54

Amendment 2016 13% + Eurodollar rate Senior Secured Credit Agreement

On March 6, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands (the “Borrower”), a wholly owned subsidiary of the Company, as borrower, the Company, Pareteum North America Corp., a Delaware corporation, Elephant Talk Group International B.V., an entity organized under the laws of the Netherlands, Corbin Mezzanine Fund I, L.P. (“Lender”) and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into a Letter Agreement (the “Agreement”) to amend certain terms of the credit agreement among the parties, dated November 17, 2014, as has been amended from time to time (as so amended, the “Amended and Restated Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Amended and Restated Credit Agreement.

Pursuant to the Agreement, (i) the Maturity Date will be extended to December 31, 2018; (ii) the amortization schedule will be as follows: Q1-17: $1,500,000; Q2-17: $1,500,000; Q3-17: $500,000; Q4-17: $500,000; Q1-18: $750,000; Q2-18: $750,000; Q3-18: $750,000; Q4-18: Balloon; (iii) a new financial covenants package shall be agreed upon by the parties by April 30, 2017; and (iv) the Warrants will be amended as follows: (a) the aggregate amount of shares of common stock underlying the Warrants will be increased to 1,446,000 (post-reverse split); (b) the exercise price of the Warrants will be set at the lesser of (A) $3.25 per share (post-reverse split) or (B) a 13% discount to the offering price of shares of common stock in an underwritten public offering (the “Equity Offering”) of the Company; and (c) the anti-dilution sections (Sections 9(d) and 9(h)) of the Warrants shall be removed.

Reverse Stock-Split

On February 23, 2017, the Company filed a certificate of amendment to the Company’s certificate of incorporation (the “Certificate of Amendment”), effective after the market closed on February 24, 2017 (the “Effective Date”), with the Secretary of State of the State of Delaware in order to affect the previously announced 1-for-25 reverse stock split (the “Reverse Split”).  Pursuant to the Reverse Split, every 25 shares of the Company’s issued and outstanding common stock have been converted into one share of common stock.  The Reverse Split took effect at 4:01 p.m., Eastern Time, on the Effective Date, and the common stock began trading on a split-adjusted basis when the market opened on February 27, 2017.  No fractional shares were issued if, as a result of the Reverse Split, a stockholder would otherwise have been entitled to a fractional share. Instead, each stockholder was entitled to receive a cash payment which was based upon the volume  weighted average price for the five (5) days preceding the Effective Date.

F-55

The Reverse Split followed (i) the granting of authority to the Board of Directors of the Company (the “Board”), by the Company’s stockholders at the 2016 Annual Meeting of Stockholders held on August 16, 2016, in its discretion, to determine whether to proceed with the Reverse Split and to select and file the Certificate of Amendment to the Company’s certificate of incorporation to effect the Reverse Split at a ratio to be determined by the Board and (ii) the subsequent approval by the Company’s Board on February 14, 2017 of the enactment of the Reverse Split at the ratio of 1-for-25.

All warrant, option, share and per share information in these financial statements and footnotes give retroactive effect for the Reverse Split. All numbers in the financial statements and footnotes included herein give effect to all financial information as if the Reverse Split had occurred on the date reported.

F-56

Shares of common stock
Warrants to purchase shares of common stock

PROSPECTUS

, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriter fees and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) fee:

SEC registration fee		$1,811.48
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar fees	$	*
Printing and engraving expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. However, our directors may be personally liable for liability:

●for any breach of duty of loyalty to us or to our stockholders;

●for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●for unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●for any transaction from which the director derived an improper personal benefit.

In addition, our amended and restated bylaws provide that:

●we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;

●we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;

●we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

●the rights conferred in the amended and restated bylaws are not exclusive.

Item 15. Recent Sales of Unregistered Securities

2014 Corbin and Saffelberg Warrants & Notes

On November 17, 2014, pursuant to the terms of a credit agreement, the Company issued a warrant to Corbin Mezzanine Fund I, L.P., a Lender (the “Corbin Warrant”), to purchase 1,157,895 shares of the Company’s common stock, exercisable upon issuance, at a price of $0.95 per share. The term of the Corbin Warrant expired on November 17, 2016.

On November 17, 2014, the Company entered into a Note Conversion Letter Agreement (the “Conversion Agreement”) with Saffelberg to, among other things, convert the remaining 50% of a convertible note into 2,817,993 shares of common stock and issue a three year warrant to Saffelberg to purchase 1,000,000 shares of common stock (the “2014 Saffelberg Warrant”)

The 2014 Saffelberg Warrant is exercisable any time after May 17, 2015 at an exercise price of $0.93 per share. The term of the 2014 Saffelberg Warrant expires on November 17, 2017.

The securities underlying the Corbin Warrant, the 2014 Saffelberg Warrant and the shares of common stock issued upon conversion of the convertible note pursuant to the Conversion Agreement were not registered under the Securities Act, or any state securities laws, and were offered and sold to an “accredited investor” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated pursuant thereto.

2015 Atalaya Amendment

On July 9, 2015, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands, a wholly owned subsidiary of the Company, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into an agreement to amend certain terms of the credit agreement among the parties, dated November 17, 2014.

Pursuant to the terms of the amendment, the Company issued two warrants to the Lender, one warrant to purchase two million shares of the Company’s common stock, exercisable upon issuance with an expiration date of 30 months from the closing of the amendment, at a per share price of $0.02 in excess of the closing bid price as of the date of execution of the amendment, and another warrant to purchase one million shares of common stock exercisable upon issuance with an expiration date of 18 months from the closing of the amendment, at a per share price of $0.02 in excess of the closing bid price as of the date of execution of the amendment.

The securities underlying the warrants have not been registered under the Securities Act, or any state securities laws, and were offered and sold to an “accredited investor” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated pursuant thereto.

2015 Private Placement of Units

On December 18, 2015, the Company consummated a closing (“Initial Closing”) of its private placement offering of Units (as defined below) to “accredited investors” (as defined in Rule 501(a) of the Securities Act) (“Investors”).  The Initial Closing was part of a “best efforts” private placement offering of up to $4,200,000 consisting of up to 140 units (the “Units”), each Unit consisting of: (i) one 9% unsecured subordinated convertible promissory note in the principal amount of $30,000, which is convertible into shares of common stock of the Company at the option of the holder at a conversion price of $.30 per share, subject to certain exceptions; and (ii) a five-year warrant to purchase one hundred thousand (100,000) shares of common stock at an exercise price of $.45 per share, subject to certain exceptions.

From December 31, 2015 through February 19, 2016, the Company consummated a series of closings of its private placement offering of Units to Investors for aggregate gross proceeds of $1,367,000.

From February 22, 2016 through March 21, 2016, the Company consummated another series of closings of its private placement offering of Units to Investors for aggregate gross proceeds of $1,231,000.

The Units were offered and sold pursuant to an exemption from registration under Section 4(2) and Regulation D of the Securities Act.

2016 Private Placement of Series A Preferred Stock

On September 2, 2016, the Company consummated a closing of its private placement offering of Series A Preferred Stock, to Investors. At the closing, the Company sold 73 shares of Series A Preferred Stock for aggregate gross proceeds of $729,968. The closing was part of a “best efforts” private placement offering of up to $1,500,000 (the “Maximum Amount”) consisting of up to 150 shares of Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible into 0.04% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. Accordingly, if the Maximum Amount was sold, the outstanding Series A Preferred Stock, in the aggregate, would be convertible into 6.0% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. The Series A Preferred Stock are convertible at the option of the holder, except that (i) if there is a change in control (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock) before September 2, 2017 or (ii) any time after September 2, 2017, the Company has the option to automatically convert the Series A Preferred Stock into common stock.

The holders of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights (except that we may only take certain corporate actions with the approval of a majority of the outstanding shares of Series A Preferred Stock). Further, upon liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock will receive distributions on par with and on a pro rata basis with the common stockholders as though the Series A Preferred Stock had been converted at the time of such liquidation, dissolution or winding up of the Company. The Investors in the Offering have also received piggy-back registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock.

On September 16, 2016, the Company consummated a closing of its private placement offering of Series A Preferred Stock, to Investors pursuant to which it sold 49 shares of Series A Preferred Stock for aggregate gross proceeds of $490,000.

From September 28, 2016 through September 30, 2016, the Company consummated closings of its private placement offering of Series A Preferred Stock to Investors, including the Executive Chairman of the Board of Directors and a director of the Company. At the closings, the Company sold 27 shares of Series A Preferred Stock for aggregate gross proceeds of $270,000.

The Series A Preferred Stock was offered and sold pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

2016 Private Placement of Series A-1 Preferred Stock

On October 28, 2016, the Company entered into separate subscription agreements with certain Investors relating to the issuance and sale of 33 shares of the Company’s Series A-1 Preferred Stock, for aggregate gross proceeds of $330,000.  The closing was part of a “best efforts” private placement offering conducted by the Company of up to $1,000,000 (the “A-1 Maximum Amount”), consisting of up to 100 shares of Series A-1 Preferred Stock.

Each share of Series A-1 Preferred Stock is convertible, at the option of the holder, into 0.04% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. Accordingly, if the Maximum Amount was sold, the outstanding Series A-1 Preferred Stock, in the aggregate, would be convertible into 4.0% of the Company’s issued and outstanding shares of common stock immediately prior to conversion.

The Company has the right, in its discretion, to compel holders of the Series A-1 Preferred Stock to convert the preferred stock into shares of the Company’s common stock in the event that a change in control (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock) occurs before October 28, 2017. Further, at any time after September 2, 2017, the Company has the option to automatically convert the Series A-1 Preferred Stock into common stock.

The holders of Series A-1 Preferred Stock are not entitled to receive any dividends and have no voting rights (except that the Company may only take certain corporate actions with the approval of a majority of the outstanding shares of Series A-1 Preferred Stock). Further, upon liquidation, dissolution or winding up of the Company, the holders of Series A-1 Preferred Stock will receive distributions on par with and on a pro rata basis with the holders of the Company’s common stock as though the Series A-1 Preferred Stock had been converted at the time of such liquidation, dissolution or winding up of the Company.

On December 2, 2016, the Company entered into a subscription agreement with an Investor relating to the issuance and sale of 5 shares of the Company’s Series A-1 Preferred Stock for aggregate gross proceeds of $50,000.

The Series A-1 Preferred Stock was offered and sold pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

2016 Amendment to 2015 Private Placement of Units

On December 16, 2016, the Company entered into a letter agreement with certain holders of 9% Unsecured Subordinated Convertible Promissory Notes in the aggregate amount of $3,548,000 and warrants previously issued by the Company pursuant to a private placement memorandum dated December 1, 2015, as amended.

Pursuant to the agreement, the Company and the holders agreed to modify certain terms of the notes whereby the principal amount thereof will be increased by ten percent (10%), which interest shall begin to accrue as of the date of the Agreement. In addition, the holders of the notes were granted the right, exercisable at any time prior to the maturity date of the Note, to convert the principal amount then outstanding into shares of the Company’s common stock, at a conversion price of fifteen cents ($0.15) per share. Upon a voluntary conversion prior to the maturity date, 100% of the interest that would have been payable between the date of the voluntary conversion and the maturity date (the “Unpaid Interest Amount”) shall be converted into such number of shares of common stock equal to the Unpaid Interest Amount divided by the conversion price. Further, the parties have agreed to the removal of certain anti-dilution protections granted under the note.

The Agreement also provides for a ten percent (10%) increase in the number of shares of common stock issuable upon the exercise of the Warrants, as well as a reduction in the exercise price for the Warrants to fifteen cents ($0.15) per share. Further, certain provisions contained in the warrants granting the Holders full ratchet anti-dilution protection have also been deleted pursuant to the agreement.

The issuance of the shares of the Company’s common stock under the agreement was pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

2016 Atalaya Amendment

On December 27, 2016, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands, a wholly owned subsidiary of the Company, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into an agreement to amend certain terms of the credit agreement among the parties, dated November 17, 2014, as previously amended.

Pursuant to the terms of the Amendment, the Company issued two warrants to the Lender and ACM Carry-I LLC. The Corbin Warrant entitles the Lender to purchase from the Company up to a total of 27,051,627 shares of common stock of the Company at an exercise price per share equal to $0.13 per share at any time and from time to time on or after December 27, 2016 through December 27, 2019. The ACM Warrant entitles ACM Carry-I LLC to purchase up to a total of 4,773,817 shares of common stock on the same terms as discussed. For so long as the debt under the Amended Term Loan Facility remains outstanding, if at any time the aggregate amount of warrant shares into which the warrants may be exercised is less than the number of 7.5% of the shares of outstanding common stock minus the aggregate number of shares of common stock previously issued from time to time as a result of any exercise of the warrants (the “Minimum Percentage Amount”), the warrant shares shall be adjusted to equal to the Minimum Percentage Amount.

The securities underlying both warrants have not been registered under the Securities Act, or any state securities laws, and were offered and sold to an “accredited investor” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated pursuant thereto.

2017 Saffelberg Amendment

On March 30, 2017, the Company entered into an agreement with the Holder pursuant to which the Company and the Holder amended the terms of, redeemed or effected conversion, as the case may be, of the Saffelberg Note and the Saffelberg Warrant previously issued by the Company to the Holder.

Pursuant to the Saffelberg Agreement, the Company and the Holder agreed to modify certain terms of the Saffelberg Notes whereby (i) the principal amount of one Saffelberg Note, in the initial amount of $723,900, will be increased by ten percent (10%) and subsequently converted into 530,860 shares of common stock of the Company and (ii) the Company will immediately repay in cash another Saffelberg Note in the principal amount of $350,000, plus interest of $59,304.

The issuance of the shares of the Company’s common stock under the Saffelberg Agreement is pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

2017 Atalaya Amendment

On March 31, 2017, Elephant Talk Europe Holding B.V., an entity organized under the laws of the Netherlands, a wholly owned subsidiary of the Company, as Borrower, the Company, Pareteum North America Corp., a Delaware corporation, Corbin Mezzanine Fund I, L.P. and Atalaya Administrative LLC, a New York limited liability company, as administrative agent and collateral agent for the Lender, entered into an agreement to amend certain terms of the credit agreement among the parties, dated November 17, 2014, as previously amended.

Pursuant to the Amendment, (i) the Maturity Date was extended to December 31, 2018; (ii) the amortization schedule was amended as follows: Q1-17: $1,500,000; Q2-17: $1,500,000; Q3-17: $500,000; Q4-17: $500,000; Q1-18: $750,000; Q2-18: $750,000; Q3-18: $750,000; and (iii) inserting a new definition of “2017 Equity Offering.” Additionally, the two warrants previously issued to the Lender and ACM Carry-I LLC were amended to (a) increase the aggregate amount of shares of common stock underlying the Corbin Warrant to 1,229,100 and increase the aggregate amount of shares of common stock underlying the ACM Warrant to 216,900; (b) adjust the exercise price of the Warrants to $1.305 per share; and (c) remove the anti-dilution sections (Sections 9(d) and 9(h)) of the Warrants.

The issuance of the shares of the Company’s common stock under the agreement is pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

2017 Warrant Exercise Agreement

On July 17, 2017, the Company entered into Exercise Agreements with the Exercising Holders of outstanding warrants to purchase up to an aggregate of 1,150,000 shares of common stock of the Company at $1.87 per share whereby the Exercising Holders and the Company agreed that the Exercising Holders would, exercise their Original Warrants at a reduced exercise price of $1.00 per share. The Company expects to receive aggregate gross proceeds before expenses of approximately $1.15 million from the exercise of the Original Warrants by the Exercising Holders.

In consideration for the Exercising Holders exercising their Original Warrants, the Company will issue to each Exercising Holder a New Warrant to purchase shares of the Company’s common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder’s Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) have an exercise price equal to $1.39 per share and (ii) be exercisable six months from first issuance of the New Warrants, for a period of five years.

The issuance of the New Warrants were not registered under the Securities Act of 1933, or any state securities laws. The New Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

In connection with the Exercise Agreements, the Company engaged Joseph Gunnar & Co., LLC to act as the Company’s placement agent. The Company agreed to pay Joseph Gunnar & Co., LLC a cash fee equal to seven percent (7%) of the sum of the gross proceeds received by the Company from the exercise of the Original Warrants.

Conversion of Preferred Shares

On September 28, 2017, the executive officers of the Company authorized the mandatory conversion of certain Series A Preferred Stock and Series A-1 Preferred Stock currently issued and outstanding. Pursuant thereto, the Company issued an aggregate of 338,419 shares of its common stock.

Strategic Alliance

On October 16, 2017, the Company entered into a Share Exchange Agreement with Artilium plc, a public limited company incorporated under the laws of England and Wales (“ARTA”). Pursuant to the Exchange Agreement, the Company issued an aggregate of 3,200,332 restricted shares of the Company’s common stock, par value $0.00001.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Number	Description
1.1**	Underwriting Agreement

2.1	Agreement and Plan of Merger between Pareteum Communication Corporation a Delaware Corporation and Pareteum Communications, Inc., a California Corporation (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed dated July 26, 2011).

2.2	Sale and Purchase Agreement, dated March 17, 2010, by and among the Company and the stockholders of ValidSoft Limited other than Enterprise Ireland (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K dated March 23, 2010).

2.3	Sale and Purchase Agreement, dated March 17, 2010, by and the Company and Enterprise Ireland (incorporated by reference to Exhibit 2.2 to the Company’s current report on Form 8-K dated March 23, 2010).

3.1	Certificate of Merger (incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K dated October 4, 2011).

3.2	Certificate of Incorporation of Pareteum Communication Corporation, a Delaware Corporation (incorporated by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013).

3.3	By-Laws (incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement on Schedule 14A dated July 26, 2011).

3.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K dated August 29, 2016).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock as corrected (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K dated September 9, 2016).

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K dated November 3, 2016).

3.7	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K dated November 3, 2016).

3.8	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K dated February 27, 2017).

4.1	Form of Warrant, dated November 17, 2014, issued to Corbin Mezzanine Fund I, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on November 21, 2014).

4.2	Form of Conversion Letter Agreement, dated November 17, 2014, issued to Saffelberg Investments NV (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed on November 21, 2014).

4.3	Form of Warrant, dated November 17, 2014, issued to Saffelberg Investments NV (incorporated by reference to Exhibit 4.3 to the Company’s current report on Form 8-K filed on November 21, 2014).

4.4	Form of Warrant, dated July 9, 2015, issued to Corbin Mezzanine Fund I, L.P (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on July 14, 2015).

4.5	Form of Warrant, dated July 9, 2015, issued to Corbin Mezzanine Fund I, L.P (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed on July 14, 2015).

4.6	Form of Warrant issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on December 24, 2015).

4.7	Corbin Warrant, dated December 27, 2016, issued to Corbin Mezzanine Fund I, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on December 29, 2016).

4.8	ACM Warrant, dated December 27, 2016, issued to ACM Carry-I LLC (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed on December 29, 2016).

4.9	Amendment No. 1 to Corbin Warrant, dated March 31, 2017, issued to Corbin Mezzanine Fund I, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on April 6, 2017).

4.10	Amendment No. 1 to ACM Warrant, dated March 31, 2017, issued to ACM Carry-I LLC (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed on April 6, 2017).

4.11	Form of New Warrant issued to exercising holders (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on July 17, 2017).

5.1**	Opinion of Sichenzia Ross Ference Kesner LLP, as to the legality of the securities being registered

10.1	Amendments to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, and May 27, 2009 by and between QAT II Investments S.A. and the Company, dated June 29, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated July 2, 2009).

10.2	Amendment to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, May 27, 2009, July 1, 2009 and July 8, 2009 by and between QAT II Investments S.A. and the Company, dated July 15, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated July 21, 2009).

10.3	Contract between Vodafone Enabler Espana, S.L. and Pareteum Europe Holding, B.V., dated November 1, 2013 (incorporated by reference to Exhibit 10.11 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013).

10.4	Credit Agreement, dated as of November 17, 2014, by and among Pareteum Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 21, 2014).

10.5	Security Agreement, dated as of November 17, 2014, by and among Pareteum Europe Holding B.V., Pareteum Corporation, the other Grantors from time to time party hereto, and Atalaya Administrative LLC, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on November 21, 2014).

10.6	First Amendment to Credit Agreement, dated as of July 9, 2015, by and among Pareteum Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on July 14, 2015).

10.7	Trademark Security Agreement, dated as of November 17, 2014, between Pareteum Europe Holding B.V. and Atalaya Administrative LLC (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed on November 21, 2014).

10.8	Release and Settlement Agreement, dated as of June 12, 2015, by and between Pareteum de Mexico, S.A.P.I. de C.V., Pareteum Europe Holding BV, and Pareteum Corporation, and Iusacell, S.A., de C.V. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on June 16, 2015).

10.9	Severance Agreement, dated as of November 16, 2015, between Pareteum Corporation and Steven van der Velden (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 17, 2015).

10.10	Form of Subscription Agreement issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on December 24, 2015).

10.11	Form of 9% Unsecured Subordinated Convertible Promissory Note issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on December 24, 2015).

10.12	Amended and Restated Pareteum Corporation 2008 Long-Term Incentive Compensation Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement on Schedule 14 A filed on November 21, 2013).

10.13	Amendment No. 2 to the Amended and Restated Pareteum Corporation 2008 Long-Term Incentive Compensation Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement on Schedule 14 A filed on August 11, 2014).

10.14	Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated September 9, 2016).

10.15	Form of Share Purchase Agreement dated September 30, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated October 6, 2016).

10.16	Promissory Note dated September 30, 2016 (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K dated October 6, 2016).

10.17	License Agreement dated September 30, 2016 (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K dated October 6, 2016).

10.18	Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated November 3, 2016).

10.19	Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated December 21, 2016).

10.20	Amended and Restated Credit Agreement, dated as of December 27, 2016, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated December 29, 2016).

10.21	Reaffirmation Agreement, dated as of December 27, 2016, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor Pareteum North America Corp., from time to time party hereto as Guarantors and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K dated December 29, 2016).

10.22	Letter Agreement, dated as of March 6, 2017, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated March 7, 2017).

10.23	Agreement, dated as of March 30, 2017 between Saffelberg Investments N.V. and Pareteum Corporation (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated March 31, 2017).

10.24	First Amendment to Amended and Restated Credit Agreement, dated as of March 31, 2017, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated April 6, 2017).

10.25	Form of Warrant Exercise Agreement, dated as of July 17, 2017, by and between Pareteum Corporation and holders thereto (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated July 17, 2017).

10.26*	Share Exchange Agreement dated October 16, 2017 between the Company and Artilium plc.

10.27*	Strategic Alliance Agreement and the Project Agreement dated October 16, 2017 between the Company and Artilium plc.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Sichenzia Ross Ference Kesner LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement on Form S-1).

*	Filed herewith
**	To be filed by amendment.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 16th day of October, 2017.

PARETEUM CORPORATION

By	/s/ Robert H. Turner
Robert H. Turner
Executive Chairman (Principal executive officer)

/s/ Ted O’Donnell
Ted O’Donnell
Chief Financial Officer
(Principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Pareteum Corp. hereby severally constitute and appoint Robert H. Turner and Ted O’Donnell, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert H. Turner	Executive Chairman	October 16, 2017
Robert H. Turner	(Principal executive officer)

/s/ Ted O’Donnell	Chief Financial Officer	October 16, 2017
Ted O’Donnell	(Principal financial and accounting officer)

/s/ Vic Bozzo	Chief Executive	October 16, 2017
Vic Bozzo	Officer

/s/ Yves van Sante	Director	October 16, 2017
Yves van Sante

/s/ Luis Jimenez-Tuñon	Director	October 16, 2017
Luis Jimenez-Tuñon

/s/ Laura Thomas	Director	October 16, 2017
Laura Thomas